Exhibit 10.5

Execution Copy

**THIS EXHIBIT HAS BEEN REDACTED TO REMOVE INFORMATION THAT IS NOT MATERIAL AND THAT THE REGISTRANT MUST TREAT AS PRIVATE AND CONFIDENTIAL.**

RESEARCH COLLABORATION AND

OPTION AGREEMENT

by and between

FELICITEX THERAPEUTICS, INC.

and

SELVITA S.A.

-i-

(continued)

-ii-

(continued)

-iii-

List of Exhibits

Exhibit A	Abbreviated Research Plan
Exhibit B	Target
Exhibit C	Procedure for Calculating Structural Similarity
Exhibit D	Exclusive License Agreement
Exhibit E	Approved Selvita Engaged Persons
Exhibit F	Guidelines for Finalization of the Exclusive License Agreement
Exhibit G	Press Release

-iv-

RESEARCH COLLABORATION AND OPTION AGREEMENT

THIS RESEARCH COLLABORATION AND OPTION AGREEMENT (this “Agreement”) is entered into and made effective as of this 1st day of October, 2014 (the “Effective Date”) by and between Felicitex Therapeutics, Inc., a corporation duly organized under the laws of the State of Delaware, United States having its principal place of business at One Kendall Square Building 200, B2002, Cambridge, Massachusetts 02139, U.S.A. (“Felicitex”), and Selvita S.A., a Polish corporation, having its principal place of business at Park Life Science, ul. Bobrzynskiego 14, 30-348 Krakow, Poland (“Selvita”). Felicitex and Selvita are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Selvita and Felicitex each possess certain proprietary technology, intellectual property and expertise with respect to the identification and optimization of small molecule inhibitors of kinase targets in oncology indications;

WHEREAS, Felicitex and Selvita desire to enter into a co-discovery research collaboration to validate a certain kinase target of interest, “DYRK1A/B”, and to generate new kinase inhibitor drug candidates with high selectivity towards such selected kinase target with defined activity in certain cancer subtypes, with an initial focus, but not limited to, on pancreatic, colon, ovarian, lung and hematopoietic cancers based on targeting cancer cell quiescence (the “Research Collaboration”);

WHEREAS, in this area both Parties are presently working on pre-clinical requirements and now, in accordance with the provisions of this Agreement, Selvita and Felicitex wish to jointly conduct further research and development and thereby will each provide research support and infrastructure to pursue the Research Collaboration;

WHEREAS, Selvita desires to partially fund its costs arising under the Research Collaboration from a grant of the Polish Agency for Enterprise Development (the “SEL141 Grant”) which Selvita has secured for development of cancer therapeutics in course of its novel kinase inhibitor program SEL141 (“SEL141 Program”) and Felicitex desires to contribute funds to Selvita under the Research Collaboration from its internal resources; and

WHEREAS, Felicitex desires to obtain an exclusive option to exclusivity license for the Research, Development, Manufacturing and Commercialization (each as defined below) rights from Selvita with respect to the Optioned Compounds and Optioned Products (each as defined below) arising from the Research Collaboration and related intellectual property, and Selvita desires to grant such option for an exclusive license to further Research, Develop, Manufacture and Commercialize such Optioned Compounds and Optioned Products against the Target (as defined below) for any and all uses in the Field and in the Territory (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless context dictates otherwise:

1.1.  “Affiliate” means, with respect to a Person, any other Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

1.2.  “Business Day” means a day on which banking institutions in Boston, Massachusetts and Krakow, Poland are open for business, excluding any Saturday or Sunday.

1.3.  “Clinical Candidate” means a Lead Compound which the Joint Steering Committee (“JSC”) has selected for the initiation of GLP Toxicology Studies.

1.4. “Collaboration IP” means Collaboration Know-How and Collaboration Patents.

1.5.  “Collaboration Know-How” means, collectively, Joint Collaboration Know-How, Felicitex Collaboration Know-How and Selvita Collaboration Know-How.

1.6.  “Collaboration Patents” means, collectively, Joint Collaboration Patents, Felicitex Collaboration Patents and Selvita Collaboration Patents.

1.7.  “Commercialization” or “Commercialize” means all activities undertaken with respect to a product relating to the marketing, promotion (including advertising and detailing), medical affairs activities, medical science liaison activities, sponsored product or continuing medical education activities, post-Regulatory Approval clinical studies (that are not required to obtain or maintain such Regulatory Approval), obtaining pricing and reimbursement approval, in each case with respect to such product, any importing, offering for sale, distribution and sale of such product, identifying, screening or treating patients as potential users of such product, and interacting with Regulatory Authorities regarding the foregoing.

1.8.  “Commercially Reasonable Efforts” means, with respect to the performing Party, the carrying out of obligations of such Party using a diligent level of efforts and resources that a similar situated biopharmaceutical company (taking into consideration size, assets, status (e.g. “start-up”-status) and dependency on third party investors) typically devotes to its own owned or licensed products of similar market potential at a similar stage in its development or product live, taking into account scientific and commercial factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing a product, competitiveness of alternative products in the marketplace, the patent or other proprietary position of a given relevant Program Compound, the regulatory requirements involved and the potential profitability for the performing Party regarding a given relevant Program Compound marketed or to be marketed. The Parties agree that with view to commitment of FTEs and financial funding, each Party undertakes (and satisfies) Commercially Reasonable Efforts by contributing into the Research Collaboration the FTEs specified in Section 4.3 and the financial funding specified in Article 5.

If either Party grants a sublicense or assigns its rights and obligations under this Agreement to an Affiliate or Third Party as permitted under this Agreement, then, with respect to such Sublicensee, assignee or designee, Commercially Reasonable Efforts shall mean the efforts and resources normally used by the Party granting the sublicense, assigning its rights and obligations, as described and defined in this Section.

1.9.  “Compound(s)” means a small molecule kinase inhibitor compound(s) directed to a Target. “Small molecule” means a compound with molecular weight in its neutral form of less than or equal to 1000 unified atomic mass units.

1.10.  “Contract Quarter” means the three (3) month period beginning on the Effective Date and each succeeding three (3) month period thereafter during the Research Collaboration Term.

1.11.  “Contract Year” means the twelve (12) month period beginning on the Effective Date and each succeeding twelve (12) month period thereafter during the Research Collaboration Term.

1.12.  “Control”, “Controls” or “Controlled” means, with respect to any Patent or Know-How or other intellectual property right, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control (as used in Section 1.1) over an Affiliate with such right) to grant the licenses or sublicenses under such intellectual property right or Know-How or Patent as provided herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, an intellectual property right or Know-How or Patent of a Party that is licensed or otherwise acquired from a Third Party after the Effective Date and would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any license grants or sublicenses under this Agreement would require the granting Party to make additional payments or royalties to a Third Party in connection with such license or sublicense grants.

1.13.  “Cover”, “Covering” or “Covered” means, with respect to a Patent and a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim of such Patent, the Research, Development, Manufacture or Commercialization (including the use, offer for sale, sale or importation) of such product or composition, or the practice of such technology, process or method, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.14.  “Derivative” means, with respect to a Program Compound, a Compound which is a derivative or a modification of such Program Compound that is within the Stated Similarity Coefficient for the relevant Target and which satisfies the selectivity and activity criteria for the relevant Target as were established by the JSC for the Program Compounds from which such Derivative was identified, generated or optimized, wherein such Derivative includes (a) analogs of such Program Compound within the Stated Similarity Coefficient for the relevant Target that are derived by modifying such Program Compound in one or more steps by chemical or molecular-genetic means, or (b) structurally novel Compounds within the Stated Similarity Coefficient for the relevant Target that are created from such Program Compound by modifying the central core structure or “scaffold” (as is commonly referred to as “scaffold hopping”) of such Program Compound, in each case of (a) or (b) where such Compound was not independently developed by an Affiliate or successor of such Party, as can be shown by contemporaneous scientific records.

1.15.  “Develop” or “Development” means post-Research preclinical development, clinical development, including GLP Toxicology Studies, formulation, Manufacturing process development and scale-up (including active pharmaceutical ingredient and drug product production), Manufacturing process validation, stability testing, analytical testing, quality assurance and quality control, technical support, pharmacokinetic studies, clinical studies, interacting with Regulatory Authorities regarding the foregoing, and all other activities relating to seeking, obtaining or maintaining any Regulatory Approvals for a pharmaceutical product from the FDA or any other applicable Regulatory Authority.

1.16. “EMA” means the European Medicines Agency, and any successor entity thereto.

1.17.  “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.18.  “Executive Officers” means Selvita’s Chief Executive Officer and Felicitex’s Chief Executive Officer.

1.19.  “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.20.  “Field” means the treatment and remediation of any human or veterinary oncologic disease, disorder or condition.

1.21.  “FTE” means the equivalent of the work of one (1) employee full time for one (1) Contract Year (consisting of at least a total of 1800 hours per Contract Year) of work directly performed by Selvita under the Research Plan hereunder.

1.22.  “FTE Cost” means, for any period, the product of: (a) the actual total FTEs (or applicable portion thereof) during such period and (b) the FTE Rate.

1.23.  “FTE Rate” means, for the period commencing on the Effective Date and ending 31 December 2016: (a) [**] per FTE, if the work undertaken does not involve reagents (reagents and outsourcing being invoiced separately) or (b) US[**] per FTE, if the work undertaken involves reagents (no external outsourcing, just procurement for chemistry and biology) or (c) US$[**] per FTE if the work undertaken involves reagents and external outsourcing. The FTE Rate after 31 December 2016 shall be mutually agreed by the Parties in good faith.

1.24.  “Felicitex Collaboration IP” means Felicitex Collaboration Know-How and Felicitex Collaboration Patents.

1.25.  “Felicitex Collaboration Know-How” means Know-How that is discovered, developed, invented, conceived or reduced to practice solely by or on behalf of Felicitex or by any of its Affiliates pursuant to the conduct of activities under the Research Collaboration (it being understood that any activities carried out by or on behalf of Selvita or its Affiliates under this Agreement shall not be construed or interpreted to be carried out by or on behalf of Felicitex or its Affiliates for purposes hereof).

1.26.  “Felicitex Collaboration Patents” means Patents claiming or directed to Felicitex Collaboration Know-How.

1.27. “Felicitex IP” means Felicitex Know-How and Felicitex Patents.

1.28.  “Felicitex Know-How” means Know-How that: (a) is Controlled by Felicitex as of the Effective Date and (b) is necessary or reasonably useful for the Research, Development, Manufacture or Commercialization of Program Compounds in the Field in the Territory, as well as any Know-How that: (x) arises outside of the Research Collaboration and is Controlled by Felicitex after the Effective Date and (y) is introduced by Felicitex into the Research Collaboration in form of delivery of data or reports to Selvita. For purposes of clarity, Felicitex Know-How excludes any Felicitex Collaboration Know-How and Felicitex’s interest in any Joint Collaboration Know-How.

1.29.  “Felicitex Patent(s)” means Patents that: (a) are Controlled by Felicitex as of the Effective Date or thereafter during the Term and (b) claim or are directed to Felicitex Know- How and/or Cover a Program Compound. For purposes of clarity, Felicitex Patents exclude Felicitex Collaboration Patents and Felicitex’s interest in any Joint Collaboration Patents.

1.30.  “GLP” means Good Laboratory Practice for Non-Clinical Laboratory Studies as defined in Part 58 of Title 21 of the U.S. Code of Federal Regulations.

1.31.  “GLP Toxicology Study” means a toxicology study that is conducted in compliance with the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time) and is required to meet the requirements for filing an IND.

1.32.  “Hit Compound Criteria” means, with respect to a Compound, the criteria to be agreed by the JSC for a Research Program, as may be updated and amended from time to time as deemed appropriate by the JSC.

1.33.  “IND” means: (a) an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations (b) any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (including an application for clinical trial(s) to be submitted to the EMA or other Regulatory Authorities in the EU as further defined in the Clinical Trials Directive (2001/20/EC, as amended) as well as any non-EU equivalent of the foregoing in any other country) and (c) all amendments and supplements thereto.

1.34.  “Joint Collaboration IP” means Joint Collaboration Know-How and Joint Collaboration Patents.

1.35.  “Joint Collaboration Know-How” means Know-How that is jointly discovered, developed, invented, conceived or reduced to practice by one or more employees, agents or consultants of Selvita or its Affiliates, and one or more employees, agents or consultants of Felicitex or its Affiliates, pursuant to the conduct of activities under the Research Program within the Research Collaboration.

1.36.  “Joint Collaboration Patent(s)” means Patents that claim or are directed to Joint Collaboration Know-How.

1.37. “Know-How” means all tangible and intangible:

(a)  information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological, pre-clinical and clinical test data and results, research data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and Manufacturing process information, results or descriptions, software and algorithms; and

(b)  compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material;

in each case ((a) and (b)) that is not generally known.

As used in this Agreement, “clinical test data” shall be deemed to include all information related to clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.38.  “Law” or “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.39.  “Lead Compound(s)” means a Program Compound, together with the Program Compounds that are its Derivatives as defined in Section 1.14 which is either designated as such by the JSC or selected by the JSC as meeting the applicable Lead Compound Criteria.

1.40.  “Lead Compound Criteria” means, with respect to a Compound, the criteria to be agreed and established by the JSC for the Research Program, as may be updated and amended from time to time as deemed appropriate by the JSC.

1.41.  “MAA” means a regulatory application filed with the EMA seeking Regulatory Approval of a pharmaceutical product, and all amendments and supplements thereto filed with the EMA or any equivalent authority in any other country or regulatory jurisdiction.

1.42.  “Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, and storage of a compound or pharmaceutical product, as the case may be, or any components thereof, manufacture of preclinical, clinical and commercial supply, product characterization, quality assurance and quality control development, testing and release.

1.43.  “NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or any equivalent filing, including an MAA, in a country or regulatory jurisdiction other than the United States.

1.44.  “Optioned Compound(s)” means, any and all Program Compound(s) of the Research Program which, upon exercise of an Option by Felicitex, Felicitex has selected for further Research, Development, Manufacture and Commercialization and which Felicitex has specified as Optioned Compounds in course of exercising its Option pursuant to Article 8, whereas such Optioned Compound(s), for the avoidance of doubt, shall not be limited to the selected Program Compound(s) in existence upon the exercise of an Option, but shall include in addition Program Compounds which may come into existence after the exercise of the Option as defined in Section 1.50 (b) or (c).

1.45.  “Option Period” means the period during which Felicitex may exercise its Option(s). The period commences on the date on which the earlier of the following events occurs: (a) filing of the first patent application for either: (i) a Selvita Collaboration Patent or (ii) a Joint Collaboration Patent, in each case (i) and (ii) Covering a Program Compound from the Research Program which constitutes a potential Optioned Compound, or (b) expiration or effectiveness of a termination of the SEL141 Grant. The period shall expire on 31 October 2018 regardless of the expiration or effectiveness of a termination of the SEL141 Grant. The Option Period may be prolonged or otherwise amended by mutual agreement of the Parties. For avoidance of doubt, the Option Period shall not terminate or otherwise be effected by Felicitex’s first exercise of an Option and selection of one or more Optioned Compounds, as Felicitex may exercise an Option several times during the Option Period.

1.46.  “Optioned Product” means any therapeutic product comprising or based upon an Optioned Compound, whether or not as the sole active ingredient, and in any dosage form or formulation.

1.47.  “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications claiming priority from any one of the above, including divisionals, continuations, continuations-in-part, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.48.  “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.49.  “Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study intended to meet this objective as may be prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.50.  “Program Compound” means: (a) a Compound that is first synthesized or identified by either Party (or by any of its respective Affiliates or any Third Party working with or on behalf of such Party or any of its respective Affiliates) or jointly by or on behalf of the Parties in the conduct of the Research Program, (b) FX-1 and any other Compound initially contributed to the Research Collaboration by either Party and identified by screening of the FX-2 library and/or the SEL141 Library and meeting the Hit Compound Criteria, (c) any Derivative of any Compound described in clause (a) and (b) above that is first synthesized or identified: (i) by either Party (or by any of its respective Affiliates or any Third Party working under the direction of or on behalf of such Party or any of its respective Affiliates) or jointly by or on behalf of the Parties in the conduct of the Research Program or (ii) by Felicitex (or by any of its Affiliates or any Third Party working under the direction of or on behalf of Felicitex or any of its Affiliates) after the Research Collaboration Term, or (d) any salt or prodrug of a Compound described in clause (a), (b) or (c) above; provided, however, that each Compound described in clauses (a), (b) and (c) above must not be an Excluded Compound as described in Section 4.2.3.

1.51.  “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re- examinations, reissues, appeals, and requests for patent term adjustments with respect to such Patent, together with the initiation or defense of interferences, post-grant reviews, Inter Parties Reviews, Ex Parte Reexam, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other defense or enforcement actions taken with respect to a Patent.

1.52.  “Regulatory Approval” means, with respect to a country in the Territory, the approval, license or authorization of the applicable Regulatory Authority(ies) necessary for the marketing and sale of a pharmaceutical or biopharmaceutical product for a particular indication in such country in the Territory, including any separate pricing or reimbursement approvals, but only to the extent that such approvals are legally required for the marketing and sale of a pharmaceutical product for such indication in such country. For the avoidance of doubt: (a) if the marketing and sale of a pharmaceutical product for a given indication in a given country does not legally require a separate pricing or reimbursement approval, no such approval is required within this definition, and (b) if the marketing and sale of a pharmaceutical product for a given indication requires more than one separate pricing or reimbursement approval in a given country, the first pricing or reimbursement approval achieved shall suffice to meet this definition.

1.53.  “Regulatory Authority” means, with respect to a country in the Territory, any national, multinational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that regulates or otherwise exercises authority with respect to the Research, Development, Manufacture, Commercialization (including marketing, sale, distribution), use or other exploitation of pharmaceutical products in such country, including the FDA and the EMA, and any successor(s) thereto.

1.54.  “Regulatory Dossier” means the technical, medical and scientific registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for the Development (including the conduct of clinical trials), Manufacture, Commercialization (including distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale) of a product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, including all Regulatory Materials and drug master file(s) (if any).

1.55.  “Regulatory Materials” means regulatory applications, notifications, registrations, Regulatory Approvals or other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a product in a particular country, territory or possession. Regulatory Materials include INDs and NDAs, and amendments and supplements to any of the foregoing, and applications for pricing approvals.

1.56.  “Research” means discovery, research and preclinical development prior to the initiation of GLP Toxicology Studies, including identification, characterization, optimization, non-clinical testing, pharmacology studies, toxicology studies prior to initiation of GLP Toxicology Studies, synthesis, chemical analysis, bioanalytical analysis, material performance studies (such as measurements of stability, physical form, dissolution, or visual or spectroscopic analysis, and the like).

1.57.  “Research Collaboration Term” means the period commencing upon the Effective Date and continuing through 27 consecutive months, comprised of: (a) “Collaboration Period I” commencing on the Effective Date and continuing until December 31, 2015 and (b) “Collaboration Period II” commencing on January 1, 2016 and continuing until December 31, 2016, unless prolonged or otherwise amended by mutual agreement of the Parties.

1.58.  “Research Plan” means the research plan prepared by the Project Team on basis of the abbreviated research plan attached hereto as Exhibit A as approved by the JSC, as such research plan may be amended and updated from time to time as deemed appropriate by the JSC in accordance with the terms of this Agreement.

1.59.  “Selvita Collaboration IP” means Selvita Collaboration Know-How and Selvita Collaboration Patents.

1.60.  “Selvita Collaboration Know-How” means Know-How that is discovered, developed, invented, conceived or reduced to practice solely by or on behalf of Selvita or its Affiliates pursuant to the conduct of activities under the Research Collaboration (it being understood that any activities carried out by or on behalf of Felicitex and its Affiliates under this Agreement shall not be construed or interpreted to be carried out by or on behalf of Selvita or its Affiliates for purposes hereof).

1.61.  “Selvita Collaboration Patents” means Patents claiming or directed to Selvita Collaboration Know-How.

1.62. “Selvita IP” means Selvita Know-How and Selvita Patents.

1.63.  “Selvita Know-How” means Know-How: (a) is Controlled by Selvita as of the Effective Date and (b) is necessary or reasonably useful for the Research, Development, Manufacture or Commercialization of Program Compounds in the Field in the Territory, as well as any Know-How that (x) arises outside of the Research Collaboration and is Controlled by Selvita after the Effective Date and (y) is introduced by Selvita into the Research Collaboration in form of delivery of data or reports to Felicitex. For purposes of clarity, Selvita Know-How excludes Selvita Collaboration Know-How and Selvita’s interest in any Joint Collaboration Know-How.

1.64.  “Selvita Patents” means Patents that (a) are Controlled by Selvita or its Affiliates as of the Effective Date or thereafter during the Term and (b) claim or are directed to Selvita Know-How and/or Cover a Program Compound. For purposes of clarity, Selvita Patents exclude Selvita Collaboration Patents and Selvita’s interest in any Joint Collaboration Patent.

1.65.  “Stated Similarity Coefficient” means Tanimoto coefficient, calculated pursuant to the algorithm as described in Exhibit C, is more than 0.85.

1.66. “Target” means the target(s) as enumerated in Exhibit B.

1.67. “Territory” means the entire world.

1.68.  “Third Party” means any Person other than Selvita or Felicitex that is not an Affiliate of Selvita or of Felicitex.

1.69.  “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.70. “U.S. Dollars” or “US$” means U.S. Dollars, the legal tender currency of the U.S.

1.71. “Valid Claim” means:

(a)  a claim of an issued patent that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or

(b)  a claim of a pending patent application that has not been finally abandoned and which has been pending for no more than seven (7) years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.

1.72.  Additional Definitions. Each of the following definition is set forth in the Sections of this Agreement indicated below:

“Arbitration Request” shall have the meaning as defined in Section 17.2.

“Chairperson” shall have the meaning as defined in Section 3.1.1.

“Claims” shall have the meaning as defined in Section 15.1.

“Confidential Information” shall have the meaning as defined in Section 13.1.

“CREATE Act” shall have the meaning as defined in Section 7.2.5.

“Disclosing Party” shall have the meaning as defined in Section 13.1.

“Engaged Person” shall have the meaning as defined in Section 4.6.

“Excluded Compound” shall have the meaning as defined in Section 4.2.3.

“Exclusive License Agreement” shall have the meaning as defined in Section 8.4.

“Existing Confidentiality Agreement” shall have the meaning as defined in Section 13.6.

“FFDCA” shall have the meaning as defined in Section 14.1.6.

“Indemnified Party” shall have the meaning as defined in Section 15.1.

“Indemnifying Party” shall have the meaning as defined in Section 15.1.

“JSC” or “Joint Steering Committee” shall have the meaning as defined in Section 3.1.

“Losses” shall have the meaning as defined in Section 15.1.

“Option” shall have the meaning as defined in Section 8.1.

“Product Information” shall have the meaning as defined in Section 13.2.

“Project Manager” shall have the meaning as defined in Section 3.2.

“Project Team” shall have the meaning as defined in Section 3.2.

“Publishing Party” shall have the meaning as defined in Section 13.8.2.

“Receiving Party” shall have the meaning as defined in Section 13.1.

“Research Program” shall have the meaning as defined in Section 2.1.

“Reviewing Party” shall have the meaning as defined in Section 13.8.2.

“SEL 141 Grant Agreement” shall have the meaning as defined in Section 7.2.3.

“SEL 141 Library” shall have the meaning as defined in Section 4.2.2.

“Severed Clause” shall have the meaning as defined in Section 17.11.

“Term” shall have the meaning as defined in Section 16.1.

ARTICLE II

SCOPE OF THE AGREEMENT

2.1.  Research Collaboration. The Parties will collaborate together during the Research Collaboration Term to conduct a Research Collaboration in accordance with the applicable Research Plans, in particular as outlined in Article 3 to Article 7 of this Agreement. The subject of the Research Collaboration is the validation of the Target and the generation of new kinase inhibitor drug candidates with high selectivity towards the Target and defined activity in certain cancer subtypes. The goal of the Research Collaboration is the development of one or more Clinical Candidates for filing of an IND to initiate clinical trials. Felicitex and Selvita will collaborate on one (1) kinase research program defined by the JSC on basis of the expected Target activity profile (the “Research Program”). Both Parties will contribute its proprietary scientific results obtained before the Effective Date and regarding identified Compounds which have significant activity against the Target.

2.2.  Option. As outlined in Article 8 this Agreement, Selvita grants to Felicitex an exclusive Option (which may be exercised on more than one occasion), to obtain certain intellectual property rights in and to certain Program Compounds resulting from the Research Program as selected by Felicitex upon Option exercise with the purpose to further Research, Develop, Manufacture and Commercialize such Optioned Compounds and Optioned Products subject to the terms and conditions of this Agreement and the separate Exclusive License Agreement. The Option(s) are exercisable during the Option Period and shall be perfected by the Parties by the separate Exclusive License Agreement a draft of which is attached hereto as Exhibit D.

ARTICLE III

GOVERNANCE OF THE RESEARCH COLLABORATION

3.1.  Joint Steering Committee. As soon as possible (but no later than thirty (30) days) after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the Research Collaboration Term. The JSC shall have the overall management of the Research Collaboration and of the implementation of the Research Plan. In this context, the JSC shall have review, oversight and decision-making responsibilities and authority as more specifically provided herein. Each Party agrees to keep the JSC informed of its progress and activities under the Research Collaboration via the Project Managers.

3.1.1.  Membership; Chairperson. The JSC shall be comprised of two (2) representatives from Felicitex and two (2) representatives from Selvita. Each Party shall provide the other with a list of its initial members of the JSC as soon as possible (but no later than thirty (30) days) following the Effective Date. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party to attend meetings of the JSC as non-voting participants, subject to the confidentiality obligations of Article 13. At all times, Felicitex shall designate one (1) member of the JSC from the Felicitex representatives as the chairperson (“Chairperson”).

3.1.2. Meetings; Proceedings.

The first scheduled meeting of the JSC shall be held as soon as possible but no later than thirty (30) days after the Effective Date. The JSC shall establish its own meeting schedule and procedural rules, whereas these shall reflect the following items:

●	The JSC shall meet at least monthly by conference call and at least once annually in person or more frequently as the Parties via the JSC mutually deem appropriate. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree.

●	Each Party will bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses.

●	A quorum of the JSC shall exist whenever there is present (i.e. in person or by conference call), at a meeting at least one (1) representative appointed by each Party, along with the Chairperson appointed by Felicitex. All votes and decisions shall require a majority vote and in the event of a deadlock, the Chairperson shall have one (1) additional vote. Notwithstanding the aforesaid, the Parties shall use good faith and reasonable efforts to attempt to reach consensus on each matter submitted to the JSC.

3.1.3.  Responsibilities. The JSC shall have the following responsibilities and oversight authority:

●	evaluate, establish, approve, and modify or update as appropriate, the scientific criteria and objectives to be implemented in the Research Program and resolve scientific, operational or other issues relating to the Research Program;

●	review, approve or modify, as appropriate, the Research Plan for the Research Program and all resource allocations of the Parties under such Research Plan consistent with the provisions of Section 4.3 and Section 5.2;

●	oversee the execution of the Research Plan and review and evaluate the progress under the Research Plan and the performance of the Project Team;

●	establish, modify and approve the selectivity and activity criteria desired for Program Compounds with respect to the Target in accordance with Section 4.4;

●	establish, modify and approve the plan of progression for Program Compounds towards Clinical Candidates and select and propose Program Compounds for continued Research and Development towards Clinical Candidates;

●	develop an intellectual property strategy, including a determination of what discoveries arising from the Research Program should be patented or otherwise protected;

●	serve as a forum for exchange of information and materials and to facilitate discussions regarding the conduct of the Research Program hereunder and such other responsibilities as may be mutually agreed upon by the Parties from time to time.

Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. For clarity, the JSC shall not have any authority beyond the specific matters set forth in this Section, and in particular shall not have any power to amend or modify the terms of this Agreement. For the avoidance of doubt, the JSC shall have the authority to amend any of the Research Plans, in particular any of the Parties’ contributions, only within the limitations set forth in Section 4.3 and Section 5.2. If an amendment of the Research Plan would imply an increase or extension of a Party’s contributions or responsibilities as outlined in Section 4.3 and Section 5.2, such amendment shall be subject to the mutual agreement of both Parties.

3.2. Project Team; Project Managers.

3.2.1.  Promptly after the Effective Date, Felicitex and Selvita will establish a joint project team made up of three (3) members nominated by Felicitex and three (3) members nominated by Selvita (“Project Team”). The Project Team will execute the Research Plan.

3.2.2.  Each Party shall appoint an individual to act as project manager to oversee the activities and tasks allocated to such Party for the overall Research Collaboration (each, a “Project Manager”), whereas Selvita will nominate a chemistry lead and Felicitex will nominate a biology lead. The Project Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement, shall facilitate all such activities hereunder and shall collaborate to achieve the goals of the Research Collaboration. The Project Managers of Selvita and Felicitex shall meet by telephone conference on a weekly or fortnightly basis, depending on necessity and availability. Further, the Project Managers shall attend all meetings of the JSC and shall be responsible for assisting the JSC in performing its oversight responsibilities. The name and contact information for each Party’s Project Manager, as well as any replacement(s) chosen by Selvita or Felicitex, at their sole discretion, from time to time, shall be promptly provided to the other Party. In the event that the Project Managers do not agree on a course of action to reach the Research Collaboration goals on any particular matter, the final decision-making authority on the matter shall reside with the JSC, if the decision of the Project Manager from Felicitex is opposed by the Project Manager from Selvita after mutual consultation.

3.2.3.  The Project Managers will be responsible for collaborating with each other for the implementation of the Research Plan objectives into detailed working plans, and shall monitor the progress of the work packages and particular tasks within them. In particular the scope of the Project Managers’ duties and responsibilities includes:

●	operational management of the Project Team and all scientists involved in the Research Program;

●	oversight of achievement of the scientific goals and monitoring the compliance to the scientific plan of the Research Program;

●	ensuring timely commencement of project tasks under the Research Plan and monitoring of the timelines of the Research Program/Research Plan and ensuring proper completion of the tasks/work packages of the Research Program;

●	transmitting of documents and information related to the Research Program to the JSC as well as suggesting necessary updates and alterations to the Research Plan;

●	preparing the agenda of the JSC meetings, preparing the minutes of the meetings and monitoring the implementation of decisions taken at these meetings.

ARTICLE IV

RESEARCH COLLABORATION

4.1. Research Plan.

4.1.1.  The Project Team will develop a Research Plan describing the scientific hypothesis, identifying key scientific questions and target profiles and outlining the experimental approach for the Research Program, and will submit the Research Plan to the JSC for approval. The Research Plan shall be based on the initial abbreviated research plan attached hereto as Exhibit A and which sets forth certain Research activities to be performed by each of the Parties during the Research Collaboration Term. Upon the JSC’s approval, the Research Plan will define the Research Program under the Research Collaboration. The Research Plan for the Target may be updated at each JSC meeting as necessary to cover any modifications desired by the Project Team and suggested by the Project Managers, whereas any amendments or updates to the Research Plan during the Research Collaboration Term shall be subject to approval by the JSC or, in case of amendments exceeding the decision making authority of the JSC pursuant to Section 3.1, to the mutual agreement of both Parties.

4.1.2.  The goal of the Research Plan shall be the validation of the Target and the identification and progression of Program Compounds which meet the requisite selectivity and activity criteria determined by the JSC against the Target as suitable Lead Compounds, and to optimize such Lead Compounds into Clinical Candidates.

4.2. Initial Scientific Contributions.

4.2.1.  FX-1; FX-2. Felicitex will contribute into the Research Collaboration its lead candidate compound (“FX-1”). Felicitex will also contribute additional DYRK1B library (“FX-2”) for screening of compounds with the aim to enable the JSC to identify, evaluate and include certain additional compounds into the Research Collaboration on basis of the Hit Compound Criteria. For this purpose, Felicitex will share structural data on the compounds within FX-2 and FX-1.

4.2.2.  SEL141. Selvita will contribute into the Research Collaboration its library of compounds of (the “SEL141 Library”) to be screened for the purpose of identifying a DYRK1A/DYRK1B inhibitor with the aim to enable the JSC to identify, evaluate and include certain compounds into the Research Collaboration on basis of the Hit Compound Criteria. For this purpose, Selvita will share structural data on the compounds within its SEL 141 Program. In particular, Selvita will disclose two (2) various chemical scaffolds around which Selvita has built a library of DYRK1A/B kinase inhibitors.

4.2.3.  Excluded Compounds. Due to Selvita constraints in other projects each inclusion of a new compound to the Research Collaboration needs to be approved by the Parties in order to exclude conflict of interest and work on same compounds in different Selvita programs. Within thirty (30) days after each Party has received the results of the primary screening of compounds under the Research Program, each Party shall identify, in writing, to the other Party any compounds screened from such Party’s library that such Party is required to exclude from the Research Collaboration and thus to be excluded from the scope of Program Compounds hereunder; such exclusion to be done only on the basis of pre-existing contractual or intellectual property considerations with respect to Third Parties or on the basis of target selectivity for other targets than the Target (each, an “Excluded Compound”). Notwithstanding anything to the contrary herein, each Party shall retain its ownership rights to its Excluded Compounds.

4.3. Other Contributions and Responsibilities.

4.3.1.  Focus of the Parties. Subject to the specifications of the Research Plan, the Parties agree that all medicinal and general chemistry work and analysis will be conducted in accordance with the Research Plan by Selvita in its laboratories in Krakow, Poland, including the determination of physicochemical properties, PK, and appropriate in vitro and in vivo ADMET properties, and that all of the biology work and analysis will be conducted in accordance with the Research Plan by Felicitex in its laboratories in Cambridge or Watertown, Massachusetts or as otherwise located by Felicitex.

4.3.2. Selvita Responsibilities and Contributions.

●	Selvita shall use its Commercially Reasonable Efforts to perform the Research activities assigned to Selvita under the Research Plan for the Research Program.

●	Selvita shall commit personnel resources averaging 6 FTEs per each Contract Year of the Research Collaboration Term in total, of which at least 5.5 FTEs shall be committed to the conduct of scientific activities to support the Research Program. All personnel resources dedicated to the Research Collaboration will be clearly communicated to Felicitex via the JSC.

●	Selvita shall bear a portion of the costs of the Research Collaboration as set forth in Article 5 below.

●	Selvita shall also contribute Selvita Know-How, reagents, chemicals and laboratory facilities and equipment reasonably necessary to execute the Research activities contemplated by the Research Plans for the Target included in the Research Collaboration, including generating Compounds, developing screening assays, and performing in vitro and in vivo ADMET, PK validation activities and any other activities to be performed by Selvita as may be mutually agreed by the Parties in writing.

●	Selvita shall maintain a virtual data room for storage and sharing of project related information between the Parties and the Project Team members based on box.com.

4.3.3. Felicitex Responsibilities and Contributions.

●	Felicitex shall use its Commercially Reasonable Efforts to perform the Research activities assigned to Felicitex under the Research Plan for the Research Program.

●	Felicitex shall commit personnel resources averaging 3 FTEs per each Contract Year of the Research Collaboration Term in total, of which at least 2.5 FTEs shall be committed to the conduct of scientific activities to support the Research Program. All personnel resources dedicated to the Research Collaboration will be clearly communicated to Selvita via the JSC.

●	Felicitex shall provide research funding as set forth in Article 5 below.

●	Felicitex shall also contribute Felicitex Know-How in cancer quiescence, advanced in vitro and/or in vivo biology support and efficacy assays as the JSC deems reasonably necessary to support the objectives of the Research Plan for the Research Program.

4.4. Conduct of Research Collaboration.

4.4.1.  Hit Compound Criteria and Selection. The Project Team shall recommend, as part of the establishment of a Research Plan for the Research Program, the Hit Compound Criteria for Compounds and the JSC, in its sole discretion, shall confirm and finalize the Hit Compound Criteria. The JSC shall make the determination as to whether any Compound screened by the Parties satisfies the Hit Compound Criteria and, upon the JSC’s determination that any Compound satisfies the Hit Compound Criteria, such Compound shall be deemed selected as a Program Compound for all purposes hereunder and shall be progressed into further Research towards a Lead Compound under the Research Collaboration in accordance with the Research Plan.

4.4.2.  Lead Compound Criteria and Selection. The Project Team and JSC shall, as part of the establishment of a Research Plan for the Research Program, determine and establish the Lead Compound Criteria for Program Compounds. The JSC shall make the determination as to whether any Program Compound satisfies the Lead Compound Criteria and, upon the JSC’s determination that any Compound satisfies the Lead Compound Criteria, such Compound shall be deemed selected as a Lead Compound for all purposes hereunder and shall be progressed into further Research towards a Clinical Candidate under the Research Collaboration in accordance with the Research Plan.

4.4.3.  Clinical Candidate Selection. The Project Team and JSC shall, as part of the establishment of a Research Plan for the Research Program, determine and establish a program of progression to Clinical Candidate for Program Compounds that have been selected as Lead Compounds and determine whether any Lead Compound should be selected as a Clinical Candidate. Upon the JSC’s determination that any Lead Compound should be selected as a Clinical Candidate, such Compound shall be deemed a Clinical Candidate for all purposes hereunder, with the expectation that a GLP Toxicology Study shall be commenced using such Clinical Candidate. In no event shall a GLP Toxicology Study for a Program Compound be commenced prior to the determination by the JSC that such Program Compound shall be selected as a Clinical Candidate.

4.5.  Reporting. During the Research Collaboration Term, each Party shall provide written progress reports on the status of its Research activities under the Research Program at least one (1) Business Day in advance of each meeting of the Project Managers and at least seven (7) Business Days in advance of each JSC meeting, including summaries of data and results associated with such Research activities, and progress towards the achievement of Lead Compound Criteria and selection of a Clinical Candidate. In addition to its reporting obligations, each Party shall grant the other Party’s project scientists remote web-access to all raw data included in Collaboration Know-How generated by or on behalf of such Party in the performance of the Research Program under the Research Collaboration upon request of the other Party.

4.6.  Subcontracting. Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Parties such as independent contractors or subcontractors, e.g. Contract Research Organizations, (each an “Engaged Person”) to perform part of its obligations under the Research Plan subject to prior notification of the other Party (except for those Engaged Persons of Selvita as set forth on Exhibit E, which shall be considered acknowledged by Felicitex as of the Effective Date). Any Engaged Person to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity; provided that any Party engaging an Engaged Person hereunder shall remain responsible and obligated for such activities and shall ensure that any and all Know-How, Patents and other intellectual property rights arising or created by any such Engaged Person in relation to the subcontracted work shall be assigned solely to and in the name of the hiring Party hereunder, and that any such Engaged Person shall have such obligation to assign all such rights in and to all arising inventions and related Know-How, Patents and other intellectual property rights arising from the subcontracted work as part of the agreement by which such Engaged Person is engaged by a Party hereunder.

ARTICLE V

FUNDING OF THE RESEARCH COLLABORATION

5.1.  Funding. Felicitex and Selvita agree to the following allocation of funding obligations during the Research Collaboration Term:

5.1.1. Collaboration Period I. During the Collaboration Period I,

(a) Felicitex shall cover: [**] of its own internal and external costs and expenses incurred in connection with its activities under the Research Collaboration, and [**] Selvita’s internal and external costs and expenses incurred in connection with its activities under the Research Collaboration; and

(b) Selvita shall cover [**] Selvita’s internal and external costs and expenses incurred in connection with its activities under the Research Collaboration.

5.1.2. Collaboration Period II. During the Collaboration Period II,

(a) Felicitex shall cover [**] of its own internal and external costs and expenses incurred in connection with its activities under the Research Collaboration, and [**] of Selvita’s internal and external costs and expenses incurred in connection with its activities under the Research Collaboration; and

(b)  Selvita shall not cover any costs of the Research Collaboration, unless Selvita or both Parties secure additional grant financing applicable and mutually agreed to be applied to the Research Collaboration.

5.2. Payments under the Research Collaboration.

5.2.1.  Research Funding Payments to Selvita. In accordance with the allocation of funding obligations pursuant to Section 5.1, Felicitex shall provide the following research funding payments to Selvita during the Research Collaboration Term in consideration of Selvita’s performance of its obligations under the Research Collaboration and in partial consideration of the rights granted to Felicitex under this Agreement.

(a) Collaboration Period I. Felicitex shall pay to Selvita collectively up to [**] during Collaboration Period I to cover Selvita’s costs partially in the following manner:

●	[**] for fixed FTE Costs, payable in fifteen (15) monthly installments in the amount of each [**], each installment being payable at the beginning of each month during Collaboration Period I;

●	Up to [**] for other costs and expenses, payable in form of: (i) fixed installments in the amount of each [**], each fixed installment being payable at the beginning of each calendar month during Collaboration Period I, and (ii) variable payments based on the actual expenses of Selvita during such Contract Quarter as evidenced and demonstrated to Felicitex by Selvita, each variable payment being payable at the end of each such Contract Quarter. The initial fixed installment paid by Felicitex shall be credited against the last invoice for variable payments of Selvita, whereas Felicitex shall pay to Selvita any still outstanding amount and Selvita shall reimburse to Felicitex any overpaid amount.

Notwithstanding the aforementioned budgets, any out-of-pocket expenditures of Selvita for services of Engaged Persons exceeding a fee of [**] per individual assignment are subject to prior approval by the Project Manager from Felicitex, and shall in no case exceed the total fee amount of [**]

In case that Selvita’s internal and external costs and expenses incurred in connection with its activities under the Research Collaboration Costs exceed [**] such exceeding costs shall be paid by Felicitex, if, and only to the extent that the relevant costs and expenses have previously been approved in writing by the Project Manager from Felicitex.

(b)  Collaboration Period II. The Parties estimate that Selvita internal and external costs and expenses incurred in connection with its activities under the Research Collaboration during Collaboration Period II will amount to [**] (based on a calculation of 6 FTEs with external costs based on a fully-loaded FTE Cost of [**] per Contract Year. Felicitex shall pay to Selvita up to an respective amount based on the actual cost and expenses of Selvita during Collaboration Period II as evidenced and demonstrated to Felicitex by Selvita.

(c)  Reports and Invoices. Selvita agrees to keep, and to require its Affiliates to keep, full, clear and accurate records of its FTE utilization under the Research Collaboration and any out-of-pocket expenses subject to funding or reimbursement under this Agreement. Selvita shall within forty five (45) days following the end of each calendar quarter during the Research Collaboration Term, deliver to Felicitex a detailed report stating the number of Selvita FTEs that performed activities under the Research Collaboration during such calendar quarter and the nature of such work. Selvita shall, if applicable after approval by Felicitex’s Project Manager as set forth in Section 5.2.1(a), deliver to Felicitex a quarterly invoice detailing any out-of-pocket expenses invoiced to Selvita or services provided by Selvita to be reimbursed by Felicitex.

(d)  Research Funding Payments by Selvita. In course of covering its own internal and external costs and expenses incurred in connection with its activities under the Research Collaboration pursuant to Section 5.1, Selvita will spend collectively up to [**] during Collaboration Period I. Selvita may, at its own discretion, additionally contribute up to [**] Dollars from the SEL141 Grant by December 31, 2015.

5.3. Payments; Conversion. All payments due under this Agreement shall be made in U.S. Dollars by electronic funds transfer to a bank account designated in writing in the invoice of the receiving Party. If converted into Euro, the conversion shall be based on the exchange rate applicable at close of business Boston time at the last Business Day of the preceding calendar quarter. Unless otherwise specified in this Agreement or otherwise agreed by the Parties, each payment hereunder shall be due thirty (30) days after the corresponding invoice date.

5.4.  Late Payments. Any undisputed amount owed by Felicitex to Selvita under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of: (a) the prime or equivalent rate per annum quoted by The Wall Street Journal, Eastern Edition on the first Business Day after such payment is due, plus one hundred basis points, and (b) the highest rate permitted by applicable Law, in either case calculated on the number of days such payments are paid after such payments are due and compounded monthly.

5.5.  Withholding or Other Taxes. Felicitex shall inform Selvita of any withholding or other tax obligation imposed by taxing authorities on payments due to Selvita under this Agreement as soon as it becomes aware of the tax obligation. The Parties shall meet promptly thereafter to discuss how best to minimize the amount of such tax obligation, and each Party shall take all reasonable and lawful steps to minimize the amount of any such tax obligation at Felicitex’s expense. The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable Felicitex and Selvita to minimize or recover any tax payment. Felicitex may withhold taxes in the event that revenue authorities within the United States require the withholding of taxes on amounts paid hereunder to Selvita under applicable tax treaties between Poland and the United States, and in any such event Felicitex shall deduct such taxes from such payment and such taxes shall be paid by Felicitex to the proper taxing authority of the United States on behalf of Selvita (evidence of which payment to such taxing authority shall be provided promptly by Felicitex to Selvita hereunder).

ARTICLE VI

LICENSE GRANTS FOR THE RESEARCH COLLABORATION

6.1.  Non-Exclusive License to Felicitex for the Research Program. Selvita hereby grants (and, if applicable, shall cause its Affiliates to grant) to Felicitex for the Research Collaboration Term a non-exclusive, royalty-free, fully-paid license in the Field in the Territory, with the right to grant sublicenses to its Affiliates and Engaged Persons, under the Selvita IP, the Selvita Collaboration IP and Selvita’s share in Joint Collaboration IP, solely as necessary or useful to conduct the activities under the Research Program for which Felicitex is responsible or otherwise is permitted to conduct in accordance with the Research Plan.

6.2.  Non-Exclusive License to Selvita for the Research Program. Felicitex hereby grants (and, if applicable, shall cause its Affiliates to grant) to Selvita for the Research Collaboration Term a non-exclusive, royalty-free, fully-paid license in the Field in the Territory, with the right to grant sublicenses to its Affiliates and Engaged Persons, under the Felicitex IP, the Felicitex Collaboration IP and Felicitex’s share in Joint Collaboration IP, solely as necessary or useful to conduct the activities under the Research Program for which Selvita is responsible or otherwise is permitted to conduct in accordance with the Research Plan.

6.3.  Non-Exclusive License to Felicitex for the Option Period. Selvita hereby grants (and, if applicable, shall cause its Affiliates to grant) to Felicitex for a period commencing upon the end the Research Collaboration Term and ending upon expiration of the Option Period a non- exclusive, royalty-free, fully-paid license in the Field in the Territory, with the right to grant sublicenses to its Affiliates and Engaged Persons, under the Selvita IP, the Selvita Collaboration IP and Selvita’s share in Joint Collaboration IP, solely as necessary or useful to undertake Research and Development (but only until the initiation of GLP Toxicology Studies) of Program Compounds for the purpose of evaluating such Program Compounds for a potential Option exercise. For the avoidance of doubt: With view to any given Program Compound, this license terminates upon the initiation of GLP Toxicology Studies and the Parties agree and acknowledge that any further Development (after initiation of GLP Toxicology Studies) is subject to and covered by separate licenses to be granted by Selvita to Felicitex pursuant to the Exclusive License Agreement.

ARTICLE VII
INTELLECTUAL PROPERTY RIGHTS

7.1. Ownership.

7.1.1.  Intellectual Property Arising Outside of this Agreement. As between the Parties, Selvita shall retain all of its rights, title and interest in, to and under the Selvita IP, and Felicitex shall retain all of its rights, title and interest in, to and under the Felicitex IP, except to the extent that any such rights are expressly licensed by one Party to the other Party under this Agreement. Accordingly, Selvita shall remain the owner of all Patents and other intellectual property rights related to (a) any compounds identified by screening the SEL141 Library that are not an inhibitor of DYRK1A/B or (b) any Excluded Compound. Felicitex hereby acknowledges that a portion of the SEL141 Program as funded by the SEL141 Grant and recognized by the Polish grant authorities will be performed by Selvita independently of the Research Collaboration with Felicitex. Selvita will therefore maintain the full and exclusive ownership of the Selvita Patents claiming inventions developed under that portion of the project funded with the SEL141 Grant that is performed by Selvita independently of the Research Collaboration.

7.1.2. Intellectual Property Arising Under the Research Collaboration.

(a)  Felicitex shall be the sole owner of any Felicitex Collaboration IP, and Felicitex shall retain all of its rights, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by Felicitex to Selvita under this Agreement.

(b)  Selvita shall be the sole owner of any Selvita Collaboration IP, and Selvita shall retain all of its right, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by Selvita to Felicitex under this Agreement or, subject to the exercise of an Option by Felicitex and execution of the Exclusive License Agreement, under the Exclusive License Agreement.

(c)  The Joint Collaboration IP shall be owned jointly by Felicitex and Selvita, and all rights, title and interest thereto shall be jointly owned by the Parties, subject to any rights or licenses that are expressly granted by one Party to the other Party under this Agreement or, subject to the exercise of an Option by Felicitex and execution of the Exclusive License Agreement, under the Exclusive License Agreement.

7.2. Prosecution and Maintenance of Patents.

7.2.1.  Selvita Patents. Selvita shall have the sole right (but not the obligation) to Prosecute and Maintain the Selvita Patents; provided however that if Selvita at any time, and for any reason, elects not to Prosecute and Maintain the Selvita Patents, Selvita shall immediately notify Felicitex and thereafter Felicitex shall have the right (but not the obligation) to Prosecute and Maintain the Selvita Patents. In the event that Felicitex elects to Prosecute and Maintain the Selvita Patents, then all cost and expenses associated therewith, on a country by country basis, shall be paid by Felicitex and offset against any royalties payable by Felicitex to Selvita for sales in such relevant country. Unless such consultation is prohibited by a Third Party agreement or would otherwise compromise or jeopardize patent strategy on another Selvita patent or patent application unrelated to the Research Collaboration, Selvita shall provide Felicitex with a reasonable opportunity to substantively comment on Prosecution and Maintenance of any Selvita Patent which Covers or claims Program Compounds (only prior to the execution of an Option by Felicitex) or Optioned Compounds prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by Felicitex regarding such Selvita Patents. Felicitex shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Patents; provided that Felicitex does so promptly and consistent with any applicable filing deadlines.

7.2.2.  Felicitex Patents. Felicitex shall have the sole right (but not the obligation) to Prosecute and Maintain the Felicitex Patents; provided however that if Felicitex at any time, and for any reason, elects not to Prosecute and Maintain the Felicitex Patents, Felicitex shall immediately notify Selvita and thereafter Selvita shall have the right (but not the obligation) to Prosecute and Maintain the Felicitex Patents. In the event that Selvita elects to Prosecute and Maintain the Felicitex Patents, then all cost and expenses associated therewith, on a country by country basis, shall be paid by Selvita. Unless such consultation is prohibited by a Third Party agreement or would otherwise compromise or jeopardize patent strategy on another Felicitex patent or patent application unrelated to the Research Collaboration, Felicitex shall provide Selvita with a reasonable opportunity to substantively comment on Prosecution and Maintenance of any Felicitex Patent which Covers or claims Program Compounds (except for Optioned Compounds following an Option exercise by Felicitex) prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by Selvita regarding such Felicitex Patents. Selvita shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Patents; provided that Selvita does so promptly and consistent with any applicable filing deadlines.

7.2.3. Collaboration Patents.

(a)  Felicitex shall have the sole right (but not the obligation) to Prosecute and Maintain the Collaboration Patents relating to the Research Program. Felicitex acknowledges that Selvita has certain obligations to file patent applications under the SEL141 Grant and the related grant agreement with the Polish Agency for Enterprise Development (“SEL 141 Grant Agreement”). Felicitex will consider these obligations in a supportive manner. Any patent application filed for a Joint Collaboration Patent shall be filed in the name of both Parties and for a Selvita Collaboration Patent shall be filed in the name of Selvita. No less than thirty (30) days prior to filing of a Patent, Felicitex shall provide to Selvita a copy of the proposed patent application for review by Selvita and shall consider in good faith any comments or concerns raised by Selvita within twenty (20) days following receipt of the patent application. Felicitex shall consult with and keep Selvita informed as to material developments with respect to the Prosecution and Maintenance of Collaboration Patents, including by providing copies of all substantive office actions or any other substantive documents that Felicitex receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Selvita shall fully cooperate with Felicitex in Prosecution and Maintenance of the Collaboration Patents.

(b)  If Felicitex elects not to file or to continue to Prosecute or Maintain a Collaboration Patent, then it shall notify Selvita in writing at least ninety (90) days before any deadline applicable to the Prosecution or Maintenance of such Collaboration Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Collaboration Patent in such country or possession. In such case, at Selvita’s request, Selvita shall have the right to pursue the filing or support the continued Prosecution or Maintenance of such Collaboration Patent in its own name, through patent counsel of Selvita’s choice and at Selvita’s cost and expense, and in such case the ownership in such Collaboration Patent shall then be assigned to Selvita. Any Collaboration Patent assumed by Selvita in accordance with the foregoing shall, prospectively from the date of such assumption, be excluded from the Collaboration Patent as defined under this Agreement. Under Section 7.2.3(b), Selvita shall be likewise entitled to Prosecute and Maintain at its own expense (including, where possible, in form of a separate Patent, such as a divisional application or continuation application) any claim to the subject matter of any Collaboration Patent that was first disclosed in such Collaboration Patent but not elected by Felicitex for further Prosecution and Maintenance.

(c)  The Parties agree to cooperate fully in the Prosecution and Maintenance of Collaboration Patents under this Agreement. Cooperation shall include (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (aa) effectuate the ownership of intellectual property, (bb) enable Felicitex to Prosecute patent applications, and (cc) obtain and maintain any patent extensions, supplementary protection certificates, and the like with respect to any Collaboration Patents.

7.2.4.  United States Law. The determination of whether Know-How discovered, developed, invented, conceived or reduced to practice made by a Party for the purpose of allocating proprietary rights (including Patent or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Law in the United States as in effect on the Effective Date.

7.2.5.  CREATE Act. Notwithstanding anything to the contrary in this Article 7, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) with regard to a Collaboration Patent when exercising its rights under this Article 7 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act or as defined in 35 U.S.C. 102(c).

7.3.  Patent Costs. Felicitex shall cover all costs and expenses associated with the Prosecution and Maintenance of Collaboration Patents and Felicitex Patents, including costs of patent litigation. Selvita shall cover all costs and expenses associated with the Prosecution and Maintenance of Selvita Patents, including costs of patent litigation.

7.4. Enforcement of Patents and Know-How.

7.4.1.  Notice of Infringement. If any Party learns of an actual or alleged infringement or threatened infringement by a Third Party with respect to any Selvita Patent or Felicitex Patent or Collaboration Patent, it shall promptly notify the other Party of all details regarding such infringement that is reasonably available to such Party.

7.4.2.  Right to Bring an Action. Felicitex shall have the first right, but not the obligation, to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Collaboration Patent and to compromise or settle any such infringement or claim. If Felicitex does not intend to prosecute or defend such action, Felicitex shall inform Selvita without undue delay and Selvita shall have the right, but not the obligation, to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Collaboration Patent and to compromise or settle any such infringement or claim. Upon each Party’s request, the other Party shall immediately provide the requesting Party with all relevant documentation of such action. Each Party shall have the right to join an action relating to a Collaboration Patent, at its own expense.

7.4.3.  Settlement. Felicitex shall not settle or otherwise compromise any action by admitting that any Collaboration Patent is invalid or unenforceable without prior consulting with Selvita, and, Selvita may not settle or otherwise compromise an action without Felicitex’ prior written consent.

7.4.4.  Reasonable Assistance. The Party not enforcing or defending Collaboration Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on- going basis by the non-enforcing or non-defending Party in providing such assistance.

7.4.5.  Distribution of Amounts Recovered. Any amounts recovered by the Party taking an action pursuant to Section 7.4.2, whether by settlement or judgment, shall be allocated in the following order: (a) to reimburse the Party taking such action for any costs incurred, (b) to reimburse the Party not taking but joining such action for its costs incurred in such action; and (c) the remaining amount of such recovery shall be allocated between the Parties in accordance with Selvita’s “value shares” outlined in Exhibit F1/F2 to this Agreement and Felicitex’s corresponding “value share”.

7.5. Third Party Actions Claiming Infringement.

7.5.1.  Notice. If a Party becomes aware of any action of a Third Party claiming an infringement of Third Party intellectual property rights relating to this Agreement, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

7.5.2.  Right to Defend. Felicitex shall have the right, at its sole expense, but not the obligation, to defend a Third Party action and to compromise or settle such Third Party action. If Felicitex declines or fails to assert its intention to defend such Third Party action within sixty (60) days after sending (in the event that Felicitex is the notifying Party) or receipt (in the event that Selvita is the notifying Party) of notice under Section 7.5.1, then Selvita shall have the right, but not the obligation, to defend such Third Party action. The Party defending such Third Party action shall have the sole and exclusive right to select counsel for such Third Party action.

7.5.3.  Costs, Settlement, Assistance, Recovered Amounts. Section 7.4.3 to Section 7.4.5 shall apply accordingly.

ARTICLE VIII

OPTION TO DEVELOP AND COMMERCIALIZE COMPOUNDS

8.1.  Option. Selvita hereby grants to Felicitex, and Felicitex shall have as of the Effective Date an exclusive option to obtain from Selvita the following rights with regard to all Program Compounds of the Research Program specifically selected by Felicitex for further Research, Development, Manufacture and Commercialization, namely:

●	an exclusive, transferable license, with the right to grant sublicenses through multiple tiers, under the Selvita Collaboration IP and Selvita’s share in Joint Collaboration IP, in each case to the extent Covering Optioned Compounds or Optioned Products, and as necessary or useful to Research, Develop, Manufacture and Commercialize Optioned Compounds or Optioned Products against the Target in the Field and in the Territory; and

●	a non-exclusive, transferable license, with the right to grant sublicenses through multiple tiers, under the Selvita IP, to the extent Covering Optioned Compounds or Optioned Products, and as necessary or useful to Research, Develop, Manufacture and Commercialize Optioned Compounds or Optioned Products against the Target in the Field and in the Territory;

whereas Felicitex shall be entitled to pursue the Research, Development, Manufacturing and Commercialization either by itself or any of its Affiliates or by any other structure and with any other Person, or through a Third Party following a sale, out-licensing or partial out-licensing of its research program related to the Target (“Option”).

8.2.  Option Exercise. Felicitex may exercise its Option as many times as it wishes within the Option Period by providing, in each instance, a written notice to Selvita of an Option exercise specifying, in each instance, certain Program Compounds as Optioned Compounds. Further, an Option shall be deemed exercised by Felicitex automatically upon initiation of GLP Toxicology Studies for a given Program Compound during the Option Period. In such case, the Program Compound(s) for which Felicitex has initiated GLP Toxicology Studies shall constitute Optioned Compound(s) and within ten (10) Business Days of the initiation of such GLP Toxicology Studies, Felicitex shall provide written notice to Selvita of the Option exercised by Felicitex through initiation of GLP Toxicology Studies.

8.3.  Finalization of Exhibits to the Exclusive License Agreement. Prior to or promptly upon an Option exercise, but in no event later than two (2) weeks after Felicitex has provided to Selvita a notice of Option exercise, the Parties shall meet and finalize the Exclusive License Agreement with respect to filling in the open dates, deletion of non-applicable provisions as indicated in the comments to the main body of the agreement and filling in the Exhibits of such Exclusive License Agreement, in each case in accordance with the guidelines and synopsis of definitions attached hereto as Exhibit F1. In case of several Option exercises, the Parties shall discuss and decide whether any existing Exclusive License Agreement shall be amended by adding and implementing the additional Optioned Compounds selected by Felicitex through any such Option exercise or whether there shall be a new separate Exclusive License Agreement for those additional Optioned Compounds. Notwithstanding the aforesaid, the Parties agree that there shall be a new separate Exclusive License Agreement in each case in which a different “Initial Value Share” (to be calculated pursuant to Exhibit F1) is applicable to such additional Optioned Compounds. For the avoidance of doubt, if the Parties are unable to agree with respect to any of the foregoing, either Party may submit the same in accordance with the provisions of Sections 17.1 and 17.2 hereof.

In case all conditions defined in Exhibit F2 are fulfilled then Exhibit F2, rather than Exhibit F1, should be used to finalize the Exclusive License Agreement, including its references to Exhibit F1 only where appropriate.

8.4.  Execution of Exclusive License Agreement. The Parties shall provide full force and effect to the exercise of an Option by executing, or if applicable, amending the “Exclusive License Agreement” within one (1) month following Selvita’s receipt of the notification of the exercise of an Option by Felicitex. The Exclusive License Agreement is attached hereto and is hereby incorporated by reference into this Agreement as Exhibit D. The Parties hereby agree and acknowledge that the Exclusive License Agreement, following its finalization pursuant to Section 8.3, shall be executed “as-is” and all of its terms and conditions as stated therein shall apply without modification, except as the parties may otherwise mutually agree in writing by a signed amendment.

8.5.  Felicitex Diligence Obligation; Obligations under SEL141 Grant. Upon the exercise of an Option by Felicitex, Felicitex will have certain Development and Commercialization diligence obligations with regard to Optioned Compounds and Optioned Products and certain obligations with respect to the SEL141 Grant as stipulated expressly in the Exclusive License Agreement.

8.6.  Other Program Compounds. Following the expiration of this Agreement, Selvita shall be entitled to proceed with the Research, Development, Manufacturing and Commercialization of the other Program Compounds of the Research Program which were not selected by Felicitex as Optioned Compounds against any target other than the Target.

8.6.1.  Exclusive License to Selvita regarding Program Compounds. Subject to the condition precedent of the exercise of an Option by Felicitex and following the expiration of this Agreement, Selvita shall have, and Felicitex hereby grants to Selvita, an exclusive, royalty- free, fully paid-up, transferable and perpetual (irrevocable and non-terminable) license, with right to grant sublicenses through multiple tiers, under the Felicitex Collaboration IP and Felicitex’s share in Joint Collaboration IP, in each case only to the extent Covering Program Compounds other than Optioned Compounds, and solely as necessary or useful to Research, Develop, Manufacture and Commercialize such Program Compounds and pharmaceutical products comprising or based upon such Program Compounds in the Field and in the Territory against any target other than the Target.

8.6.2.  Non-Exclusive License to Selvita regarding Program Compounds. Subject to the condition precedent of the exercise of an Option by Felicitex and following the expiration of this Agreement, Selvita shall have, and Felicitex hereby grants to Selvita, a non- exclusive, royalty-free, fully paid-up, transferable and perpetual (irrevocable and non- terminable) license, with right to grant sublicenses through multiple tiers, under the Felicitex IP, in each case only to the extent Program Compounds other than Optioned Compounds, and solely as necessary or useful to Research, Develop, Manufacture and Commercialize such Program Compounds and pharmaceutical products comprising or based upon such Program Compounds in the Field and in the Territory against any target other than the Target.

8.6.3.  Payment Obligations of Selvita towards Felicitex. In the event that Selvita undertakes further Research, Development and Commercialization of Program Compounds (other than Optioned Compounds and in any event solely for further Development, Manufacture and Commercialization against other targets than the Target), Selvita shall pay to Felicitex a milestone payments, royalties and participation payments in accordance with Article 7 of the Exclusive License Agreement, it being understood that (a) “Participation Income” shall be calculated as defined in Section 7.3 of the Exclusive License Agreement and (b) the value share of Felicitex shall be calculated and applicable as the “Initial Value Share”, “Decreased Value Share”, “Adjusted Value Share” or “Diluted Value Share” (each as defined in Sections 7.1 and 7.3 of the Exclusive License Agreement) of Selvita (not of Felicitex) and (c) the other payment terms pursuant to Sections 7.4 to 7.9 of the Exclusive License Agreement shall apply accordingly.

ARTICLE IX

EFFECTS IF NO OPTION IS EXERCISED

9.1.  Consequences for the Research Program if no Option is Exercised by Felicitex. In the event that Felicitex does not execute its Option with respect to the Research Program within the Option Period Selvita shall be entitled to undertake further Research, Development, Manufacturing and Commercialization of the Program Compounds from the Research Program against any and all targets (for the avoidance of doubt, excluding the Target for the term of Selvita’s exclusivity obligation) and so long as they are aimed at therapeutic use in non-oncology indications.

9.2.  License Grants if no Option is Exercised by Felicitex. Subject to the condition precedent that Felicitex does not execute an Option with respect to the Research Program within the Option Period Selvita shall have, and Felicitex hereby grants to Selvita,

(a)  an exclusive, royalty-free, fully paid-up, transferable and perpetual (irrevocable and non-terminable) license, with right to grant sublicenses through multiple tiers, under the Felicitex Collaboration IP and Felicitex’s share in Joint Collaboration IP, in each case only to the extent Covering Program Compounds, and solely as necessary or useful to Research, Develop, Manufacture and Commercialize such Program Compounds and pharmaceutical products comprising or based upon such Program Compounds in any field other than the Field and in the Territory for any and all targets (for avoidance of doubt, excluding the Target for the term of Selvita’s exclusivity obligations); and

(b)  a non-exclusive, royalty-free, fully paid-up, transferable and perpetual (irrevocable and non-terminable) license under its Felicitex IP, in each case only to the extent Program Compounds, and solely as necessary or useful to Research, Develop, Manufacture and Commercialize such Program Compounds and pharmaceutical products comprising or based upon such Program Compounds in any field other than the Field and in the Territory for any and all targets (for avoidance of doubt, excluding the Target for the term of Selvita’s exclusivity obligations).

ARTICLE X

REGULATORY MATTERS; COMPLIANCE

10.1.  Compliance. Each Party agrees that, in performing its obligations under this Agreement, it shall perform such obligations in good scientific manner and comply in all material respects with all applicable FDA and other current international regulatory requirements and standards, and comparable foreign regulatory standards, and other Laws, including all of the requirements, laws, regulations, terms and obligations applicable to the SEL141 Grant and SEL141 Grant Agreement.

10.2.  Data Integrity. Each Party shall maintain, or cause to be maintained, records of its Research activities in accordance with Law, in sufficient detail and accuracy and in good scientific manner appropriate for patent and regulatory purposes, and properly reflecting all work done and results achieved in the performance of its Research activities. Such records shall be retained by each Party for at least ten (10) years after the termination of this Agreement, or for such longer period as may be required by Law. Each Party shall have the right, during normal business hours and upon reasonable advanced written notice, to inspect and copy any such records, except to the extent that such records contain confidential information that is not licensed or otherwise disclosed hereunder to the other Party, or to which the other Party does not otherwise have a right hereunder.

10.3.  Regulatory Filings and Data. In the event that Felicitex exercises its Option, the applicable provisions regarding “Regulatory Filings and Data” of the Exclusive License Agreement shall apply. With view to the Development, Manufacturing or Commercialization of Program Compounds other than Optioned Compounds, Selvita shall have the sole right and responsibility for preparing, filing and maintaining all Regulatory Material, Regulatory Dossiers and Regulatory Approvals necessary for the Development, Manufacturing or Commercialization of such Program Compounds and pharmaceutical products comprising or based upon such Program Compounds in the Territory, including applicable INDs and NDAs. In such case, Selvita or its Affiliate or Sublicensee shall solely own all such Regulatory Material, Regulatory Dossiers and Regulatory Approvals.

10.4.  Adverse Event Reporting; Global Safety Database. In the event that Felicitex exercises its Option for the Research Program, the applicable provisions regarding “Adverse Event Reporting; Global Safety Database” of the Commercialization and Development Agreement shall apply. With view to the Development, Manufacturing or Commercialization of Program Compounds other than Optioned Compounds, Selvita shall be solely responsible for reporting to applicable Regulatory Authorities all adverse drug experiences associated with such Program Compounds and pharmaceutical products comprising or based upon such Program Compounds in the Territory, and for establishing, holding and maintaining the global safety database for such Program Compounds and respective products in the Territory.

ARTICLE XI

OTHER RIGHTS

11.1.  Rights Retained by the Parties. Any rights of Selvita or any rights of Felicitex, as the case may be, that are not expressly granted to the other Party pursuant to this Agreement or pursuant to the Exclusive License Agreement (upon its execution following the Option exercise by Felicitex) shall be retained by such Party.

11.2.  Good Faith Negotiations on License or (Re-)Transfer of Rights. If either Party, in addition to the rights and licenses granted to it under this Agreement, wishes to acquire or license any rights from the other Party in order to pursue Development of Program Compounds or Optioned Compounds in other therapeutic areas, such as Alzheimer disease, then the Parties shall negotiate in good faith for an agreement with commercially reasonable terms pursuant to which the requesting Party may acquire the necessary rights from the other Party to further Research, Develop, Manufacture and Commercialize the relevant Program Compounds or Optioned Compounds. For clarity, neither Party shall be under any obligation to agree to enter into any such agreement for the grant of any such rights or licenses to the other Party, beyond the obligation to consider and negotiate any such request in good faith and on commercially reasonable terms. And a failure to reach an agreement shall not, under any circumstances, constitute a violation and/or breach of this Agreement by either Party.

11.3.  Access to Know-How. To the extent not already provided prior to the Effective Date, each Party promptly shall provide to the other Party access to, and copies of all documents and materials containing, the Selvita Know-How, Felicitex Know-How and Collaboration Know-How as shall be reasonably requested by the other Party and as necessary or reasonably useful: (a) to exercise its rights under the license grants in this Agreement or (b) to undertake activities assigned to it under the Research Plan.

11.4.  Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Felicitex or Selvita are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

11.5.  Buy-Out Option. Selvita has the right to assume all of Felicitex’s rights (including intellectual property other than Patents or Know-How Controlled by Affiliates of Felicitex, contractual, development and commercial rights) for any Clinical Candidate for the one-time milestone payment to Felicitex of [**] at any time after the selection of a Clinical Candidate by the JSC and prior to the initiation of GLP Toxicology Studies. In such case, Selvita shall be free of all further obligations to Felicitex. Notwithstanding anything to the contrary herein contained, in the event that Selvita exercises its right set forth in this Section 11.5 and Felicitex reasonably believes that the Clinical Candidate has a value in excess of [**] dollars, then Felicitex shall have right to refer the matter to dispute resolution in accordance with Sections 17.1 and 17.2 hereof and the decision of the arbitrator shall be final and binding, provided however, that under no circumstances can the arbitrator determine that the value of the Clinical Candidate is less than [**] dollars.

ARTICLE XII

EXCLUSIVITY

12.1. Upon the Effective Date and for a further period of twenty five (25) years after the expiration (but not early termination) of the Term of this Agreement, Selvita shall not pursue, neither alone nor in collaboration with or through Third Parties, the Research, Development, Manufacturing (for Development or Commercialization), or Commercialization of any Compounds or therapeutic products selective against the Target. In case of early termination of this Agreement by either Party without the exercise of an Option by Felicitex, Selvita’s exclusivity obligation under this Article 12 shall also terminate upon the effective date of any such early termination without any further applicable restrictions and limitations for Selvita. As used herein, “Compounds selective against the Target” shall mean a Compound having an activity against the Target of not more than 400 nM, as measured by the concentration sufficient to inhibit the activity of the Target by 50% (“IC50”) in an in vitro kinase assay known as “ADP-Glo™ system,” available from Promega, Catalog No: V9101-V9103 and wherein such Compound possesses at least 10-fold higher activity against the Target, measured by the IC50 values, than against other kinases.

12.2.  Felicitex’s Exclusivity. During the Term of this Agreement, Felicitex shall not undertake, neither alone nor in collaboration with or through Third Parties, any work on medicinal chemistry for Compounds selective against the Target outside the scope of this Agreement. In the event that Felicitex exercises its Option, Felicitex shall be entitled to continue its work on medicinal chemistry for Compounds selective against the Target either by itself or through an Affiliate, Engaged Person, other Sublicensee or other Third Party, in each case in accordance with the provisions of the Exclusive License Agreement, it being understood that such continuing work of Felicitex shall not be considered a breach of this Section 12.2 (even if the Term of this Agreement and the term of any Exclusive License Agreement are overlapping). As used herein, “Compounds selective against the Target” shall mean a Compound having an activity against the Target of not more than 400 nM, as measured by the concentration sufficient to inhibit the activity of the Target by 50% (“IC50”) in an in vitro kinase assay known as “ADP- Glo™ system,” available from Promega, Catalog No: V9101-V9103 and wherein such Compound possesses at least 10-fold higher activity against the Target, measured by the IC50 values, than against other kinases.

For the purposes of this Agreement, “medicinal chemistry” shall mean design and synthesis of a Compound that was first synthesized, described or publically disclosed after the Effective Date of this Agreement. For the avoidance of doubt, the term “medicinal chemistry” does not include: synthesis or manufacturing of a compound known to Felicitex, Selvita or a Third Party on the Effective Date of this Agreement, preparation and testing of salt forms of such a compound, evaluation of solid state properties of such a compound, preparation and testing of solid forms (amorphous or polymorphs) of such a compound, pre-formulation and formulation development activities and stability studies of such a compound, development of analytical or bioanalytical methods, or development of a pharmaceutical composition comprising such a compound, including storage formulations or dosing formulations that include such a compound.

ARTICLE XIII
CONFIDENTIALITY

13.1.  Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not, now or at any time hereafter, publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, and to carry out any and all of its obligations under this Agreement, any Know-How or other information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a)  was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b)  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d)  was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.

13.2.  Product Information. Selvita recognizes that by reason of, inter alia, Felicitex’s exclusive Option rights under this Agreement, Felicitex has an interest in Selvita’s retention in confidence of certain information of Selvita. Accordingly, until the end of the Term, and for a period of twenty (20) years thereafter, Selvita shall keep confidential, and not publish or otherwise disclose, and not use for any purpose other than to fulfill Selvita’s obligations or exercise Selvita’s rights hereunder any Selvita Collaboration Know-How and any Selvita Know How, to the extent that the information pertains specifically to any particular Program Compound (the “Product Information”), except to the extent (a) the Product Information is in the public domain or generally available through no fault of Selvita, (b) such disclosure or use is expressly permitted by the terms and conditions of this Agreement, including with respect to Selvita’s rights to Program Compounds other than Optioned Compounds. For the purposes of this Section, each Party shall be deemed to be both Disclosing Party and Receiving Party with regard to Product Information.

13.3.  Authorized Disclosure. Except as expressly provided otherwise in this Agreement to the extent necessary or required to fully exercise its rights hereunder, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a)  to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

(b)  in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if so advised by the Receiving Party’s legal counsel, such disclosure is otherwise required by Law, including by reason of filing with securities regulators; provided, however, that, to the extent practicable, the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(c)  to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Collaboration Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(d)  in communication with actual or potential investors, lenders, acquirers, merger partners, consultants, advisors, licensees, sublicensees, collaborators or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or

(e)  to the extent mutually agreed to in writing by the Parties or otherwise permitted under this Agreement (including the Parties’ right to involve sub-contractors for their activities under the Research Plan).

13.4.  Press Release. On or promptly after the Effective Date, the Parties shall jointly issue a public announcement of the execution of this Agreement in the form attached hereto as Exhibit G . Thereafter, the Parties shall use good faith efforts to agree on joint press releases with respect to material developments relating to Option exercise and the Development or Commercialization of Optioned Products.

13.5.  Disclosure of Agreement Terms. Except to the extent required by Law or by securities exchange listing requirements (in particular of the Warsaw Stock Exchange) or as otherwise permitted in accordance with Section 13.3(d) and (e) or Section 13.4, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed.

13.6.  Termination of Prior Confidentiality Agreement. This Agreement supersedes and replaces the Confidentiality Agreement between Selvita and Felicitex dated March 25, 2014 (the “Existing Confidentiality Agreement”). All information exchanged between the Parties under the Existing Confidentiality Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 13.

13.7.  Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 13.

13.8. Publications.

13.8.1.  Restrictions on Publication. Selvita shall not publish or publicly disclose the results generated in the course of performing the Research Collaboration without the prior review and approval by the JSC. Felicitex acknowledges that Selvita has certain obligations to publish or publicly disclose the results generated in the course of performing the Research Collaboration under the SEL141 Grant and the related grant agreement with the Polish Agency for Enterprise Development. Felicitex will consider these obligations in a supportive manner.

13.8.2.  Submission; Review. The Party seeking to publish results hereunder (the “Publishing Party”) shall provide the other Party (the “Reviewing Party”) with a copy of such proposed abstract, manuscript, or presentation no less than sixty (60) days thirty (30) days in the case of abstracts) prior to its intended submission for publication. The Reviewing Party shall respond in writing promptly and in no event later than thirty (30) days (ten (10) Business Days in the case of abstracts) after receipt of the proposed material, with one or more of the following:

(a)  comments on the proposed material, which the Publishing Party shall consider in good faith;

(b)  a specific statement of concern, based upon the need to seek patent protection or to block publication if the Reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect a Compound or any Research or Development activities conducted under this Agreement; or

(c)  an identification of the Reviewing Party’s Confidential Information that is contained in the material reviewed.

13.8.3.  Patent and Trade Secret Protection. In the event of concern by the Reviewing Party over patent protection or whether maintaining a trade secret would be a priority, the Publishing Party agrees not to submit such publication or to make such presentation that contains such information until the Reviewing Party is given a reasonable period of time, and in no event less than sixty (60) days, to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, or to abandon such proposed publication or presentation if the Reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority. Any Confidential Information of the Reviewing Party shall, if requested by the Reviewing Party, be removed.

13.8.4.  Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party in a disclosure that is required by Law. In addition, either Party may use the other Party’s name, logo or trademark on its own website to identify the other Party as its collaborator, provided that each Party complies with the formatting specifications and requirements provided by the other Party whose identity would be posted.

13.9.  Republication. Nothing in this Article 13 shall prohibit either Party from including in future publications, press releases, marketing and promotional materials any materials previously authorized for public disclosure by the other Party.

13.10.  Return of Confidential Information. Upon the effective date of expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to one or more terminated countries within the Territory but not in its entirety, solely to the extent relating to such terminated countries within the Territory) to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, that the other Party shall be permitted to retain such Confidential Information for the sole purpose of performing any continuing obligations hereunder or exercising its rights hereunder that survive such termination. Notwithstanding the foregoing, such other Party also shall be permitted to retain one (1) copy of such Confidential Information for archival purposes and such additional copies of, or any computer records or files containing, such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 16.3.1.

ARTICLE XIV
REPRESENTATIONS AND WARRANTIES

14.1.  Representations and Warranties of Both Parties. Each Party hereby represents, warrants and covenants to the other Party, as of the Effective Date, that:

14.1.1.  Such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

14.1.2.  Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

14.1.3.  This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

14.1.4.  The execution, delivery and performance of this Agreement by such Party does not and will not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is or becomes a party or by which it is or becomes bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

14.1.5.  No government authorization, consent, approval, license, exemption of, or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is necessary for its execution and delivery of this Agreement;

14.1.6.  It has not (a) employed and has not used a contractor or consultant that has employed, any Person debarred pursuant to Section 306 of the Federal Food, Drug and Cosmetic Act (the “FFDCA”), or who is the subject of a conviction described in such section (or subject to a similar sanction of EMA), or, (b) employed any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of any pre-clinical activities or clinical trials of Compounds;

14.1.7.  Such Party not previously assigned, transferred, licensed, conveyed or otherwise encumbered its or their right, title or interest in or to any present or future interest, lien or encumbrance in or to the Collaboration Patents or the Collaboration Know-How;

14.1.8.  To such Party’s best knowledge, the conduct of the activities under the abbreviated R&D plan attached hereto as of the Effective Date will not infringe any Patent or other intellectual property or proprietary right of any Person;

14.1.9.  To such Party’s best knowledge, all information, documentation and other materials furnished or made available by such Party during the period of diligence prior to the Effective Date are, as of the date such information, documentation or materials were furnished or made available to the other Party, true, complete (except as redacted) and correct copies, in all material respects, of what they purport to be, and such Party has disclosed to the other Party any event or circumstance occurring and coming to the awareness of such Party since the date any such information, documentation or materials were furnished or made available which would have caused such information, documentation or materials not to be true, complete (except as redacted) and correct copies, in all material respects, of what they purport to be as of the Effective Date.

14.2. Mutual Covenants. Each Party hereby covenants to the other Party that:

14.2.1.  All employees of such Party or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

14.2.2.  It shall not use in any capacity, in connection with the performance of the activities contemplated by this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section (or subject to a similar sanction of EMA). It agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to the debarment or conviction of it or any Person performing services hereunder;

14.2.3.  It shall not, during the Term, grant any right or license or create any lien or encumbrance to a Third Party or assign, transfer or convey any present or future interest to or for the benefit of any Third Party relating to any of the intellectual property rights it owns or Controls as of the Effective Date or which it will own or Control during the Term, which would conflict with any of the rights or licenses granted to the other Party hereunder or would conflict with or otherwise restrict or interfere with the grant of rights pursuant to the Exclusive License Agreement following the exercise of an Option by Felicitex;

14.2.4.  It and its Affiliates have conducted and shall conduct, and their respective contractors and consultants have conducted and shall conduct, all Research of the Target identified as of the Effective Date and to be conducted hereunder in accordance with Law; and

14.2.5.  It shall not, and shall cause its Affiliates not to, during the Research Collaboration Term or for a period of two (2) years thereafter, hire any person who (a) is an employee of the other Party or of any of the other Party’s Affiliates as of the Effective Date or during the Research Term and (b) has worked on the Research Program; provided that the foregoing shall not prohibit a Party from hiring any person whose employment has been terminated by the other Party. Any breach by a Party of this covenant shall entitle the other Party to a payment of liquidated damages in the amount of three hundred thousand U.S. Dollars (US$300,000) per hire. Notwithstanding anything to the contrary herein, it is understood and agreed that in the event that either Party places a general, public notice of solicitation of employment and an employee of the other Party responds and is subsequently hired, then the hiring of that employee through the open, public solicitation shall not be deemed a violation of this Section 14.2.5.

14.3.  Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials, including any Compounds, it provides or discovers under this Agreement or (c) that any Program Compounds will be generated hereunder.

ARTICLE XV
INDEMNIFICATION; INSURANCE

15.1.  Indemnification. Each Party (each a “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates, and its and their respective directors, officers, employees and agents (each a “Indemnified Party”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)  the negligence, recklessness or wrongful intentional acts or omissions of the Indemnifying Party or its Affiliates or its Sublicensees and its or their respective directors, officers, employees and agents, in connection with the Indemnifying Party’s performance of its obligations or exercise of its rights under this Agreement;

(b)  any breach of any representation or warranty or covenant made by the Indemnifying Party under Article 14 or any other provision under this Agreement;

(c)  the Research and Development of Program Compounds that is actually conducted by or on behalf of the Indemnifying Party, its Affiliates or Sublicensees, the handling and storage by or on behalf of the Indemnifying Party, its Affiliates or Sublicensees of any chemical agents or other compounds for the purpose of conducting Research or Development by or on behalf of the Indemnifying Party, its Affiliates or Sublicensees, including any product liability, personal injury, property damage or other damage; or

(d)  any gross negligence, recklessness, wrongful intentional act or omission, failure to comply with any Law, breach of any agreement with a Third Party, or infringement of Patent or other intellectual property rights of any Third Party by the Indemnifying Party, its Affiliates or Third Party sublicensees with respect to any Research on any Program Compounds anywhere in the world prior to the Effective Date or with respect to the Research and Development of Program Compounds under this Agreement;

in each case, provided that, such indemnity shall not apply to the extent that the Indemnified Party itself has an indemnification obligation pursuant to this Section for such Loss, in which event each Party shall indemnify the other to the extent of their respective liability for such Loss.

15.2. Procedure.

15.2.1.  Notice of Claim. An Indemnified Party seeking indemnification under this Article 15 shall give prompt written notification to the Indemnifying Party of the Third Party Claim for which indemnification may be sought (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

15.2.2.  Assumption of Defense; Participation. Within ninety (90) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within sixty (60) days after receipt of any invoice therefore from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided, however, that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Law, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

15.2.3.  Settlements. The Indemnifying Party shall not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

15.3.  Insurance. Each Party shall maintain, at its cost, self-insurance against liability and other risks associated with its activities and obligations under this Agreement, in such amounts, subject to such deductibles and on such terms as are customary for a company such as the respective Party for the activities to be conducted by it under this Agreement. Each Party shall furnish to the other Party evidence of such self-insurance upon request.

15.4.  LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 12 OR ARTICLE 13 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 15, NEITHER SELVITA NOR FELICITEX, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE XVI
TERM AND TERMINATION

16.1.  Term; Expiration. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article, shall remain in effect until the end of the Option Period (the “Term”).

16.2. Early Termination.

16.2.1.  Felicitex shall have the right to terminate this Agreement upon sixty (60) days prior written notice to Selvita for convenience; including but not limited to Felicitex being unable to secure additional funding which would prohibit Felicitex from continuing with the Research Collaboration with Selvita. Upon effectiveness of such termination Selvita shall cease all activities in connection with the Research Plan.

16.2.2.  Subject to the provisions of Sections 17.1 and 17.2, hereof, if either Party deems that the Research and Development activities under the Research Program are not progressing pursuant to the Research Plan and, in case that an adequate amendment of the Research Plan exceeds the decision making authority of the JSC pursuant to Section 3.1, the Parties are unable to agree on an amendment of the Research Plan within thirty (30) days following the first notification of such assessment by the respective Party to the JSC, then either Party may terminate this Agreement upon sixty (60) days prior written notice to the other Party.

16.2.3.  Subject to the provisions of Sections 17.1 and 17.2, hereof, if either Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within ninety (90) days. If such breach is not cured within ninety (90) days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party.

16.2.4.  Either Party may terminate this Agreement by written notice immediately, if the other Party (a) becomes insolvent, or (b) a petition of bankruptcy or any similar action under relevant bankruptcy or insolvency proceedings is filed by or against said Party and not dismissed within ninety (90) days thereafter, or (c) a receiver is appointed with respect to any asset of said Party or (d) liquidation proceedings (except solvent and voluntary liquidation for reorganization purposes) are commenced by or against said Party.

16.3. Effects of Termination and/or Expiry.

16.3.1.  Surviving Provisions. Without limiting the foregoing and unless explicitly stipulated otherwise in this Agreement, Articles 1 (Definitions), 7 (Intellectual Property Rights), 13 (Confidentiality Obligations), 15 (Indemnification and Insurance) and Sections 8.6 and 9.2 (License Grants to Selvita), Sections 17.1 and 17.2 (Dispute Resolution), Section 16.3 (Effects of Termination), 17.3 (Governing Law) hereof shall survive the expiration or termination of this Agreement for any reason. Section 13.2 of Article 13 shall survive for a period of twenty (20) years after the effective date of termination or expiration of this Agreement and all other provisions of Article 13 shall survive for a period of seven (7) years after the effective date of termination or expiration of this Agreement.

16.3.2.  Accrued Liability. Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

16.3.3.  Effect on Licenses and Option Period. Upon expiration or termination of this Agreement by either Party, the Option Period and all mutual licenses granted under Article 6 shall terminate.

16.3.4.  Obligations upon Termination or Expiry. Upon termination of this Agreement by either Party as well as upon expiration of this Agreement without Option exercise by Felicitex, the following shall apply:

(a)  Regulatory Dossiers. Felicitex shall, upon written request by Selvita and subject to Selvita assuming legal responsibility for any clinical trials then ongoing, transfer and assign to Selvita at Selvita’s cost and expense, all Regulatory Dossiers and Regulatory Approvals prepared or obtained by or on behalf of Felicitex prior to the effective date of such termination or expiration, to the extent solely related to products comprising or based upon Program Compounds and transferable, and Felicitex shall have the right to retain one copy of such transferred documentation and Regulatory Approvals for record-keeping purposes, whereas such copy shall be deemed Confidential Information of Selvita subject to the obligations of Article 13 of this Agreement;

(b)  Materials and Know-How. Felicitex shall, upon written request of Selvita, return to Selvita or, at Selvita’s option, destroy, at its sole cost and expense, all relevant records and materials in its possession or control containing or comprising the Selvita Know-How and Selvita’s material, or such other Confidential Information of Selvita and Felicitex shall have the right to retain one copy thereof for record-keeping purposes.

(c)  Patenting. Felicitex shall: (i) return to Selvita all documents entitling it to act in the name and on behalf of Selvita towards patent registries and (ii) hand over to Selvita the Prosecution and Maintenance of Selvita Collaboration Patents in an orderly and sound manner so that the timely filing of all necessary filings and the duly payment of all applicable fees to the patent registries is secured.

(d)  Upon the expiration or termination of this Agreement for any reason, each Party will promptly return all of the other Party’s materials, equipment, retained samples, data, reports and other property, information and know-how in recorded form that was provided by or on behalf of either Party or that was owned by or licensed to Party, unless explicitly stipulated otherwise in this Agreement or otherwise required for any Party to exercise its rights or licenses granted to it under this Agreement.

ARTICLE XVII
MISCELLANEOUS

17.1.  Dispute Resolution. If a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Executive Officers are unable to resolve a given dispute pursuant to this Section within sixty (60) days after referring such dispute to the Executive Officers, or sooner if required by the particular circumstances, either Party may elect to have the given dispute settled by binding arbitration pursuant to Section 17.2.

17.2. Arbitration.

17.2.1.  Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall, within thirty (3) days following the expiration of the sixty (60) day mediation period referred to in Section 17.1 of this Agreement, provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which the other Party must cure a breach of this Agreement shall be suspended as to any breach that is the subject matter of the dispute, however, this Agreement shall remain in full force and effect and the Parties shall continue their obligations hereunder during the pendency of the arbitration(s). Within thirty (30) days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues. Any arbitration pursuant to this Section will be held in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution (“ICRD”), the international division of the American Arbitration Association, whereas, to the extent legally permissible, the procedure agreed in Section 17.2.2 shall be applied.

17.2.2.  Arbitration Procedure. The arbitration shall be held in Boston, Massachusetts, United States unless another location is mutually agreed by the Parties. The arbitration shall be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties; provided that, the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators. If the Parties fail to agree on a mutually acceptable arbitrator within thirty (30) days after the Arbitration Request, then the arbitrator shall be selected by the ICRD. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within thirty (30) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, except as provided in Section 15.4, or to reform, modify or materially change this Agreement. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof.

17.2.3.  Costs. Each Party shall bear all of its own costs and expenses, including, but not limited to attorneys’ fees, costs, and disbursements arising out of the arbitration, travel, witness fees, consultants, transcripts and the like, and shall pay an equal share of the fees and costs of the arbitrator.

17.2.4.  Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

17.2.5.  Confidentiality. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 13.

17.3.  Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

17.4.  Sectoral Sanctions Identification (SSI) List. Felicitex and Selvita confirm that none of their key personnel or shareholders are on the Sectoral Sanctions Identification (SSI) List of U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) as of the date of the Agreement execution.

17.5.  Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided that, such assigning Party provides the other Party with written notice of such assignment, the Affiliate agrees in writing to assume performance of all assigned obligations, and the assigning Party shall remain primarily liable for the performance of its obligations under this Agreement by such Affiliate. Further, subject to the remainder of this Section, each Party may assign this Agreement, and all of its rights and obligations hereunder, without the consent of the other Party, to its successor in interest by way of an acquisition, merger, consolidation, business combination or in connection with the sale of all or substantially all of its business, equity securities or assets; provided that, such assigning or transferring Party provides the other Party with written notice of such assignment and the assignee or transferee agrees in writing to assume performance of all assigned obligations, and the assigning Party shall remain primarily liable for the performance of the assigned obligations under this Agreement by such assignee or transferee (except in the case of a merger, sale or acquisition in which it is not the surviving entity). Any purported assignment in violation of this Section 17.5 shall be null and void.

17.6. Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s) and Sublicensees.

17.7. Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Selvita or Felicitex, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time Selvita and Felicitex shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

17.8. Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by, facsimile transmission (receipt verified), or international overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Selvita,
addressed to:	Chief Executive Officer, Selvita S.A., Park Life Science,
ul. Bobrzynskiego 14, 30-348 Krakow, Poland

with a copy to:	Chief Operating Officer, Selvita S.A., Park Life Science,
ul. Bobrzynskiego 14, 30-348 Krakow, Poland

If to Felicitex,

addressed to:	Chief Executive Officer, Felicitex,
One Kendall Square Building 200, B2002, Cambridge, Massachusetts 02139
United States of America

with copies to:	Rubin and Rudman LLP
Attn: Peter B. Finn, Esq
50 Rowes Wharf
Boston, MA 02110

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the day on which such notice or request was given, or if such day is not a Business Day, the first Business Day thereafter. If sent by overnight express courier service, the date of delivery shall be deemed to be the second Business Day after such notice or request was deposited with such service.

17.9. Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of certain commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

17.10. Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Law or otherwise available except as expressly set forth herein.

17.11. Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), all other provisions hereof shall remain in full force and effect in such jurisdiction except for such Severed Clause, and such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. The Parties shall consult and use good faith efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

17.12. Entire Agreement. This Agreement, and the Exclusive License Agreement(s) attached hereto as Exhibit D when entered into by the Parties pursuant to the exercise of an Option to the Research Program, together with the Exhibits hereto and thereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

17.13. Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

17.14. Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires: (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or) and (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. Any reference in this Agreement to “royalty” or “royalties” (whether used in capitalized letters or not) shall include royalties and other recurring or deferred payments payable by a Party to the other Party for compensation or consideration of rights granted hereunder or under the Exclusive License Agreement.

17.15. Books and Records. Any financial books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with GAAP, consistently applied, except that the same need not be audited.

17.16. Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

17.17. Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors, permitted assigns and, with respect to indemnification under Article 15, the indemnitees identified thereunder, and they shall not be construed as conferring any rights on any other Persons.

17.18. Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

17.19. Counterparts and Language. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures. Further, the Parties agree that all conceptive, communications, agreements (including this Agreement) shall be in English and the English language shall control for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Selvita S.A.

By:	/s/ Krzysztof Brzozka
	Name:	Krzysztof Brzozka, Ph. D.
	Title:	Vice President, CSO
	Date:	November 6, 2014

By:	/s/ Tomasz Nocun
	Name:	Tomasz Nocun
	Title:	Proxy
	Date:	November 6, 2014

Felicitex Therapeutics Inc.

By:	/s/ Maria Vilenchik
Maria Vilenchik, Ph.D., CEO
Hereunto Duly Authorized
November 6, 2014

EXHIBIT A

ABBREVIATED RESEARCH PLAN

Felicitex – Selvita Research Collaboration.
SEL141FX – Abbreviated Research Plan.

Project Goals	2
Desired target profile of the clinical candidate	2
Partners contributions	3
Selvita Hits	3
Felicitex Hits	5
Project workflow	6
Project workflow at Selvita (Figure 3)	6
Screening cascade (Figure 4)	7
Initial SEL141FX project timeliness (Figure 6)	8
Resynthesis of selected SLV (Selvita) compounds	9
Scale up of compound cores	10
Resyntesis of compounds SLV-2368, SLV-2504 and SLV-2456	10
Resynthesis of SLV-2640	12
Synthesis of macrocyclic analogs	12
Synthesis of large scale cores for macrocycles	13
Synthesis of macrocyclic compounds	14
Amide bond formation (Figure 14)	14
Alkylation (Figure 15)	15
Metathesis (Figure 16)	16
Biology evaluation In Selvita	17
Computational chemistry evaluation	18
Project organization	19
SEL141FX – Team structure (Figure 19)	19
Selvita resources summary (Figure 20)	20
Communication strategy (Figure 21)	21

Exhibit A

Project Goals

The ultimate output of the Felicitex-Selvita Collaboration is a Clinical Lead Candidate, which is a compound with the appropriate activity and drug-like properties for progression into the IND-enabling studies, and the discovery of high quality Lead Compounds that are structurally unrelated (new IP) to the Lead Clinical Candidate.

The immediate, short-term goal is the optimization/Development of DYRK1B inhibitors based on the scaffolds identified by Selvita and by Felicitex.

Desired target profile of the clinical candidate.

■	Selective and potent DYRK1B inhibitor:

●	Desired 100:1 inhibitory activity (IC50 in a biochemical assay) of DYRK1B over DYRK1A;

●	Desired 1000:1 inhibitory activity (IC50 in a biochemical assay) of DYRK1B over any of the CDKs;

●	Desired 1000:1 inhibitory activity (IC50 in a biochemical assay) of DYRKlB over GSK3f3;

●	High selectivity in the panel of human protein kinases (330+ non-mutant kinases);

●	Low nanomolar activity in a biochemical assay;

●	High nanomolar or single digit micromolar activity in a cell-based assay in a DYRK1B-expressing cell line, 100:1 ratio of DYRK1B+ versus DYRK1B- cell line;

●	Tumor regression of >40% in three xenograft models;

■	Biopharm aceutical class:

●	Preferably BCS Class 1 compound, class 2 at worst;

●	Oral bioavailability:

-	Absolute oral bioavailability >70% in one rodent and one non-rodent species;

-	Not a substrate of CYP3A4;

●	Metabolic stability:

-	Half-life >3h in vivo in an animal species with metabolism of the clinical series compounds most similar to human;

●	High passive permeability:

-	Not a substrate of P-glycoprotein or a related ABC efflux pump (MDR, etc.);

■	Absence of toxicity flags:

●	No evidence of toxic effects at concentrations ≥30-fold of projected efficacious concentration from in vitro toxicological profiling: cardiotoxicity by hERG inhibition,inhibition of the six major CYP450 isoforms, Hep G2, Ames and micronucleus testing;

Exhibit A

2

■	Other

-	No brain penetration, achieved through appropriately high polar surface area and confirmed in vivo;

-	Plasma protein binding <95%;

-	Low partition into RBCs;

-	Accumulation in the cell nucleus and cytoplasm, avoids lysosomal entrapment (not a strongly basic compound);

It is understood by both parties that the final clinical candidate may not meet all of the above criteria. However, if Felicitex decides to pursue any further preclinical and clinical development of any of the compound identified in the collaboration (according to the agreement), it is assumed that the clinical candidate criteria where met and Selvita is eligible for milestones and royalties.

Partners contributions

Selvita Hits.

[**]

Exhibit A

3

[**]

[**]

[**]

[**]

Figure 1. Hits identified by Selvita. Kinase inhibitory activity and basic parameters.

Exhibit A

4

Felicitex Hits.

[**]

[**]

Figure 2. Hits identified by Felicitex. Cellular activity. Kinase (DYRK1B) % of inhibition.

Exhibit A

5

Project workflow.

Project workflow at Selvita (Figure 3).

Figure 3. Project workflow at Selvita.

Exhibit A

6

Screening cascade (Figure 4).

Figure 4. Screening cascade for SEL141FX. Details of the screening cascade may be amended accordingly to the situation.

Exhibit A

7

Figure 5. Workflow and screening cascade details.

Init ial SEL141FX project t imeliness (Figure 6).

		week of 2014	[**]

A	1	Synthesis of large scale cores (for resynthesize compounds)	[**]
	2	Resynthesis of selected compounds	[**]
	3	Synthesis of large scale cores (for macrocycles)	[**]
	4	Synthesis of first macrocycle	[**]
	5	Optimisation of macrocyclic ring closure reactions	[**]
	6	Selection of first compounds for kinase panel	[**]
	7	Macrocycles SAR establishing	[**]

B	8	Setting up kinase assays in 384 wells system	[**]
	9	retesting of hits (DYRK1B)	[**]
	10	testing of synthesized, new compounds (DYRK1B, DYRK1A, GSK3b where applicable)	[**]

C	11	computational assessment of proposals (docking, ADME, QED)	[**]
	12	Implementation of QED computing	[**]
	13	Docking of Felicitex hits	[**]
	14	Optimisation of macrocycles docking	[**]

Figure 6. Project timelines for initial period of the project.

Both parties agree that due to dynamic drug discovery process the above Gantt chart and plans for upcoming quarters will be regularly discussed and agreed during monthly JSC meetings.

Exhibit A

8

Resynthesis of selected SLV (Selvita) compounds.

Four compounds were chosen for resynthesis and they represent both scaffolds. Compounds which will be resynthesized in slightly larger scale (30mg) have shown high inhibitory activity against DYRK1A kinase (low nanomolar IC50), they are also expected to be strong DYRK1B inhibitors as shown initially by high % of DYRK1B inhibition. Obtained inhibitors will be retested for kinase inhibitory activity to confirm previously obtained results.

[**]

Exhibit A

9

[**]

Figure 7. Compounds to be resynthesized.

Scale up of compound cores.

Com pounds based on benzimidazole moiety will synthesized with use of intermediate obtained accordingly to the Figure 8.

[**]

Figure 8. Synthesis of the intermediate for benzimidazole based core.

Resyntesis of compounds SLV-2368, SLV-2504 and SLV-2456.

Compounds based on benzimdazole core will be synthesized accordingly to the Figure 9.

Exhibit A

10

[**]

Figure 9. Synthesis of SLV2368, SLV-2505 and SLV-2456

Exhibit A

11

Resynthesis of SLV-2640.

Compound SLV-2640 based on the Quinoline core will be synthesized according to the Figure 10.

[**]

Figure 10. Synthesis of SLV-2640.

Synthesis of macrocyclic analogs.

Macrocyclic analogs of initial Selvita compounds were proposed as DYRK1B kinase inhibitors. General scheme of designed compounds is shown on the Figure 11.

[**]

Figure 11. General structure of designed macrocyclic compounds.

Exhibit A

12

Synthesis of large scale cores for macrocycles.

Synthesis of macrocyclic rings will be based on building blocks which have to be synthesized before Figure 12.

[**]

Figure 12. Building blocks for macrocyclew synthesis.

Other building blocks will be designed with the progression of the project. Proposed synthetic pathways for synthesis of building blocks are shown on the Figure 13. Synthestic pathways will be modified according to the obtained results and subsequently designed compounds.

Exhibit A

13

[**]

Figure 13. Example of synthetic pathway for building blocks.

Synthesis of macrocyclic compounds.

Closing of macro cyclicring is designed to be performed by various chemical reactions. Synthestic pathways allowing for building of the desired macrocyclic rings will be improved as necessary during the project.

Amide bond formation (Figure 14).

[**]

Exhibit A

14

[**]

Figure 14. Macrocyclisation by amide bond formation.

Alkylation (Figure 15).

[**]

Figure 15. Macrocyclisation by alkylation.

Exhibit A

15

Metathesis (Figure 16).

[**]

[**]

Exhibit A

16

[**]

Figure 16. Macrocyclisation by metathesis reaction.

Biology evaluation In Selvita.

Biological evaluation in Selvita will be based on determination of kinase inhibitory activity of synthesized compounds using the commercially available ADP-Glo system already installed and qualified by Selvita. The compounds also will be tested for their effect on cell viability assay against selected cell line (or cell lines).

Exhibit A

17

Computational chemistry evaluation.

Initial period of the project requires computational analysis of various DYRK1 inhibitors. This includes Selvita initial compounds, Felicitex identified hits as well as chosen literature compounds.

Conclusions from docking studies will be the basis for designing of initial proposal for the macro cyclic inhibitors (Figure 17).

Figure 17. Computational analysis scheme of Felicitex hits, Selvita inhibitors and selected literature compounds.

Felicitex hits (Figure 2) were initially analyzed computationally. Their docking poses may be used for designing novel inhibitors proposals.

Computational chemistry will be used on a daily basis to evaluate proposals (designed new inhibitors) with the use of docking, basic ADME parameters prediction and Quantitative Estimate of Drug Likeness (QED) parameter determination. QED parameter calculation was already validated at Selvita (Figure 18).

Exhibit A

18

Figure 18. QED parameter calculation method validation.

Project organization.

SEL141FX – Team structure (Figure 19).

Exhibit A

19

Figure 19. Project team structure.

Selvita resources summary (Figure 20).

	Month [FTE] 2014
Department	Oct	Nov*	Dec*
Chemistry	5,5	5	5
Biology+ Analytics	0	0,5	0,5
Project Management	0,5	0,5	0,5
Total	6	6	6

Figure 20. Selvita resources allocation planned for initial months (allocation can be adjusted accordingly to project needs).

Exhibit A

20

Communication strategy (Figure 21).

Figure 21. SEL141FX project communicat ion scheme.

Exhibit A

21

EXHIBIT B

TARGET

DYRK1A kinase

DYRK1B kinase

Exhibit B

EXHIBIT C

PROCEDURE FOR CALCULATING STRUCTURAL SIMILARITY

Two compounds will be considered as derivatives of each other if their Stated Similarity Coefficient will be >=0.85.

For avoidance of doubt, Stated Similarity Coefficient will be calculated on neutral compounds except in the case of “onium” compounds, formed by substituents other than hydrogen (example: benzalkonium chloride).

The algorithm to calculate the Stated Similarity Coefficients is presented below:

Proposed is to define structural similarity basing on the MACCS fingerprint definition used in a public domain chemoinformatics toolkit “Open Babel” (O’Boyle et al., 2011). Open Babel is an Open Source chemistry toolbox, broadly accepted and used in chemoinformatics. The examples presented were generated using the Open Babel version 2.3.2 (from 17-02- 2013), downloaded from their website: http://sourceforge.net/projects/openbabel/

MACCS key fingerprint definition contains a list of SMART queries, and is accessible as a text file on the openbabel installation directory. On Linux it is: /usr/local/share/openbabel/2.3.2/MACCS.txt.

The procedure for the structural similarity is as follow:

1.	Generate an SDF formatted file with the query compound

2.	Generate an SDF formatted file with the compounds from the compared library

3.	Run the openbabel fingerprint similarity procedure, with Tanimoto similarity coefficient, using the command:

obabel query.sdf library.sdf –ofpt -xfMACCS

where: query.sdf and library.sdf are the files created in points 1 and 2.

4.	Analyze the output of the program (see example below).

Example: Calculating of similarity of Gefitinib (Iressa) to 20 selected, approved small molecule kinase inhibitors (taken from Figure 1 from the KLIFS article (van Linden, Kooistra, Leurs, de Esch, & de Graaf, 2013)

obabel gefitinib.sdf selected_kinase_drugs.sdf –ofpt –xfMACCS

>gefitinib

>gefitinib Tanimoto from gefitinib = 1

Exhibit C

Possible superstructure of gefitinib

>erlotinib Tanimoto from gefitinib = 0.6875

>vandetanib Tanimoto from gefitinib = 0.857143

>bosutinib Tanimoto from gefitinib = 0.830769

>lapatinib Tanimoto from gefitinib = 0.666667

>imatinib Tanimoto from gefitinib = 0.513889

>nilotinib Tanimoto from gefitinib = 0.402778

>sorafenib Tanimoto from gefitinib = 0.514286

>regorafenib Tanimoto from gefitinib = 0.514286

>ponatinib Tanimoto from gefitinib = 0.573333

>ruxolitinib Tanimoto from gefitinib = 0.409091

>tofacitinib Tanimoto from gefitinib = 0.577465

>vemurafenib Tanimoto from gefitinib = 0.45977

>dasatinib Tanimoto from gefitinib = 0.602564

>sunitinib Tanimoto from gefitinib = 0.5

>crizotinib Tanimoto from gefitinib = 0.671429

>pazopanib Tanimoto from gefitinib = 0.348315

>axitinib Tanimoto from gefitinib = 0.293333

>dabrafenib Tanimoto from gefitinib = 0.301075

>trametinib Tanimoto from gefitinib = 0.567568

Definitions:

“Chemical fingerprint” means a string of binary values (0 or 1) used to characterize a molecule. In the presented definition, MACCS structural fingerprint was proposed to describe the compared compound. The MACCS definition of structural keys is frequently used in chemoinformatics, because it allows assigning unambiguously a binary string to the given structure. In the case of other, hashed fingerprints, the particular binary representation may depend on the algorithm used; therefore, the particular result of comparison may depend on the software used.

Exhibit C

In the presented examples, MACCS fingerprints are calculated using a publicly accessible program Open Babel. MACCS fingerprint is created using structural key descriptors in which each bit is associated with a SMARTS pattern.

A structural key is a fixed-length bitstring in which each bit is associated with a specific molecular pattern. When a structural key is generated for a molecule, the bitstring encodes whether or not these specific molecular patterns are present or absent in the molecule. The performance of such keys depends on the choice of the fragments used for constructing the keys and the probability of their presence in the searched molecule databases.

“SMARTS” means a language that allows specifying substructures by providing a number of primitive symbols describing atomic and bond properties. Atom and bond primitive specifications may be combined to form expressions by using logical operators. For more information go to: http://www.daylight.com/dayhtml/doc/theory/theory.smarts.html.

“Tanimoto similarity coefficient” means the most commonly used similarity coefficient in chemical informatics. It is often applied to comparison of binary strings, and may be calculated using the equation:

where:

a –the number of “on” features (bits) in structure A)

b – the number of “on” features (bits) in structure B

c – the number of “on” features (bits) common to both fingerprints A and B

The range of Tanimoto coefficient is from 0 to 1, with larger values for more similar compounds.

Brown and Martin (Brown & Martin, 1997) found that 2D descriptors (in combination with hierarchical clustering) are best at separating actives from inactives, given a particular target. Structural keys, hashed fingerprints and different 3D descriptors were compared and authors concluded that the MACCS structural key descriptor implicitly contains a great deal of information relevant to each type of interaction.

Exhibit C

Figure. “Molecular Design: Concepts and Applications” by Gilbert Schneider, Karl-Heinz Baringhaus.

“Stated Tanimoto similarity coefficient”– means Tanimoto coefficient, calculated using MACCS fingerprint representation, is more than 0.85.

References:

Brown, R. D., & Martin, Y. C. (1997). The Information Content of 2D and 3D Structural Descriptors Relevant to Ligand-Receptor Binding. Journal of Chemical Information and Modeling, 37(1), 1–9. doi:10.1021/ci960373c

O’Boyle, N. M., Banck, M., James, C. A., Morley, C., Vandermeersch, T., & Hutchison, G. R. (2011). Open Babel: An open chemical toolbox. Journal of cheminformatics, 3(1), 33. doi:10.1186/1758-2946-3-33

Van Linden, O. P. J., Kooistra, A. J., Leurs, R., de Esch, I. J. P., & de Graaf, C. (2013). KLIFS: A knowledge-based structural database to navigate kinase-ligand interaction space. Journal of medicinal chemistry. doi:10.1021/jm400378w

Exhibit C

●	Exemplary analysis of Regorafenib similar molecules based on Tanimoto similarity coefficient (obtained with MACCS fingerprint).

Tanimoto coefficient	 title: regorafenib	Tanimoto coefficient	
 title: sorafenib	1		0,80	 title: CHEMBL350541
 title: CHEMBL350747	0,96		0,77	 title: CHEMBL2158761
 title: CHEMBL1992306	0,91		0,53	 7 Nilotinib Tasigna®
 title: CHEMBL471723	0,89		0,60	 18c Trametinib Mekinist®
 title: CHEMBL164433	0,85		0,51	 1 Gefitinib Iressa®
 title: CHEMBL165332	0,82

Exemplary Tanimoto similarity coefficient matrix (obtained with MACCS fingerprint) - molecular structures of twenty approved small molecule kinase inhibitors (according to Fig.1 from O.P.J. van Linden, et al. (2013) J. Med. Chem. DOI: 10.1021/jm400378w ). Structures of Erlotinib and Vandetanib were switched in the original.

Exhibit C

	gefitinib	erlotinib	vandetanib	bosutinib	lapatinib	imatinib	nilotinib	sorafenib	regorafenib	ponatinib	ruxolitinib	tofacitinib	vemurafeni	dasatinib	sunit inib	crizotinib	pazopanib	axitinib	dabrafenib	t rametinib
gef it inib	1	0,69	0,86	0,83	0,67	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	0,60	< 0,60	0,67	< 0,60	< 0,60	< 0,60	< 0,60
erlotinib	0,69	1	0,72	0,70	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60
vandetanib	0,86	0,72	1	0,84	0,61	< 0,60	< 0,60	< 0,60	< 0,60	0,65	< 0,60	0,63	< 0,60	<0,60	<0,60	0,63	<0,60	< 0,60	< 0,60	< 0,60
bosutinib	0,83	0,70	0,84	1	0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	0,64	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60
lapatinib	0,67	< 0,60	0,61	0,60	1	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	0,69	<0,60	<0,60	0,61	<0,60	< 0,60	< 0,60	< 0,60
imatinib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	1	0,64	<0,60	<0,60	0,73	< 0,60	0,74	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60
nilotinib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	0,64	1	<0,60	<0,60	0,63	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60
sorafenib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	1	1,00	<0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	0,60
regorafenib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	1,00	1	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	0,60
ponatinib	< 0,60	< 0,60	0,65	< 0,60	< 0,60	0,73	0,63	<0,60	<0,60	1	< 0,60	0,78	< 0,60	0,62	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60
ruxolitinib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	1	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60
tofacitinib	< 0,60	< 0,60	0,63	0,64	< 0,60	0,74	<0,60	<0,60	<0,60	0,78	< 0,60	1	< 0,60	0,63	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60
vemurafenib	< 0,60	< 0,60	< 0,60	< 0,60	0,69	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	1	<0,60	<0,60	<0,60	<0,60	< 0,60	0,62	< 0,60
dasatinib	0,60	< 0,60	< 0,60	< 0,60	< 0,60	0,63	<0,60	<0,60	<0,60	0,62	< 0,60	0,63	< 0,60	1	< 0,60	0,63	< 0,60	< 0,60	< 0,60	< 0,60
sunit inib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	1	<0,60	<0,60	< 0,60	< 0,60	< 0,60
crizotinib	0,67	< 0,60	0,63	< 0,60	< 0,60	0,61	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60	< 0,60	0,63	< 0,60	1	< 0,60	< 0,60	< 0,60	< 0,60
pazopanib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	1	< 0,60	0,75	< 0,60
axitinib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	1	< 0,60	< 0,60
dabrafenib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	< 0,60	0,62	<0,60	<0,60	<0,60	0,75	< 0,60	1	< 0,60
trametinib	< 0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	0,60	0,60	< 0,60	< 0,60	< 0,60	< 0,60	<0,60	<0,60	<0,60	<0,60	< 0,60	< 0,60	1

For convenience – molecular structures from the paper are shown below.

Exhibit C

EXHIBIT D

EXCLUSIVE LICENSE AGREEMENT

EXCLUSIVE LICENSE AGREEMENT

by and between

FELICITEX THERAPEUTICS, INC.

and

SELVITA S.A.

Exhibit D

Exhibit D

-i-

(continued)

Exhibit D

-ii-

(continued)

Exhibit D

-iii-

List of Exhibits

Exhibit A	Joint Collaboration IP
Exhibit B	Optioned Compounds
Exhibit C	Selvita Collaboration IP
Exhibit D	Procedure for Calculating Structural Similarity
Exhibit E	Target
Exhibit F	Implementation Statement
Exhibit G	Calculation Scheme for Diluted Value Share
Exhibit H	Exemplary Calculation of Participation Payments
Exhibit I	Press Release

Exhibit D

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of this [ ] day of [ ], 20[ ] (the “Effective Date”) by and between Felicitex Therapeutics, Inc., a corporation duly organized under the laws of the State of Delaware, United States having its principal place of business at One Kendall Square Building 200, B2002, Cambridge, Massachusetts 02139, U.S.A. (“Felicitex”), and Selvita S.A., a Polish corporation, having its principal place of business at Park Life Science, ul. Bobrzynskiego 14, 30-348 Kraków, Poland (“Selvita”). Felicitex and Selvita are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”.

RECITALS

WHEREAS, Selvita and Felicitex each possess certain proprietary technology, intellectual property and expertise with respect to the identification and optimization of small molecule inhibitors for all uses against specified targets, including in the area of cancer;

WHEREAS, Felicitex and Selvita have previously undertaken certain discovery research activities to validate a certain kinase target of interest, “DYRK1A/B”, and to generate new kinase inhibitor drug candidates with high selectivity towards such selected kinase target with defined activity in certain cancer subtypes, with an initial focus on, but not limited to, pancreatic, colon, ovarian, lung and hematopoietic cancers based on targeting cancer cell quiescence;

WHEREAS, Selvita is conducting a novel kinase inhibitor program SEL141 (“SEL141 Program”) for which Selvita has received a grant from the Polish Agency for Enterprise Development (the “SEL141 Grant”); and

WHEREAS, Selvita wishes to grant to Felicitex and Felicitex wishes to receive from Selvita an exclusive, worldwide license on certain of Selvita’s intellectual property rights to further Research, Develop, Manufacture and Commercialize certain “Optioned Compounds” directed to the “Target” for any and all uses in the “Field” in the “Territory” (each as defined below), in particular for the “Research”, “Development”, “Manufacturing” and “Commercialization” (each as defined below) of the “Products” (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless context dictates otherwise:

1.1 “Affiliate” means, with respect to a Person, any other Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

Exhibit D

1.2 “Business Day” means a day on which banking institutions in Boston, Massachusetts and Krakow, Poland are open for business, excluding any Saturday or Sunday.

1.3 “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.4 “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.5 “Change-of-Control Event” means (a) a Party (i) merges or consolidates with any Third Party, or (ii) effects any other transaction or series of related transactions involving the transfer of capital stock of a Party to a Third Party, other than a transaction in which a Party or underwriters for a Party sell securities of a Party (A) in a public offering, or (B) directly to bona fide venture capital investors or bona fide institutional investors that routinely make such investments for the potential financial return on such investments and not with any view to acquisition, in the case of each of the foregoing clauses (i) and (ii) such that the stockholders of a Party immediately prior thereto, in the aggregate, no longer beneficially own more than fifty percent (50%) of the outstanding voting securities of the surviving entity or the ultimate parent of the surviving entity, following the closing of such merger, consolidation, other transaction or series of related transactions; or (b) any “person” or “group” (as such terms are defined under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934) that did not control such Party on the Effective Date obtains control (as defined in Section 1.1) of such Party.

1.6 “Clinical Trial” means a clinical trial in a human subject that has been approved by a Regulatory Authority and is designed to measure the safety or efficacy of a Product. A clinical trial can be a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or a study incorporating more than one of these phases.

1.7 “Collaboration IP” means Collaboration Know-How and Collaboration Patents.

1.8 “Collaboration Know-How” means, collectively, Joint Collaboration Know-How and Selvita Collaboration Know-How.

1.9 “Collaboration Patents” means, collectively, Joint Collaboration Patents and Selvita Collaboration Patents.

1.10 “Commercialization” or “Commercialize” means all activities undertaken with respect to a product relating to marketing, promotion (including advertising and detailing), medical affairs activities, medical science liaison activities, sponsored product or continuing medical education activities, post-Regulatory Approval clinical studies (that are not required to obtain or maintain such Regulatory Approval), obtaining pricing and reimbursement approval, in each case with respect to such product, any importing, offering for sale, distribution and sale of such product, identifying, screening or treating patients as potential users of such product, and interacting with Regulatory Authorities regarding the foregoing.

Exhibit D

1.11 “Commercially Reasonable Efforts” means, with respect to the performing Party, the carrying out of obligations of such Party using a diligent level of efforts and resources that a similar situated biopharmaceutical company (taking into consideration size, assets, status (e.g. “start-up” status) and dependency on third party investors) typically devotes to its own owned or licensed products of similar market potential at a similar stage in its development or product live, taking into account scientific and commercial factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing a product, competitiveness of alternative products in the marketplace, the patent or other proprietary position of the Optioned Compound, the regulatory requirements involved and the potential profitability for the performing Party of the Optioned Compound marketed or to be marketed. If either Party grants a sublicense or assigns its rights and obligations under this Agreement to an Affiliate, Sublicensee, Third Party Partner or other Third Party as permitted under this Agreement, then, “Commercially Reasonable Efforts” shall be applied with respect to such Affiliate, Sublicensee Third Party Partner or other Third Party, but in no case shall fall below “Commercially Reasonable Efforts” as applicable for the Party granting the sublicense or assigning its rights and obligations.

1.12 “Compound(s)” means a small molecule kinase inhibitor compound(s) directed to a Target. “Small molecule” means a compound with molecular weight in its neutral form of less than or equal to 1000 unified atomic mass units.

1.13 “Control”, “Controls” or “Controlled” means, with respect to any Patent or Know-How or other intellectual property right, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control (as used in Section 1.1) over an Affiliate with such right) to grant the licenses or sublicenses under such intellectual property right or Know-How or Patent as provided herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, an intellectual property right or Know-How or Patent of a Party that is licensed or otherwise acquired from a Third Party after the Effective Date and would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any license grants or sublicenses under this Agreement would require the granting Party to make additional payments or royalties to a Third Party in connection with such license or sublicense grants.

1.14 “Cover”, “Covering” or “Covered” means, with respect to a Patent and a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim of such Patent, the Research, Development, Manufacture or Commercialization (including the use, offer for sale, sale or importation) of such product or composition, or the practice of such technology, process or method, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

Exhibit D

1.15 “Derivative” means, with respect to an Optioned Compound, a Compound which is a derivative or a modification of such Optioned Compound that is within the Stated Similarity Coefficient for the Target and which satisfies the selectivity and activity criteria for the Target as were established for the Optioned Compound from which such Derivative was identified, generated or optimized, wherein such Derivative includes (a) analogs of such Optioned Compound within the Stated Similarity Coefficient for the relevant Target that are derived by modifying such Optioned Compound in one or more steps by chemical or molecular-genetic means, or (b) structurally novel Compounds within the Stated Similarity Coefficient for the relevant Target that are created from such Optioned Compound by modifying the central core structure or “scaffold” (as is commonly referred to as “scaffold hopping”) of such Optioned Compound, in each case of (a) or (b) where such Compound was not independently developed by an Affiliate or successor of a Party, as can be shown by contemporaneous scientific records.

1.16 “Develop” or “Development” means post-Research pre-clinical development, clinical development, including GLP Toxicology Studies, formulation, Manufacturing process development and scale-up (including active pharmaceutical ingredient and drug product production), Manufacturing process validation, stability testing, analytical testing, quality assurance and quality control, technical support, pharmacokinetic studies, Clinical Trials, interacting with Regulatory Authorities regarding the foregoing, and all other activities relating to seeking, obtaining or maintaining any Regulatory Approvals for a pharmaceutical product from the FDA or any other applicable Regulatory Authority.

1.17 “Direct Disposal” means an outright sale or any other outright transfer to a Third Party of the Optioned Compounds or Collaboration IP which constitute subject matter of this Agreement without any prior Implementation by Felicitex in its own Research and Development business activity, it being understood that the subcontracting of certain scientific activities to Engaged Persons prior to Implementation by Felicitex or the allocation of certain Research or Development studies or activities to academic laboratories prior to Implementation by Felicitex shall not constitute a Direct Disposal.

1.18 “EMA” means the European Medicines Agency, and any successor entity thereto.

1.19 “EU” or “European Union” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.20 “Euro” or “EUR” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the relevant European Union treaties.

1.21 “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.22 “Executive Officers” means Selvita’s Chief Executive Officer and Felicitex’s Chief Executive Officer.

1.23 “Felicitex IP” means Felicitex Know-How and Felicitex Patents.

Exhibit D

1.24 “Felicitex Know-How” means Know-How that: (a) is Controlled by Felicitex as of the Effective Date or thereafter during the Term and (b) is necessary or reasonably useful for the Research, Development, Manufacture or Commercialization of Optioned Compounds and Products in the Field in the Territory.

1.25 “Felicitex Patent(s)” means Patents that: (a) are Controlled by Felicitex as of the Effective Date or thereafter during the Term and (b) claim or are directed to Felicitex Know- How.

1.26 “FDA” means the United States Food and Drug Administration, and any successor entity thereto.

1.27 “Field” means the treatment and remediation of any human or veterinary oncologic disease, disorder or condition.

1.28 “First Commercial Sale” means, on a country-by-country basis, the first sale or other disposition for value of a Product by Felicitex or any of its Affiliates, Sublicensees, Third Party Partners or any other Third Party to an independent or unaffiliated Third Party after all Regulatory Approvals for such Product have been obtained in such country.

1.29 “GAAP” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied; and will mean IFRS at such time as IFRS: (a) becomes the generally accepted accounting standard and applicable laws require that a Party use IFRS or (b) is adopted as the applicable accounting standard of such Party.

1.30 “GLP Toxicology Study” means a toxicology study that is conducted in compliance with the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time) and is required to meet the requirements for filing an IND. For purposes of this Section 1.30, and this Agreement, “GLP” means Good Laboratory Practice for Non-Clinical Laboratory Studies as defined in Part 58 of Title 21 of the U.S. Code of Federal Regulations.

1.31 “IFRS” or “International Financial Reporting Standards” means the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.32 “Implementation” means any expenditure use, Research or Development by Felicitex of the Optioned Compounds or Collaboration IP which constitutes subject matter of this Agreement in its own Research or Development business activity for purposes of Felicitex, which may include, but not limited to, Research and Development activities required for Clinical Trials, INDs, MAAs and Regulatory Approval such as: (i) safety and efficacy studies in vitro, (ii) safety and efficacy studies in in vivo models, (iii) in vivo toxicology studies, (iv) formulation development for Clinical Trials, (v) performance of Clinical Trials or the like.

Exhibit D

1.33 “IND” means: (a) an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations (b) any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (including an application for Clinical Trial(s) to be submitted to the EMA or other Regulatory Authorities in the EU as further defined in the Clinical Trials Directive (2001/20/EC, as amended) as well as any non-EU equivalent of the foregoing in any other country) and (c) all amendments and supplements thereto.

1.34 “Indication” means any human disease or condition, or sign or symptom of a human disease or condition. For the avoidance of doubt, all variants of a single disease or condition (whether classified by severity or otherwise) in relation to which the Development or Commercialization of a pharmaceutical product does not require a separate Regulatory Approval shall be treated as the same Indication, whereas all variants in relation to which the Development or Commercialization of a pharmaceutical product does require a separate Regulatory Approval shall constitute separate Indications.

1.35 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject enrolled in such Clinical Trial with a Product.

1.36 “Joint Collaboration IP” means Joint Collaboration Know-How and Joint Collaboration Patents.

1.37 “Joint Collaboration Know-How” means the Know-How described in Exhibit A.

1.38 “Joint Collaboration Patent(s)” means the Patents described in Exhibit A, which shall be updated, from time to time, as necessary by the Parties to include any applicable Patents filed or granted after the Effective Date which cover Optioned Compounds or Products.

1.39 “Know-How” means all tangible and intangible:

(a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological, pre-clinical and clinical test data and results, research data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and Manufacturing process information, results or descriptions, software and algorithms; and

(b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material;

in each case ((a) and (b)) that is not generally known.

1.40 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

Exhibit D

1.41 “MAA” or “Marketing Authorization Application” means a regulatory application filed with the EMA seeking Regulatory Approval of a pharmaceutical product, and all amendments and supplements thereto filed with the EMA or any equivalent authority in any other country or regulatory jurisdiction.

1.42 “Major EU Country” means any of the following countries: France, Germany, Italy, Spain or the United Kingdom. “Major EU Countries” means some or all of the foregoing countries.

1.43 “Major Market Countries” means: (a) the United States, (b) Japan and (c) all of the Major EU Countries.

1.44 “Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, and storage of a compound or pharmaceutical product, as the case may be, or any components thereof, manufacture of pre-clinical, clinical and commercial supply, product characterization, quality assurance and quality control development, testing and release.

1.45 “NDA” means a New Drug Application (as more fully described in 21 C.F.R. 314.50 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or any equivalent filing, including an MAA, in a country or regulatory jurisdiction other than the United States.

1.46 “Net Sales” means: (a) the gross amounts invoiced by Felicitex or any of its Affiliates for sales of Product to independent or unaffiliated Third Party purchasers of such Product or (b) all other revenues, receipts, monies and the fair market value of other consideration collected or received (whether by way of cash or credit or any benefit, advantage or concession) by Felicitex or any of its Affiliates for sales of Products less the following deductions with respect to such sales that are actually incurred and either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with IFRS/GAAP to be specifically attributable to actual sales of such Product: (i) adequate credits, allowances or customary trade, quantity or cash discounts and refunds, replacements or credits for returned Products, and recalls (ii) sales tax and customs duties imposed in conjunction with such sales, but only to the extent that the selling party is not entitled to a refund of such taxes or duties, (iii) non-US taxes which are deducted or paid, but only to the extent that the selling party is not entitled to a refund of such taxes or duties, and (iv) costs for insurance, packing and transport of Products.

If non-monetary compensation is received for any Product in any country, Net Sales will be calculated based on the average price charged for such Product in such country during the preceding Calendar Quarter, or in the absence of such sales, the fair market value of the Product in such country, as determined by the Parties in good faith.

Exhibit D

Net Sales shall be determined on, and only on, the first sale by Felicitex or any of its Affiliates to a Third Party (other than a Sublicensee or a distributor). Sales of an Product between Felicitex and any of its Affiliates for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party (other than a Sublicensee or a distributor) shall be included within the computation of Net Sales. For the avoidance of doubt: net sales on sales of Products by Felicitex’s or its Affiliates’ Sublicensees or Third Party Partners (or by their sublicensees or distributors) to other independent or unaffiliated Third Parties are considered “Participation Income” pursuant to Section 7.3.1 and therefore are not reflected as Net Sales pursuant to this Section 1.46.

If a Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Product and the other ingredient or component in the Combination Product, as reflected in their respective market prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties. As used in this Section, “Combination Product” means an Product that: (a) contains one or more additional active ingredients (whether co-formulated or co- packaged) that are not Optioned Compounds or (b) is combined with one or more products, devises, pieces of equipment or components.

In the event a Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties

1.47 “Optioned Compound” means: (a) the Compound(s) listed in Exhibit B; (b) any Derivative, enhancement, refinement, invention or improvement of any Compound described in clause (a) above that is first synthesized, identified, conceived, reduced to practice or developed by (or on behalf of) Felicitex or any of its Affiliates, Sublicensees or Third Party Partners after the Effective Date or (c) any salt or prodrug of a Compound described in clause (a) or (b) above.

1.48 “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications claiming priority from any one of the above, including divisionals, continuations, continuations-in-part, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.49 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.50 “Phase 1 Clinical Trial” means a Clinical Trial in which the Product is administered to human subjects at single and multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Product, and which is consistent with 21 U.S. CFR § 312.21(a). For the purposes of the milestone payments under this Agreement, a “Phase 1 Clinical Trial” shall be a Clinical Trial which is submitted to the Regulatory Authority as a Phase 0 Clinical Trial, Phase 1 Clinical Trial or as a Phase 1/2 Clinical Trial.

Exhibit D

1.51 “Phase 2 Clinical Trial” means a Clinical Trial of the Product in human patients, the principal purposes of which are to make a preliminary determination that the Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Product’s efficacy to permit the design of Phase 3 Clinical Trials, and which is consistent with 21 U.S. CFR § 312.21(b). For the purposes of the milestone payments under this Agreement, a “Phase 2 Clinical Trial” shall be a Clinical Trial which is submitted to the Regulatory Authority as a Phase 2 Clinical Trial or as a Phase 2/3 Clinical Trial.

1.52 “Phase 3 Clinical Trial” means a Clinical Trial of the Product in human patients, which trial is designed (a) to establish that the Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of Regulatory Approval of an MAA or NDA of the Product, and (d) consistent with 21

U.S. CFR § 312.21(c). For the purposes of the milestone payments under this Agreement, a “Phase 3 Clinical Trial” shall be a Clinical Trial which is submitted to the Regulatory Authority as a Phase 3 Clinical Trial.

1.53 “Product” means any therapeutic product comprising or based upon an Optioned Compound, whether or not as the sole active ingredient, and in any dosage form or formulation.

1.54 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re- examinations, reissues, appeals, and requests for patent term adjustments with respect to such Patent, together with the initiation or defense of interferences, post-grant reviews, Inter Parties Reviews, Ex Parte Reexam, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other defense or enforcement actions taken with respect to a Patent.

1.55 “Regulatory Approval” means, with respect to a country in the Territory, the approval, license or authorization of the applicable Regulatory Authority(ies) necessary for the marketing and sale of a pharmaceutical or biopharmaceutical product for a particular indication in such country in the Territory, including any separate pricing or reimbursement approvals, but only to the extent that such approvals are legally required for the marketing and sale of a pharmaceutical product for such indication in such country. For the avoidance of doubt: (a) if the marketing and sale of a pharmaceutical product for a given indication in a given country does not legally require a separate pricing or reimbursement approval, no such approval is required within this definition and (b) if the marketing and sale of a pharmaceutical product for a given indication requires more than one separate pricing or reimbursement approval in a given country, the first pricing or reimbursement approval achieved shall suffice to meet this definition.

1.56 “Regulatory Authority” means, with respect to a country in the Territory, any national, multinational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that regulates or otherwise exercises authority with respect to the Research, Development, Manufacture, Commercialization (including marketing, sale, distribution), use or other exploitation of pharmaceutical products in such country, including the FDA and the EMA, and any successor(s) thereto.

1.57 “Regulatory Dossier” means the technical, medical and scientific registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for the Development (including the conduct of Clinical Trials), Manufacture, Commercialization (including distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale) of a product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, including all Regulatory Materials and drug master file(s) (if any).

1.58 “Regulatory Materials” means regulatory applications, notifications, registrations, Regulatory Approvals or other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a product in a particular country, territory or possession. Regulatory Materials include INDs and NDAs, and amendments and supplements to any of the foregoing, and applications for pricing approvals.

Exhibit D

1.59 “Research” means the discovery, research and pre-clinical development prior to the initiation of GLP Toxicology Studies, including identification, characterization, optimization, non-clinical testing, pharmacology studies, toxicology studies prior to initiation of GLP Toxicology Studies, synthesis, chemical analysis, bioanalytical analysis, material performance studies (such as measurements of stability, physical form, dissolution, or visual or spectroscopic analysis, and the like).

1.60 “Sale Transaction” means, with respect to Felicitex or any of its Affiliates, (a) a sale and assignment of all or a part of Felicitex’s rights, title and interest to the “DYRK1A/B” research program to a Third Party, including the licenses granted to it by Selvita under this Agreement in relation to Optioned Compounds and Products, independent of whether such sale transaction concerns solely the assets related to the “DYRK1A/B” research program or also further unrelated assets of Felicitex or (b) a sale and assignment of all or substantially all of its business or assets to a Third Party. For the avoidance of doubt, a Sale Transaction does not include a merger or stock sale of Felicitex.

1.61 “Selvita Collaboration IP” means Selvita Collaboration Know-How and Selvita Collaboration Patents.

1.62 “Selvita Collaboration Know-How” means the Know-How described in Exhibit C.

1.63 “Selvita Collaboration Patents” means the Patents listed in Exhibit C, which shall be updated as necessary by the Parties to include any applicable Patents filed or granted after the Effective Date which cover Optioned Compounds or Products.

1.64 “Selvita IP” means Selvita Know-How and Selvita Patents.

1.65 “Selvita Know-How” means Know-How that: (a) is Controlled by Selvita as of the Effective Date and (b) is necessary or reasonably useful for the Research, Development, Manufacture or Commercialization of Optioned Compounds and Products against the Target in the Field in the Territory. For purposes of clarity, Selvita Know-How excludes Selvita Collaboration Know-How and Selvita’s interest in any Joint Collaboration Know-How.

1.66 “Selvita Patents” means Patents that: (a) are Controlled by Selvita or its Affiliates as of the Effective Date or thereafter during the Term and (b) claim or are directed to Selvita Know-How. For purposes of clarity, Selvita Patents exclude Selvita Collaboration Patents and Selvita’s interest in any Joint Collaboration Patent.

1.67 “Stated Similarity Coefficient” means Tanimoto coefficient, calculated pursuant to the algorithm as described in Exhibit D, is more than 0.85.

1.68 “Sublicensee” means, with respect to Felicitex, a Third Party to whom Felicitex has granted a license under Know-How or Patents Controlled by it, or a sublicense pursuant to this Agreement, to Research, Develop, Manufacture or Commercialize the Optioned Compounds or Products in the Field, excluding any Third Party acting solely as a distributor.

1.69 “Target” means the target(s) described in Exhibit E.

1.70 “Territory” means the entire world.

1.71 “Third Party” means any Person other than Selvita or Felicitex that is not an Affiliate of Selvita or of Felicitex.

1.72 “Third Party Partner” means, with respect to Felicitex, a Third Party with whom Felicitex has undertaken a Sale Transaction.

1.73 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.74 “U.S. Dollar” or “US$” means the legal tender currency of the U.S..

1.75 “Valid Claim” means:

(a) a claim of an issued patent that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer; or

Exhibit D

(b) a claim of a pending patent application that has not been finally abandoned and which has been pending for no more than seven (7) years from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit.

1.76 Additional Definitions. Each of the following definition is set forth in the Sections of this Agreement indicated below:

“Adjusted Value Share” shall have the meaning as defined in Section 7.1.3

“Arbitration Request” shall have the meaning as defined in Section 14.2.1

“Claims” shall have the meaning as defined in Section 12.1

“Confidential Information” shall have the meaning as defined in Section 10.1

“Decreased Value Share” shall have the meaning as defined in Section 7.1.2

“Diluted Value Share” shall have the meaning as defined in Section 7.3.1

“Disclosing Party” shall have the meaning as defined in Section 10.1.

“Engaged Person” shall have the meaning as defined in Section 2.2

“External Development” shall have the meaning as defined in Section 5.4

“Indemnified Party” shall have the meaning as defined in Section 12.1

“Indemnifying Party” shall have the meaning as defined in Section 12.1

“Initial Value Share” shall have the meaning as defined in Section 7.1.2

“Internal Development” shall have the meaning as defined in Section 5.4

“Losses” shall have the meaning as defined in Section 12.1

“Minimum Royalty Rate” shall have the meaning as defined in Section 7.3.2(e)

“Minimum Value Share” shall have the meaning as defined in Section 7.3.2(e)

“Notice Period” shall have the meaning as defined in Section 13.2.1

“Participation Income” shall have the meaning as defined in Section 7.3.1

“Product Information” shall have the meaning as defined in Section 10.2

“Publishing Party” shall have the meaning as defined in Section 10.7.2

“Receiving Party” shall have the meaning as defined in Section 10.1.

“Required Publications” shall have the meaning as defined in Section 10.3.

“Reviewing Party” shall have the meaning as defined in Section 10.7.2

“SEL141 Loss” shall have the meaning as defined in Section 12.2

“Severed Clause” shall have the meaning as defined in Section 14.11

“Term” shall have the meaning as defined in Section 13.1.

ARTICLE II

SCOPE OF THE AGREEMENT

2.1 Development and Commercialization of Optioned Compounds and Products. Felicitex shall have the sole and exclusive (even as to Selvita) right and responsibility for all Research, Development, Manufacturing and Commercialization activities for all Optioned Compounds and Products against the Target in the Field in the Territory. For this purpose, Selvita shall grant to Felicitex the licenses outlined in Article III hereof. In consideration of the license grants, Felicitex shall pay to Selvita certain milestones, royalties and/or participation payments on basis of Selvita’s Initial Value Share, Decreased Value Share or, as applicable, Adjusted Value Share as defined and outlined in Article VII.

2.2 Internal or External Development. Subject to the provisions of Section 5.4, Felicitex shall be entitled to undertake the Research, Development and Commercialization of Optioned Compounds and Products either internally by itself or by any of its Affiliates (including, for the avoidance of doubt, through Third Parties such as independent contractors or subcontractors, e.g. a Contract Research Organization (“CRO”) (each an “Engaged Person”)) or externally through a Sublicensee (following an out-licensing transaction) or through a Third Party Partner following a Sale Transaction.

2.3 Other Transactions. A Change of Control Event in either Party shall neither effect this Agreement nor the Parties’ rights and obligations hereunder, it being understood that either Party upon a Change of Control Event may not be the surviving entity and that in such case the legal successor will assume such Party’s rights and obligations hereunder.

Exhibit D

ARTICLE III

LICENSE GRANTS

3.1 Exclusive License from Selvita to Felicitex. Selvita hereby grants to Felicitex an exclusive, milestone-bearing, royalty-bearing, transferable license, with the right to grant sublicenses through multiple tiers of Sublicensees, under the Selvita Collaboration IP and Selvita’s share in the Joint Collaboration IP, in each case to the extent Covering Optioned Compounds and as necessary or useful to Research, Develop, Manufacture and Commercialize any Optioned Compounds or Products against the Target in the Field in the Territory. Felicitex hereby accepts and acknowledges such exclusive license.

3.2 Non-Exclusive License from Selvita to Felicitex. Selvita hereby grants to Felicitex a non-exclusive, milestone-bearing, royalty-bearing, transferable license, with right to grant sublicenses through multiple tiers of Sublicensees, under the Selvita IP, to the extent Covering Optioned Compounds and as necessary to Research, Develop, Manufacture and Commercialize any Optioned Compounds or Products against the Target in the Field in the Territory and to the extent that such Selvita IP, but for the license granted, would be infringed by the Research, Development, Manufacture and Commercialization of Optioned Compounds and Products against the Target in the Field in the Territory. Felicitex hereby accepts and acknowledges such license.

3.3 Sublicensing and Transfer Rights. Each sublicense granted under any of the licenses granted by Selvita under this Article III as well as any transfer thereof shall be subject to the conditions outlined in Section 5.4 and shall be consistent with the terms and conditions of this Agreement.

3.4 Further Actions.

3.4.1 Selvita shall take and, to the extent that any rights licensed by Selvita to Felicitex hereunder are Controlled by an Affiliate of Selvita, shall cause its Affiliates to take, all such steps as are necessary to perfect Felicitex’s rights as licensed to it hereunder.

3.4.2 To the extent not already provided prior to the Effective Date, Selvita shall promptly as possible following the Effective Date, provide to Felicitex access to and copies of all documents and materials containing licensed Know-How as shall be reasonably requested by Felicitex and as necessary or reasonably useful to exercise its rights under the license grants in this Article III and, pursuant to the obligations in Section 4.1 hereof, shall provide sufficient consultation time to fully advise and instruct Felicitex with respect to the Know-How.

3.5 Rights Retained by the Parties. Any rights of Selvita or rights of Felicitex, as the case may be, that are not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party.

3.6 Good Faith Negotiations on License or (Re-)Transfer of Rights. If Felicitex, in addition to the rights and licenses granted to it under this Agreement, or Selvita wishes to acquire or license any rights controlled by the other Party in order to pursue Development of Optioned Compounds outside the Field in other therapeutic areas, such as Alzheimer disease, then the Parties shall negotiate in good faith for an agreement with commercially reasonable terms pursuant to which the requesting Party may acquire the necessary rights from the other Party to further Research, Develop, Manufacture and Commercialize the relevant Optioned Compounds in the requested territory outside the Field. For clarity, neither Party shall be under any obligation to agree to enter into any such agreement for the grant of any such rights or licenses to the other Party, beyond the obligation to consider and negotiate any such request in good faith and on commercially reasonable terms and the failure to reach an agreement shall not constitute a breach or violation of this Agreement by either Party.

3.7 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it: (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefore, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

Exhibit D

ARTICLE IV
TECHNOLOGY TRANSFER

4.1 Consultation Without Charge. Upon the request of Felicitex, Selvita shall provide to Felicitex consultation and advice as reasonably required with respect to Felicitex’s Development activities with respect to Optioned Compounds and Products against the Target in the Field. Up to twenty (20) consulting hours of work by one (1) full time employee (or, any proportioned amount of hours of work by more than one (1) full time employee) for such consultation and advice, if provided via teleconference or videoconference, shall be provided at no additional cost to Felicitex and, if provided in person at Felicitex’s facilities as may be mutually agreed by the Parties, shall be provided subject to Felicitex’s payment of Selvita’s reasonable and documented travel expenses associated with the provision of such consultation and advice. If Felicitex requests any consultation and advice exceeding the limitations of time and work amount as stated above, Section 4.2 shall apply.

4.2 Additional Services. Subject to mutual agreement by the Parties pursuant to a separate contract, Selvita shall provide to Felicitex consultation, advice or other services at the rate of [**] per full time employee per year (consisting of at least a total of 1,800 hours per year), if the work undertaken does not involve reagents (reagents and outsourcing being invoiced separately), or (b) [**] per full time employee per year (consisting of at least a total of 1,800 hours per year), if the work undertaken involves reagents (no external outsourcing, just procurement for chemistry and biology), or (c) [**] per full time employee per year (consisting of at least a total of 1,800 hours per year), if the work undertaken involves reagents and external outsourcing.

ARTICLE V

DEVELOPMENT AND COMMERCIALIZATION

5.1 Responsibility for Development and Commercialization. Subject to its obligations pursuant to Section 5.2 to Section 5.5 below, Felicitex shall have the sole responsibility and discretion for the Development and Commercialization of the Optioned Compounds and the Products.

5.2 Diligence Obligation. Felicitex shall use its Commercially Reasonable Efforts to further Research, Develop and Manufacture at least one (1) Product and to seek Regulatory Approval for and to Commercialize at least one (1) Product in the Major Market Countries following receipt of Regulatory Approval therein.

5.3 Obligations Under SEL141 Grant. The Parties shall cooperate to meet the requirements under the SEL141 Grant and the related grant agreement with the Polish Agency for Enterprise Development, whereas Felicitex shall be solely responsible for and shall undertake Commercially Reasonable Efforts to meet solely the following requirements:

5.3.1 Implementation. Felicitex shall commence the Implementation of the Optioned Compounds or Collaboration IP which constitute subject matter of this Agreement within six (6) months following the Effective Date.

5.3.2 Implementation Statement. Felicitex shall within one (1) year after the Effective Date deliver to Selvita a written statement in a form and substance as attached to this Agreement as Exhibit F certifying that it has Implemented the Optioned Compounds or Collaboration IP which constitute subject matter of this Agreement in its own Research and Development business activity. Selvita is entitled to reasonably amend Exhibit F on basis of new applicable Polish Laws imposing on Selvita obligations related to the reporting on Implementation of the subject matter of this Agreement, it being understood that any such amendment shall in no event cause obligations of Felicitex different or in addition to those outlined in this Agreement.

5.3.3 No Direct Disposal. With regard to its obligations related to the Implementation, Felicitex in particular shall not undertake a Direct Disposal of the Optioned Compounds or Collaboration IP which constitute the subject matter of this Agreement without any prior Implementation by Felicitex.

5.4 Internal or External Development and Commercialization. Felicitex shall be entitled to undertake the Development and Commercialization of Optioned Compounds and Products either internally by itself or by any of its Affiliates or by any of its Engaged Persons (in each case a “Internal Development”) or externally through a Sublicensee (following an out- licensing transaction) or through a Third Party Partner following a Sale Transaction (in each case an “External Development”), provided that

(a) any of the aforesaid partners to be selected by Felicitex to undertake the Development and Commercialization of Optioned Compounds and Products (either by way of Internal Development or by way of External Development) shall be qualified in Felicitex’s reasonable opinion on the date of engagement, to undertake such Development and Commercialization activities; and

Exhibit D

(b) Felicitex shall procure that the contractual rights and obligations of any such partner are consistent with the terms and conditions of this Agreement and that any such partner submits itself to diligence and reporting obligations which are consistent with those of Felicitex under this Agreement and which in particular comply with the obligations outlined in Section 5.5, 6.2, 7.5, 7.6 and 7.9; and

(c) Felicitex prior to entering into any out-licensing transaction or Sale Transaction related (solely or inter alia) to Felicitex’ “DYRK1A/B” research program shall notify Selvita about such envisaged transaction and, promptly upon entering into such transaction, shall disclose to Selvita any and all provisions of the underlying contractual agreement which are required or reasonably useful for Selvita to calculate or audit its payment claims towards Felicitex under Article VII of this Agreement and

(d) Felicitex, in case of both Internal Development and External Development, shall (except in the case of a Sale Transaction to a non-Affiliate of Felicitex to which Selvita has previously consented (such consent not to be unreasonably withheld) or a merger, sale or acquisition in which it is not the surviving entity) remain responsible towards Selvita for all Development and Commercialization activities outlined in this Agreement as well as for all payment obligations pursuant to Article VII (in case of a Sale Transaction which involves an assignment of this Agreement to a Third Party Partner in form of joint liability together with any assignee of Felicitex), and

(e) Felicitex, in case of External Development following a Sale Transaction which involves an assignment of this Agreement to a Third Party Partner, shall procure that such Third Party Partner submits itself to payment obligations applicable for External Development (pursuant to Section 7.3), as the Parties agree and acknowledge that Development and Commercialization of Optioned Compounds or Products that is undertaken by a Third Party Partner constitutes External Development (not Internal Development, although such Third Party Partner may become an assignee of Felicitex upon a Sale Transaction).

5.5 Reports. In addition to its other reporting obligations under this Agreement, Felicitex (itself or through its Affiliate or Sublicensee or Third Party Partner, as applicable) shall provide Selvita with regular periodic written reports summarizing in reasonable detail the plans, activities and accomplishments of Felicitex (or its Affiliate or Sublicensee or Third Party Partner, as applicable) with respect to the further Research, Development, Manufacturing and Commercialization of Optioned Compounds and Products. Such written reports shall be provided to Selvita at least every Contract Quarter during the Term.

ARTICLE VI
REGULATORY MATTERS

6.1 Compliance. Felicitex shall perform its obligations in good scientific manner and comply in all material respects with all applicable FDA and other current international regulatory requirements and standards, and comparable foreign regulatory standards, and other Laws, including all of the requirements, laws, regulations, terms and obligations applicable to the SEL141 Grant and the related grant agreement with the Polish Agency for Enterprise Development.

6.2 Data Integrity. Felicitex shall maintain, or cause to be maintained, usual and customary records of its Research, Development and Commercialization activities as required by Law, in the usual and customary detail and accuracy and in good scientific manner appropriate for patent and regulatory purposes, and properly reflecting all work done and results achieved in the performance of such activities. Such records shall be retained by Felicitex for at least ten (10) years after the termination of this Agreement, or for such longer period as may be required by Law.

6.3 Regulatory Submissions. As between Felicitex and Selvita, Felicitex shall own and maintain all regulatory submissions, Regulatory Dossiers, Regulatory Material and Regulatory Approvals for the Products, including all INDs and MAAs.

6.4 Communications with Authorities. Felicitex shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in connection with the Development, Commercialization and Manufacturing of Products. Following the Effective Date, Selvita shall not initiate, with respect to any Product, any meetings or contact with Regulatory Authorities without Felicitex’s prior written consent. To the extent Selvita receives any written or oral communication from any Regulatory Authority relating to a Product, Selvita shall: (a) refer such Regulatory Authority to Felicitex and (b) as soon as reasonably practicable, notify Felicitex and provide Felicitex with a copy of any written communication received by Selvita or, if applicable, complete and accurate minutes of such oral communication.

Exhibit D

6.5 Adverse Event Reporting. Felicitex shall comply with any and all Laws that are applicable as of the Effective Date and thereafter during the Term in connection with Product safety data collection and reporting. If Selvita has or receives any information regarding any Adverse Event which may be related to the use of Product, then Selvita shall provide Felicitex with all such information in English promptly. Felicitex shall report to Selvita any material adverse event culminating in death or permanent disability of a patient or subject who is administered a Product. The information exchanged between the Parties pursuant to this Section 6.5 shall be transmitted by e-mail, facsimile or overnight courier to the following address:

If to Selvita,

addressed to:	Chief Executive Officer, Selvita, Park Life Science,
ul. Bobrzynskiego 14, 30-348 Krakow, Poland
phone: +48 12 297 47 00
fax +48 12 297 47 01

with a copy to:	Chief Operating Officer, Selvita, Park Life Science,
ul. Bobrzynskiego 14, 30-348 Krakow, Poland
phone: +48 12 297 47 00
fax +48 12 297 47 01

If to Felicitex,

addressed to:	Chief Executive Officer, Felicitex,
One Kendall Square Building 200, B2002,
Cambridge, Massachusetts 02139
United States of America
phone: +01 (919) 213-0025

with copies to:	Rubin and Rudman LLP
Attn: Peter B. Finn, Esq.
50 Rowes Wharf, 3rd Floor
Boston, MA 02110
phone: 617-330-7046
fax: 617-330-7550
email: pfinn@rubinrudman.com

6.6 Recalls. Felicitex shall have the sole right to determine whether and how to implement a recall or other market withdrawal of the Product.

ARTICLE VII

COMMERCIAL TERMS

7.1 General Terms for Payments to Selvita with Respect to Optioned Compounds and Products. In consideration of the rights granted to Felicitex hereunder, Felicitex shall make the following payments to Selvita in accordance with the terms and conditions of this Article 7, whereas the payment obligations outlined in Section 7.2 apply if and as long as Felicitex undertakes Internal Development and the payment obligations outlined in Section 7.3 apply if Felicitex undertakes External Development.

7.1.1 Initial Value Share. With view to Selvita’s and Felicitex’s contributions to the Research and Development of the Optioned Compounds the Parties agree and acknowledge that Selvita’s share in the value of the subject matter of this Agreement amounts to [ ] percent ([% ]) (“Initial Value Share”) [Note to Draft: specific initial value share percentage be completed in final version pursuant to guidelines for calculation of the initial value share (V1 or V2) in Exhibit F, Part A of the RCO Agreement.].

Exhibit D

7.1.2 Step-Down Formula. The Parties agree and acknowledge that Felicitex may undertake Development and Commercialization not only with regard to the Optioned Compounds most advanced as of the Effective Date, but that Felicitex may proceed with the Development and Commercialization of any other Optioned Compound for which a Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of such given Optioned Compound may be filed several months after the Effective Date. With a view to Optioned Compounds and only in case that Felicitex (or its Affiliate or Sublicensee or Third Party Partner, as applicable) files the first Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of such Optioned Compounds or related Products after 31 January 2019, Selvita’s Initial Value Share shall be decreased on basis of the following formula (“Decreased Value Share”), whereas the Parties agree that Felicitex (or its Affiliate or Sublicensee or Third Party Partner, as applicable) shall file such first Patent for a given Optioned Compound no later than upon the initiation of GLP Toxicology Studies with regard to such Optioned Compound:

Decreased Value Share = [**])*(X-52)/24, where X is the number of months elapsed from 1 October 2014 until the month when the relevant application for the first Patent on such Optioned Compounds or related Products is filed.

Notwithstanding the aforesaid: If the application for the first Patent on such Optioned Compounds or related Products is filed after 31 January 2021, the Decreased Value Share is zero percent (0%).

For avoidance of doubt: The Step-Down Formula pursuant to this Section 7.1.2 shall be applied only once to a given Optioned Compound.

7.1.3 Value Share Adjustment. Selvita’s Initial Value Share or, if applicable, Decreased Value Share can be modified by [**] of its initial value (i.e. it can be [**] or [**] its initial value), if Felicitex’s costs for pre-clinical Development (IND enabling studies as reflected by invoices from CROs) achieve or exceed [**] Dollars ([**]) or fall below thereof down to [**] U.S. Dollars (US$ [**] In such case, Selvita’s Initial Value Share, or if applicable, Decreased Value Share shall be recalculated on basis of the following formula (“Adjusted Value Share”):

Adjusted Value Share (in percent,%) = V - [V [**] *(Y-2)/2)], where Y is the direct, evidenced CRO costs for IND-enabling studies in Million U.S. Dollars (US$M) and V is the actual Initial Value Share or, if applicable, Decreased Value Share of Selvita as defined in Section 7.1.1 or, if applicable, Section 7.1.2.

7.2 Payments During Internal Development. If and to the extent that Felicitex undertakes the Development and Commercialization by way of Internal Development, Felicitex shall make the following milestone and royalty payments to Selvita. The milestone and royalty payments reflect the Initial Value Share and therefore are subject to adjustments in case that the Decreased Value Share or Adjusted Value Share applies (any such adjustment to be undertaken pursuant to Section 7.2.1(c), Section 7.2.2(c) and Section 7.2.3(c) below).

7.2.1 Development Milestones for Internal Development. Felicitex shall make the following non-refundable, non-creditable development milestone payments to Selvita. As soon as Felicitex becomes aware that any of the milestone events outlined below has been achieved with respect to an Optioned Compound or Product, Felicitex shall promptly inform Selvita about such occurrence.

(a) Development Milestone Table [Note to Draft: specific milestone payment amounts to be completed in final version pursuant to guidelines for calculation of milestones in Exhibit F, Part B of the RCO Agreement.]

Milestone Event	Milestone Payment
	First Indication	Second and any subsequent Indication
Initiation of the first Phase 2 Clinical Trial
Initiation of the first Phase 3 Clinical Trial
Regulatory Approval in the U.S.
Regulatory Approval in the EU
Regulatory Approval in Japan
Regulatory Approval in Brazil, Russia, India and China (BRIC; at least 2 out of 4 countries)

(b) Further Conditions for Development Milestones. For the avoidance of doubt, the following conditions shall apply to the milestone payments outlined in Section 7.2.1(a) for Development milestone events:

(i) each milestone payment is payable for each Optioned Compound or Product, regardless of the number of Optioned Compounds or Products with which a milestone event is achieved;

(ii) each milestone payment is payable independent from whether the milestone event is achieved by Felicitex or by its Affiliates;

Exhibit D

(iii) in the case that the “Initiation of the first Phase 2 Clinical Trial” milestone event is not triggered in the course of Development, the milestone payment for such milestone event shall become due and payable upon the earlier of either (x) the occurrence of the Initiation of the first Phase 3 Clinical Trial or (y) filing of an NDA either in the US, the EU, Japan, or any of the BRIC countries, and, in the case that the “Initiation of the first Phase 3 Clinical Trial” milestone event is not triggered in the course of Development, the milestone payment for such milestone event shall become due and payable upon the filing of an NDA either in the US, the EU, Japan, or any of the BRIC countries; and

(iv) the milestone event “Regulatory Approval in the EU” shall mean Regulatory Approval by EMA or by the European Commission or by any other Regulatory Authority in one of the Major EU Countries, whichever occurs earlier.

(c) Adjustments.

(i) In case a Decreased Value Share is applicable pursuant to Section 7.1.2, the milestone payment amounts indicated in the Development Milestone Table shall be recalculated as follows:

Milestone payment amount multiplied by the Decreased Value Share (in percent) and divided by the Initial Value Share (in percent)

(ii) In case an Adjusted Value Share is applicable pursuant to Section 7.1.3, the milestone payment amounts indicated in the Development Milestone Table shall be recalculated as follows:

Milestone payment amount multiplied by the Adjusted Value Share (in percent) and divided by the Initial Value Share (in percent)

7.2.2 Sales Milestones for Internal Development. Felicitex shall make the following non-refundable, non-creditable sales milestone payments to Selvita. As soon as Felicitex becomes aware that any of the milestone events outlined below has been achieved, Felicitex shall promptly inform Selvita about such occurrence. [Note to Draft: specific milestone payment amounts to be completed in final version pursuant to guidelines for calculation of milestones in Exhibit F, Part B of the RCO Agreement.]

(a) Sales Milestone Table

Milestone Event Aggregate Calendar Year Net Sales of all Products in the Territory exceed	Milestone Payment
[**]
[**]

(b) The sales milestone payments outlined above shall be applicable for each Calendar Year in which the outlined milestone event is achieved with aggregate Net Sales of all Products in such given Calendar Year.

(c) Adjustments.

(i) In case a Decreased Value Share is applicable pursuant to Section 7.1.2, the milestone payment amounts indicated in the Sales Milestone Table shall be recalculated as follows:

Milestone payment amount multiplied by the Decreased Value Share (in percent) and divided by the Initial Value Share (in percent)

(ii) In case an Adjusted Value Share is applicable pursuant to Section 7.1.3, the milestone payment amounts indicated in the Sales Milestone Table shall be recalculated as follows:

Milestone payment amount multiplied by the Adjusted Value Share (in percent) and divided by the Initial Value Share (in percent)

Exhibit D

7.2.3 Royalties for Internal Development.

(a) Royalty Rates. During the Royalty Term described below, Felicitex shall pay to Selvita royalties on aggregate Net Sales of Products with the following royalty rates. [Note to Draft: specific royalty rates to be completed in final version pursuant to guidelines for calculation of milestones in Exhibit F, Part C of the RCO Agreement.]

Aggregate Calendar Year Net Sales of Products in the Territory (in U.S. Dollars)	Royalty Rate
[**]
[**]
[**]

(b) Royalty Term. Royalties on Net Sales of a Product at the rates set forth in Section 7.2.3(a) shall become payable upon the First Commercial Sale of a Product and shall continue to be payable, on a Product-by-Product and country-by-country basis, until expiration of the last Valid Claim of a Selvita Patent or a Collaboration Patent Covering the Development, Manufacturing or Commercialization of the Product in the relevant country. If a Patent that is filed after the Effective Date by Felicitex (or its Affiliate or Sublicensee or Third Party Partner, as applicable) is not a Collaboration Patent, but another Patent Covering the Development, Manufacture or Commercialization of a given Optioned Compound or Product, then in such case the royalty term shall continue until the expiration of the last Valid Claim of such Patent and the Parties agree and acknowledge that in such case, upon expiration of the licensed Selvita Patents and Collaboration Patents, the royalties shall remain payable for the Selvita Know-How and Collaboration Know-How licensed hereunder, but shall be reduced by [**] to reflect the expiry of the licensed Selvita Patents and Collaboration

Patents.

(c) Adjustments.

(i) In case a Decreased Value Share is applicable pursuant to Section 7.1.2, the royalty rate indicated in Section 7.2.3(a) shall be recalculated as follows:

Royalty rate multiplied by the Decreased Value Share (in percent) and divided by the Initial Value Share (in percent)

(ii) In case an Adjusted Value Share is applicable pursuant to Section 7.1.3, the royalty rate indicated in Section 7.2.3(a) shall be recalculated as follows:

Royalty rate multiplied by the Adjusted Value Share (in percent) and divided by the Initial Value Share (in percent)

7.3 Payments in Course of External Development.

7.3.1 Participation Income. If and to the extent that Felicitex undertakes Development and Commercialization of Optioned Compounds or Products through External Development, Felicitex shall pay to Selvita a participation payment on Participation Income in an amount equal to Selvita’s Initial Value Share or, if applicable, Decreased Value Share or, if applicable, Adjusted Value Share in such Participation Income. Only in case of prior Internal Development by Felicitex, under the assumption and condition that Felicitex undertakes investments into the Research and Development of Optioned Compounds and Products from its own or any of its Affiliates’ own resources, the applicable Initial Value Share, Decreased Value Share or Adjusted Value Share of Selvita for the Participation Income shall be reduced as described in Exhibit G (“Diluted Value Share“) according the calculation scheme attached as Exhibit G.

“Participation Income” pursuant to this Section includes all payments payable to Felicitex by such Sublicensee or Third Party Partner in connection with the rights granted or assigned by Felicitex to such Sublicensee or Third Party Partner to Research, Develop, Manufacture and Commercialize the Optioned Compounds or Products, including: (a) all upfront payments, (b) all milestone payments, (c) all royalties (or other recurrent payments calculated on the basis of sales income), (d) all purchase prices and (e) all other revenues, receipts, monies and the fair market value of other consideration directly or indirectly payable to Felicitex, whether by way of cash or credit or any benefit, advantage or concession. Participation Income does not include or apply for (u) non-US taxes which are deducted or paid, but only to the extent that Felicitex is not entitled to a refund of such taxes or duties, (v) sales, use, and/or value added taxes; (w) refunds or rebates; (x) payments for Research, Development and/or Manufacturing services of Felicitex acting as a subcontractor or service provider (to the extent that the compensation is for fair market value); (y) consideration received for the purchase of an equity interest in Felicitex (to the extent that the compensation is for fair market value) and (z) reimbursement of patent costs of Felicitex. If Optioned Compounds or Products are out-licensed or sold together with other compounds or products in the same transaction, then the Participation Income calculations will be determined per Optioned Compound or Product at each component’s fair market value. An exemplary calculation of the participation payment to Selvita is attached hereto as Exhibit H.

Exhibit D

7.3.2 Further Conditions for Participation Payments.

(a) If the external Development and Commercialization by Felicitex pursuant to Section 7.3.1 commences after the achievement of one or more milestones by Felicitex in course of an Internal Development, the payment obligations pursuant to Section 7.2 shall apply to such internally achieved milestones and the payment obligations pursuant to Section 7.3 shall apply to all milestone events occurring after commencement of the External Development;

(b) If Felicitex undertakes the Development and Commercialization of Optioned Compounds and Products both through Internal Development and External Development (for example in case of a partial out-licensing for certain indications or for certain territories only), Selvita shall receive both (i) participation payments on Participation Income with view to the Optioned Compounds and Products which are developed through External Development and (ii) the milestone and royalty payments pursuant to Section 7.2.1 to Section 7.2.3 with view to the Optioned Compounds and Products which are developed through Internal Development.

(c) The Diluted Value Share shall apply solely to the calculation of participation payments due by Felicitex to Selvita from External Development pursuant to Section 7.3. For the avoidance of doubt, the Initial Value Share, Decreased Value Share or Adjusted Value Share, not the Diluted Value Share, shall apply to other payments due by Felicitex to Selvita from Internal Development.

(d) Felicitex shall promptly notify Selvita about (i) any invoice that Felicitex issues with regard to the Participation Income to its Sublicensee or Third Party Partner and (ii) any receipt of Participation Income by Felicitex from its Sublicensee or Third Party Partner. Felicitex participation payments to Selvita pursuant to this Section 7.3 are payable upon the earlier of (x) sixty (60) days after Felicitex’s issuing an invoice with regard to the respective Participation Income to its Sublicensee or Third Party Partner or (y) thirty (30) days after the date of the invoice from Selvita which Selvita may issue to Felicitex following Felicitex’ receipt of the Participation Income by Felicitex.

(e) In the event that the Participation Income payable to Felicitex by a Sublicensee or Third Party Partner does not suffice to result in participation payments to Selvita that are at least equal to the royalty and milestone payments that Selvita could expect from Felicitex in course of Internal Development (taking into account the market value of the Optioned Compounds or Products as well as actual sales of Products), then Selvita shall be entitled to receive minimum royalties from such Sublicensee or Third Party Partner. Felicitex shall procure that any Sublicensee or Third Party Partner agrees to assume and comply with this payment obligation. If Felicitex’s negotiations with a Sublicensee or Third Party Partner are hindered, endangered or impaired by this Section 7.3.2(e), Felicitex and Selvita shall meet upon request of Felicitex and negotiate in good faith an alternative structure which meets both Parties’ economical interests and is qualified to be more easily accepted by such Sublicensee or Third Party Partner. The minimum royalties shall be calculated on basis of net sales of Products by such Sublicensee or other Third Party Partner (or any of their affiliates or sublicensees, if applicable) to Third Party purchasers, it being understood that “net sales” in this context shall be calculated basically in accordance with the Net Sales definition in this Agreement. The royalty rate for minimum royalties (“Minimum Royalty Rate”) shall be calculated on basis of the basic minimum royalties table and Selvita’s “Minimum Value Share” as follows:

(i) Basic Minimum Royalties Table [Note to Draft: specific royalty rates to be completed in final version pursuant to the guidelines for calculation of milestones in Exhibit F, Part D of the RCO Agreement.]

Aggregate Calendar Year Net Sales of Products in the Territory (in U.S. Dollars)	Royalty Rate
[**]
[**]
[**]

(ii) Calculation Formula:

Minimum Royalty Rate = Royalty rate from Basic Minimum Royalties Table*Vmin/Initial Value Share, where Vmin (Minimum Value Share) is calculated as follows:

Minimum Value Share (Vmin) = V - [V* [**] *(Y-2)/2)], where Y is the direct evidenced CRO cost for IND-enabling studies in Million U.S. Dollars (US$M) and V is either the Initial Value Share or, if applicable, the Decreased Value Share of Selvita (whichever was applied for determination of the Basic Milestone Royalties Table in Section 7.3.2(e)(i)).

(f) For the avoidance of doubt: Any reference to Felicitex in this Section 7.3 shall apply accordingly to any of its Affiliates, if the External Development is not initiated by Felicitex directly, but by any of its Affiliates.

Exhibit D

7.4 Market Price. The Parties unanimously declare that the payments hereunder correspond to the market price as set by the Parties on the basis of negotiations conducted in good faith, each of the Parties acting independently. The market price set by both Parties provided for in this Agreement corresponds to fair market prices based on similar transactions in the biotechnology industry. All rights and benefits inherent in (or attributable to) the transaction under this agreement have been included in the Agreement. The execution of this Agreement was preceded by the Parties elaborating a thorough analysis of the current situation in the biotech and pharmaceutical industry, with a special consideration for the scientific characteristics of the target, its therapeutic potential, interest of the potential end customers and current stage of Research.

7.5 Reporting Obligations. Commencing with the First Commercial Sale of a Product and continuing until the expiration of Felicitex’s payment obligations under this Article 7, Felicitex (itself or through its Affiliate or Sublicensee or Third Party Partner, as applicable) shall provide to Selvita written reports outlining all conditions and circumstances which are required or reasonably useful for Selvita to calculate or audit its payment claims towards Felicitex under this Agreement. Felicitex shall provide such written reports in reasonable details within sixty (60) days after the end of each Calendar Quarter, in particular outlining: (a) any milestones achieved by Felicitex, its Affiliates, its Sublicensees or its Third Party Partners, (b) Net Sales of Products on a product-by-product and country-by-country basis in the Territory invoiced by Felicitex or its Affiliates during the concerned Calendar Quarter, (c) royalties (or other recurrent payments on basis of sales of Products) invoiced by Felicitex from its Sublicensees or its Third Party Partners during such Calendar Quarter and (d) upfront payments, milestone payments and any other consideration invoiced by Felicitex from its Sublicensees or Third Party Partners in such Calendar Quarter. The information contained in each report under this Section 7.5 shall be considered Confidential Information of Felicitex.

7.6 Accounting; Audit Rights.

7.6.1 Record Keeping. Felicitex agrees to keep, and to require its Affiliates and its Sublicensees and Third Party Partners to keep, full, clear and accurate records of the underlying data relating to the reports and payments required by Article VII for a minimum period of five (5) years after the relevant payment is owed pursuant to this Agreement.

7.6.2 Auditing. Felicitex agrees to permit, and to require its Affiliates and, its Sublicensees and Third Party Partners to permit, upon not less than thirty (30) days’ prior written notice, such books and records, as applicable, to be examined by an independent accounting firm selected by Selvita and reasonably acceptable to the audited party, for the purpose of verifying reports provided by Felicitex (or such other party) under this Agreement. Such audit shall not: (a) be performed more frequently than once in any twelve (12) month period (unless a previous audit during such twelve (12) month period revealed a material discrepancy with respect to such period), (b) be conducted for any Calendar Quarter more than three (3) years after the end of the Calendar Year of which such Calendar Quarter is a part or (c) be repeated for any Calendar Quarter, and shall be conducted under appropriate confidentiality provisions satisfactory to the audited party, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent accounting firm shall have the right to make copies of relevant portions of the audited party’s books and records; provided that any such copies shall be the Confidential Information of the audited party, shall be protected by appropriate confidentiality obligations and shall not be shared with Selvita or any other Person. The independent accounting firm will prepare and provide to Felicitex and Selvita a written report stating only whether the reports submitted and amounts paid hereunder were correct or incorrect, and the amounts of any discrepancies. Within thirty (30) days following receipt of such report, any discrepancy amounts (together with accrued interest calculated in accordance with Section 7.8) shall, in case of underpayments, be paid by the owing Party to the other Party, or, in case of overpayments, shall be reimbursed by the owing Party to the other Party.

7.6.3 Costs of Examination. Such examination is to be made at the expense of Selvita, except if the results of the audit reveal an underpayment of royalties, milestone payments or other amounts to Selvita by Felicitex of [**] or more in any calendar year, in which case the audit fees for such examination shall be paid by Felicitex.

7.7 Payments; Conversion. All payments due under this Agreement shall be made in U.S. Dollars by electronic funds transfer to a bank account designated in writing in the invoice of the receiving Party. If converted into Euro, the conversion shall be based on the exchange rate applicable at close of business Boston time at the last Business Day of the preceding Calendar Quarter. Unless otherwise specified in this Agreement or otherwise agreed by the Parties, each payment hereunder shall be due thirty (30) days after the corresponding invoice date.

Exhibit D

7.8 Late Payments. Any amount owed by Felicitex to Selvita under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of: (a) the prime or equivalent rate per annum quoted by The Wall Street Journal, Eastern Edition on the first Business Day after such payment is due, plus one hundred basis points and (b) the highest rate permitted by applicable Law, in either case calculated on the number of days such payments are paid after such payments are due and compounded monthly.

7.9 Withholding or Other Taxes. The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable Felicitex and Selvita to minimize or recover any tax payment. Felicitex may withhold taxes in the event that revenue authorities within the United States require the withholding of taxes on amounts to be paid hereunder to Selvita under applicable tax treaties between Poland and the United States, and in any such event Felicitex shall deduct such taxes from such payment and such taxes shall be paid by Felicitex to the proper taxing authority of the United States on behalf of Selvita (evidence of which payment to such taxing authority shall be provided promptly by Felicitex to Selvita hereunder). In case that Felicitex, any of its Affiliates, its Sublicensees or any Third Party Partner undertakes a payment to Selvita from any country outside the United States and such payment triggers other or additional taxes (including VAT or withholding taxes) than such a payment made from within the United States would have triggered, then such additional taxes shall be paid to the proper taxing authority outside of the United States by the liable party (whereas, in case of Selvita, Felicitex, its Affiliate, its Sublicensee or Third Party Partner shall make the tax payment on behalf of Selvita (evidence of which payment to such taxing authority shall be provided promptly to Selvita)), provided, however, that in any such event Felicitex, its Affiliates, its Sublicensees or Third Party Partner shall gross-up the relevant payment due to Selvita, so that Selvita receives the same net amount it would have received had the payment been made from the United States (taking into consideration applicable tax treaties between the United States and Poland); provided, further, however, that no such gross-up or grossed-up payment shall be due to Selvita if Felicitex’ headquarters for tax domicile purposes is within the United States.

ARTICLE VIII

[intentionally omitted]

ARTICLE IX
INTELLECTUAL PROPERTY RIGHTS

9.1 Ownership.

9.1.1 Felicitex IP; Selvita IP. As between the Parties, Selvita shall retain all of its rights, title and interest in, to and under the Selvita IP, except to the extent that Selvita expressly has granted rights and licenses to Felicitex under the Selvita IP pursuant to this Agreement, and Felicitex shall retain all of its rights, title and interest in, to and under the Felicitex IP.

9.1.2 Collaboration IP.

(a) Subject to the rights and licenses expressly granted hereunder by Selvita to Felicitex, Selvita shall be the sole owner of any Selvita Collaboration IP, and Selvita shall retain all of its right, title and interest thereto.

(b) Subject to the rights and licenses expressly granted hereunder by Selvita to Felicitex, the Joint Collaboration IP shall be owned jointly by Felicitex and Selvita, and all rights, title and interest thereto shall be jointly owned by the Parties. Subject to the aforesaid limitations, each Party shall be entitled to practice and license the Joint Collaboration IP without restriction and without consent of the other Party, and each Party hereby waives any right it may have under Laws to require any such consent or accounting.

9.2 Prosecution and Maintenance of Patents.

9.2.1 Selvita Patents. Selvita shall have the sole right (but not the obligation) to Prosecute and Maintain the Selvita Patents; provided however that if Selvita at any time, and for any reason, elects not to Prosecute and Maintain the Selvita Patents, Selvita shall immediately notify Felicitex and thereafter Felicitex shall have the right (but not the obligation) to Prosecute and Maintain the Selvita Patents. In the event that Felicitex elects to Prosecute and Maintain the Selvita Patents, then all cost and expenses associated therewith, on a country by country basis, shall be paid by Felicitex and offset against any royalties payable by Felicitex to Selvita for sales in such relevant country. Unless such consultation is prohibited by a Third Party agreement or would otherwise compromise or jeopardize patent strategy on another Selvita patent or patent application unrelated to this Agreement, Selvita shall provide Felicitex with a reasonable opportunity to substantively comment on Prosecution and Maintenance of any Selvita Patent which Covers or claims Optioned Compounds prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by Felicitex regarding such Selvita Patents. Felicitex shall have the right to review and make comments on and recommendations in relation to the Prosecution and Maintenance of such Patents; provided that Felicitex does so promptly and consistent with any applicable filing deadlines.

Exhibit D

9.2.2 Felicitex Patents. Felicitex shall have the sole right (but not the obligation) to Prosecute and Maintain the Felicitex Patents; provided however that if Felicitex at any time, and for any reason, elects not to Prosecute and Maintain the Felicitex Patents, Felicitex shall immediately notify Selvita and thereafter Selvita shall have the right (but not the obligation) to Prosecute and Maintain the Felicitex Patents. In the event that Selvita elects to Prosecute and Maintain the Felicitex Patents, then all cost and expenses associated therewith, on a country by country basis, shall be paid by Selvita. Unless such consultation is prohibited by a Third Party agreement or would otherwise compromise or jeopardize patent strategy on another Felicitex patent or patent application unrelated to this Agreement, Felicitex shall provide Selvita with a reasonable opportunity to substantively comment on Prosecution and Maintenance of any Felicitex Patent necessary for commercialization of the Optioned Compounds prior to taking material actions (including the filing of initial applications), and will in good faith consider any actions recommended by Selvita regarding such Felicitex Patents.

9.2.3 Collaboration Patents.

(a) Felicitex shall have the sole right (but not the obligation) to Prosecute and Maintain the Collaboration Patents relating to the Optioned Compounds or Products. No less than thirty (30) days prior to filing of a Patent, Felicitex shall provide to Selvita a copy of the proposed patent application for review by Selvita and shall consider in good faith any comments or concerns raised by Selvita within twenty (20) days following receipt of the patent application. Felicitex shall consult with and keep Selvita informed as to material developments with respect to the Prosecution and Maintenance of Collaboration Patents, including by providing copies of all substantive office actions or any other substantive documents that Felicitex receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Selvita shall fully cooperate with Felicitex in Prosecution and Maintenance of the Collaboration Patents.

(b) If Felicitex elects not to file or to continue to Prosecute or Maintain a Collaboration Patent, then it shall notify Selvita in writing at least ninety (90) days before any deadline applicable to the Prosecution or Maintenance of such Collaboration Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Collaboration Patent in such country or possession. In such case, at Selvita’s request, Selvita shall have the right to pursue the filing or support the continued Prosecution or Maintenance of such Collaboration Patent in its own name, through patent counsel of Selvita’s choice and at Selvita’s cost and expense, and in such case the ownership in such Collaboration Patent shall then be assigned to Selvita. Any Collaboration Patent assumed by Selvita in accordance with the foregoing shall, prospectively from the date of such assumption, be excluded from the Collaboration Patent as defined under this Agreement. Under Section 9.2.3(b), Selvita shall be likewise entitled to Prosecute and Maintain at its own expense (including, where possible, in form of a separate Patent, such as a divisional application or a continuation application) any claim to the subject matter of any Collaboration Patent that was disclosed in such Collaboration Patent but not elected by Felicitex for further Prosecution and Maintenance.

(c) The Parties agree to cooperate fully in the Prosecution and Maintenance of Collaboration Patents under this Agreement. Cooperation shall include (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (aa) effectuate the ownership of intellectual property, (bb) enable Felicitex to Prosecute patent applications, and (cc) obtain and maintain any patent extensions, supplementary protection certificates, and the like with respect to any Collaboration Patents.

9.2.4 United States Law. The determination of whether Know-How discovered, developed, invented, conceived or reduced to practice made by a Party for the purpose of allocating proprietary rights (including Patent or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Law in the United States as in effect on the Effective Date.

9.3 Patent Costs. Felicitex shall cover all costs and expenses associated with the Prosecution and Maintenance of Collaboration Patents and Felicitex Patents, including costs of patent litigation. Selvita shall cover all costs and expenses associated with the Prosecution and Maintenance of Selvita Patents, including costs of patent litigation.

9.4 Enforcement of Patents and Know-How.

9.4.1 Notice of Infringement. If any Party learns of an actual or alleged infringement or threatened infringement by a Third Party with respect to any Selvita Patent or Felicitex Patent or Collaboration Patent, it shall promptly notify the other Party of all details regarding such infringement that is reasonably available to such Party.

Exhibit D

9.4.2 Right to Bring an Action. Felicitex shall have the first right, but not the obligation, to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Collaboration Patent and to compromise or settle any such infringement or claim. If Felicitex does not intend to prosecute or defend such action, Felicitex shall inform Selvita without undue delay and Selvita shall have the right, but not the obligation, to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Collaboration Patent and to compromise or settle any such infringement or claim. Upon each Party’s request, the other Party shall immediately provide the requesting Party with all relevant documentation of such action. Each Party shall have the right to join an action relating to a Collaboration Patent, at its own expense.

9.4.3 Settlement. Felicitex shall not settle or otherwise compromise any action by admitting that any Collaboration Patent is invalid or unenforceable without prior consulting with Selvita, and, Selvita may not settle or otherwise compromise an action without Felicitex’ prior written consent.

9.4.4 Reasonable Assistance. The Party not enforcing or defending Collaboration Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on- going basis by the non-enforcing or non-defending Party in providing such assistance.

9.4.5 Distribution of Amounts Recovered. Any amounts recovered by the Party taking an action pursuant to Section 9.4.2, whether by settlement or judgment, shall be allocated in the following order: (a) to reimburse the Party taking such action for any costs incurred, (b) to reimburse the Party not taking but joining such action for its costs incurred in such action; and

(c) the remaining amount of such recovery shall be allocated between the Parties pursuant to Selvita’s Initial Value Share, Decreased Value Share or Adjusted Value Share (whichever is applicable) and Felicitex’s corresponding value share.

9.5 Third Party Actions Claiming Infringement.

9.5.1 Notice. If a Party becomes aware of any action of a Third Party claiming an infringement of Third Party intellectual property rights relating to this Agreement, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

9.5.2 Right to Defend. Felicitex shall have the right, at its sole expense, but not the obligation, to defend a Third Party action and to compromise or settle such Third Party action. If Felicitex declines or fails to assert its intention to defend such Third Party action within sixty (60) days after sending (in the event that Felicitex is the notifying Party) or receipt (in the event that Selvita is the notifying Party) of notice under Section 9.5.1, then Selvita shall have the right, but not the obligation, to defend such Third Party action. The Party defending such Third Party action shall have the sole and exclusive right to select counsel for such Third Party action.

9.5.3 Costs, Settlement, Assistance, Recovered Amounts. Section 9.4.3 to Section 9.4.5 shall apply accordingly.

ARTICLE X
CONFIDENTIALITY

10.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not, now or at any time thereafter, publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, and to carry out any and all of its obligations under this Agreement, any Know-How or other information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

Exhibit D

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.

10.2 Product Information. Selvita recognizes that by reason of Felicitex’s exclusive rights under this Agreement, Felicitex has an interest in Selvita’s retention in confidence of certain information of Selvita. Accordingly, until the end of the Term, and for a period of twenty (20) years thereafter, Selvita shall keep confidential, and not publish or otherwise disclose, and not use for any purpose other than to fulfill Selvita’s obligations or exercise Selvita’s rights hereunder any Joint Collaboration IP, Selvita Collaboration Know-How and any Selvita Know How, to the extent that the information pertains specifically to any particular Optioned Compound (the “Product Information”), except to the extent: (a) the Product Information is in the public domain or generally available through no fault of Selvita, (b) such disclosure or use is expressly permitted by the terms and conditions of this Agreement. For the purposes of this Section, each Party shall be deemed to be both Disclosing Party and Receiving Party with regard to Product Information.

10.3 Authorized Disclosure. Except as expressly provided otherwise in this Agreement to the extent necessary or required to fully exercise its rights hereunder, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a) to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

(b) in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if so advised by the Receiving Party’s legal counsel, such disclosure is otherwise required by Law, including by reason of filing with securities regulators; provided, however, that, to the extent practicable, the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(c) to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Collaboration Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

(d) in communication with actual or potential investors, lenders, acquirers, merger partners, consultants, advisors, licensees, sublicensees, collaborators or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or

(e) to the extent mutually agreed to in writing by the Parties or otherwise permitted under this Agreement (including the Parties’ right to involve sub-contractors for their activities under the Research Plan).

10.4 Press Release. On or promptly after the Effective Date, the Parties shall jointly issue a public announcement of the execution of this Agreement in the form attached hereto as Exhibit I. Thereafter, the Parties shall use good faith efforts to agree on joint press releases with respect to material developments relating to the Development or Commercialization of Products.

10.5 Disclosure of Agreement Terms. Except to the extent required by Law or by securities exchange listing requirements (in particular of the Warsaw Stock Exchange) or as otherwise permitted in accordance with Section 10.3(d) and (e) or Section 10.4, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed.

10.6 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 10.

Exhibit D

10.7 Publications.

10.7.1 Restrictions on Publication. Felicitex is entitled to publish or publicly disclose the results generated in the course of this Agreement without the prior written consent of Selvita, but only after submission to and review by Selvita pursuant to Section 10.7.2. Selvita is entitled to publish or publicly disclose the results generated in the course of this Agreement after submission to and review by Felicitex pursuant to Section 10.7.2. and subject to the prior written consent of Felicitex. Felicitex acknowledges that Selvita has certain obligations to publish or publicly disclose the results generated in the course of performing the Research Collaboration under the SEL141 Grant and the related grant agreement with the Polish Agency for Enterprise Development. Felicitex will consider these obligations in a supportive manner.

10.7.2 Submission; Review. The Party seeking to publish results hereunder (the “Publishing Party”) shall provide the other Party (the “Reviewing Party”) with a copy of such proposed abstract, manuscript, or presentation no less than sixty (60) days thirty (30) days in the case of abstracts) prior to its intended submission for publication. The Reviewing Party shall respond in writing promptly and in no event later than thirty (30) days (ten (10) Business Days in the case of abstracts) after receipt of the proposed material, with one or more of the following:

(a) comments on the proposed material, which the Publishing Party shall consider in good faith;

(b) a specific statement of concern, based upon the need to seek patent protection or to block publication if the Reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect an Optioned Compound or any Research or Development activities conducted under this Agreement; or

(c) an identification of the Reviewing Party’s Confidential Information that is contained in the material reviewed.

10.7.3 Patent and Trade Secret Protection. In the event of concern by the Reviewing Party over patent protection or whether maintaining a trade secret would be a priority, the Publishing Party agrees not to submit such publication or to make such presentation that contains such information until the Reviewing Party is given a reasonable period of time, and in no event less than sixty (60) days, to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, or to abandon such proposed publication or presentation if the Reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority. Any Confidential Information of the Reviewing Party shall, if requested by the Reviewing Party, be removed.

10.7.4 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party in a disclosure that is required by Law. In addition, either Party may use the other Party’s name, logo or trademark on its own website to identify the other Party as its collaborator, provided that each Party complies with the formatting specifications and requirements provided by the other Party whose identity would be posted.

10.8 Republication. Nothing in this Article 10 shall prohibit either Party from including in future publications, press releases, marketing and promotional materials any materials previously authorized for public disclosure by the other Party.

10.9 Return of Confidential Information. Upon the effective date of expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to one or more terminated countries within the Territory but not in its entirety, solely to the extent relating to such terminated countries within the Territory) to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, that the other Party shall be permitted to retain such Confidential Information for the sole purpose of performing any continuing obligations hereunder or exercising its rights hereunder that survive such termination. Notwithstanding the foregoing, such other Party also shall be permitted to retain one (1) copy of such Confidential Information for archival purposes and such additional copies of, or any computer records or files containing, such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 13.3.2.

Exhibit D

ARTICLE XI
REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of Both Parties. Each Party hereby represents, warrants and covenants to the other Party, as of the Effective Date, that:

11.1.1 Such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2 Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

11.1.3 This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

11.1.4 The execution, delivery and performance of this Agreement by such Party does not and will not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is or becomes a party or by which it is or becomes bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

11.1.5 No government authorization, consent, approval, license, exemption of, or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is necessary for its execution and delivery of this Agreement.

11.2 Representations and Warranties of Selvita.

11.2.1 Selvita hereby represents and warrants to Felicitex, as of the Effective Date and for the Term of this Agreement, that it has not previously, and in the future will not, assign(ed), transfer(red), license(d), convey(ed) or otherwise encumber(ed) its right, title or interest in or to any present or future interest, lien or encumbrance in or to the Selvita IP, the Collaboration Patents or the Collaboration Know-How in any manner causing a conflict with the scope of rights and licenses granted by Selvita to Felicitex under this Agreement.

11.2.2 Selvita represents, warrants and covenants that it has fully disclosed to Felicitex the terms and conditions of the SEL141 Grant and instructed Felicitex on the proper completion of its obligations under the SEL141 Grant and will, during the Term of this Agreement, timely assist and work with Felicitex without any additional fee, charge or cost, to insure that it is continuously in compliance with the terms and conditions of the SEL141 Grant.

11.3 Covenants of Felicitex. Felicitex covenants to Selvita that it shall not use in any capacity, in connection with the performance of the activities contemplated by this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section (or subject to a similar sanction of EMA). It agrees to inform Selvita in writing immediately if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to the debarment or conviction of it or any Person performing services hereunder; and

11.4 Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE

AND NONINFRINGEMENT. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement or (b) the safety or usefulness for any purpose of the technology or materials, including any Optioned Compounds, it provides or discovers under this Agreement.

ARTICLE XII
INDEMNIFICATION; INSURANCE

12.1 Indemnification. Each Party (each a “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates, and its and their respective directors, officers, employees and agents (each a “Indemnified Party”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a) the negligence, recklessness or wrongful intentional acts or omissions of the Indemnifying Party or its Affiliates or its Sublicensees and its or their respective directors, officers, employees and agents, in connection with the Indemnifying Party’s performance of its obligations or exercise of its rights under this Agreement;

Exhibit D

(b) any breach of any representation or warranty or covenant made by the Indemnifying Party under Article XI or any other provision under this Agreement;

(c) the Research, Development, Manufacturing and Commercialization of Optioned Compounds that is actually conducted by or on behalf of the Indemnifying Party, its Affiliates or Sublicensees the handling and storage by or on behalf of the Indemnifying Party, its Affiliates or Sublicensees of any chemical agents or other compounds for the purpose of conducting Research or Development or Commercialization by or on behalf of the Indemnifying Party, its Affiliates or Sublicensees or Third Party Partners, including any product liability, personal injury, property damage or other damage; or

(d) any gross negligence, recklessness, wrongful intentional act or omission, failure to comply with any Law, breach of any agreement with a Third Party, or infringement of Patent or other intellectual property rights of any Third Party by the Indemnifying Party, its Affiliates or Sublicensees with respect to the Research, Development, Manufacturing or Commercialization of any Optioned Compound or Product anywhere in the world prior to the Effective Date or under this Agreement;

in each case, provided that, such indemnity shall not apply to the extent that the Indemnified Party itself has an indemnification obligation pursuant to this Section for such Loss, in which event each Party shall indemnify the other to the extent of their respective liability for such Loss.

12.2 Indemnification regarding SEL141 Grant. In case of a breach of Felicitex’s obligations under Section 5.3.1 (Implementation), Section 5.3.2 (Implementation Statement) or Section 5.3.3 (No Direct Disposal), Felicitex shall indemnify, defend and hold harmless Selvita and its Affiliates from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) (“SEL141 Loss”) arising out of or resulting from a premature termination of the SEL141 Grant by the Polish Agency for Enterprise Development or by any other competent governmental authority, to the extent such termination and SEL141 Loss is caused due to a breach by Felicitex of its obligations under Sections 5.3.1 to 5.3.3. In the event that Selvita receives notice of any breach, threatened breach or violation of SEL141 Grant by Felicitex, its Affiliates or Sublicensees,, then Selvita shall immediately notify Felicitex and provide Felicitex with the information needed to cure such breach or threatened breach of the SEL141 Grant.

12.3 Procedure.

12.3.1 Notice of Claim. An Indemnified Party seeking indemnification under this Article 12 shall give prompt written notification to the Indemnifying Party of the Third Party Claim for which indemnification may be sought (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

12.3.2 Assumption of Defense; Participation. Within ninety (90) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within sixty (60) days after receipt of any invoice therefore from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided, however, that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Law, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

12.3.3 Settlements. The Indemnifying Party shall not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

12.4 Insurance. Each Party shall maintain, at its cost, self-insurance against liability and other risks associated with its activities and obligations under this Agreement, in such amounts, subject to such deductibles and on such terms as are customary for a company such as the respective Party for the activities to be conducted by it under this Agreement. Each Party shall furnish to the other Party evidence of such self-insurance upon request.

Exhibit D

12.5 LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 10 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 12, NEITHER SELVITA NOR FELICITEX, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE XIII
TERM AND TERMINATION

13.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 13, shall continue in full force and effect, until the expiry of all payment obligations of Felicitex (or, for the avoidance of doubt, its assignee or legal successor) under this Agreement.

13.2 Early Termination.

13.2.1 Termination for Cause. If either Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within ninety (90) days after receipt of such notice (the “Notice Period”). If such breach is not cured within the Notice Period, then the Party not in default, subject to Sections 14.1 and 14.2, shall be entitled to terminate this Agreement by written notice to the other Party. In the event a Party timely files for arbitration pursuant to Section 14.2.1 hereof, then any termination notice shall be automatically stayed, the Notice Period shall be extended, and this Agreement shall remain in full force and effect and the Parties shall continue to fulfill their obligations hereunder.

13.2.2 Termination for Insolvency. Either Party may terminate this Agreement by written notice immediately, if the other Party: (a) becomes insolvent, or (b) a petition of bankruptcy or any similar action under relevant bankruptcy or insolvency proceedings is filed by or against said Party and not dismissed within ninety (90) days thereafter, or (c) a receiver is appointed with respect to any asset of said Party or (d) liquidation proceedings (except solvent and voluntary liquidation for reorganization purposes) are commenced by or against said Party.

13.3 Effects of Termination and/or Expiry.

13.3.1 Licenses to Felicitex. After expiration of the Term (but not after early termination) the licenses granted by Selvita to Felicitex under this Agreement shall turn into perpetual (non-terminable and irrevocable), non-royalty and non-milestone bearing licenses.

13.3.2 Surviving Provisions. Unless explicitly stipulated otherwise in this Agreement, Articles 1 (Definitions), 9 (Intellectual Property Rights), 10 (Confidentiality Obligations), 12 (Indemnification and Insurance) and Sections 14.1 and 14.2 (Dispute Resolution), Section 13.3 (Effects of Termination), 14.3 (Governing Law) hereof shall survive the expiration or termination of this Agreement for any reason. Section 10.2 of Article 10 shall survive for a period of twenty (20) years after the effective date of termination or expiration of this Agreement and all other provisions of Article 10 shall survive for a period of seven (7) years after the effective date of termination or expiration of this Agreement.

13.3.3 Accrued Liability. Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

13.3.4 Obligations upon Termination. Upon termination of this Agreement by either Party, the following shall apply:

(a) Materials and Supplies. Felicitex may, at Selvita’s sole option and discretion: (i) destroy any and all materials relating to or comprising the Products, including clinical or commercial supplies of Products, that are Controlled by Felicitex, any of its Affiliates or any of its Sublicensees or (ii) sell (and cause its Affiliates or Sublicensees to sell) such materials (in whole or in part) to Selvita at a price equal to Felicitex’s costs of goods (transportation and transfer costs will be at Selvita’s cost and expense).

Exhibit D

(b) Clinical Trials. To the extent not prohibited by Law, Felicitex shall wind down any ongoing Clinical Trials with respect to the Product, or at Selvita’s sole option and discretion, transfer such Clinical Trials to Selvita at Selvita’s cost and expense (in which case Selvita shall purchase from Felicitex the relevant Clinical Trial supplies of the Product at Felicitex costs of goods.

(c) Regulatory Dossiers. Felicitex shall, upon written request by Selvita and subject to Selvita assuming legal responsibility for any Clinical Trials then ongoing, transfer and assign to Selvita at Selvita’s cost and expense, all Regulatory Dossiers and Regulatory Approvals prepared or obtained by or on behalf of Felicitex prior to the effective date of such termination or expiration, to the extent solely related to Products and transferable, and Felicitex shall have the right to retain one copy of such transferred documentation and Regulatory Approvals for record- keeping purposes, whereas such copy shall be deemed Confidential Information of Selvita subject to the obligations of Article 10 of this Agreement;

(d) Materials and Know-How. Felicitex shall, upon written request of Selvita, return to Selvita or, at Selvita’s option, destroy, at its sole cost and expense, all relevant records and materials in its possession or control containing or comprising the Selvita Know-How and Selvita’s material, or such other Confidential Information of Selvita and Felicitex shall have the right to retain one copy thereof for record-keeping purposes.

(e) Patenting. Felicitex shall: (i) return to Selvita all documents entitling it to act in the name and on behalf of Selvita towards patent registries and (ii) hand over to Selvita the Prosecution and Maintenance of Selvita Collaboration Patents and Joint Collaboration Patents in an orderly and sound manner so that the timely filing of all necessary filings and the duly payment of all applicable fees to the patent registries is secured.

ARTICLE XIV
MISCELLANEOUS

14.1 Dispute Resolution. If a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Executive Officers are unable to resolve a given dispute pursuant to this Section within sixty (60) days after referring such dispute to the Executive Officers, or sooner if required by the particular circumstances, either Party may elect to have the given dispute settled by binding arbitration pursuant to Section 14.2.

14.2 Arbitration.

14.2.1 Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall, within thirty (3) days following the expiration of the sixty (60) day mediation period referred to in Section 14.1 of this Agreement, provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which the other Party must cure a breach of this Agreement shall be suspended as to any breach that is the subject matter of the dispute, however, this Agreement shall remain in full force and effect and the Parties shall continue their obligations hereunder during the pendency of the arbitration(s). Within thirty (30) days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues. Any arbitration pursuant to this Section will be held in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution (“ICRD”), the international division of the American Arbitration Association, whereas, to the extent legally permissible, the procedure agreed in Section 14.2.2 shall be applied.

Exhibit D

14.2.2 Arbitration Procedure. The arbitration shall be held in Boston, Massachusetts, United States unless another location is mutually agreed by the Parties. The arbitration shall be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties; provided that, the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators. If the Parties fail to agree on a mutually acceptable arbitrator within thirty (30) days after the Arbitration Request, then the arbitrator shall be selected by the ICRD. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within thirty (30) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, except as provided for in Section 12.5, or to reform, modify or materially change this Agreement. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof.

14.2.3 Costs. Each Party shall bear all of its own costs and expenses, including, but not limited to attorneys’ fees, costs, and disbursements arising out of the arbitration, travel, witness fees, consultants, transcripts and the like, and shall pay an equal share of the fees and costs of the arbitrator.

14.2.4 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

14.2.5 Confidentiality. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 10.

14.3 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

14.4 Sectoral Sanctions Identification (SSI) List. Felicitex and Selvita confirm that none of their key personnel or shareholders are on the Sectoral Sanctions Identification (SSI) List of U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) as of the date of the Agreement execution.

14.5 Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 14.5. Either Party may assign this Agreement in whole or in part to any Affiliate of such Party without the consent of the other Party; provided that, such assigning Party provides the other Party with written notice of such assignment, the Affiliate agrees in writing to assume performance of all assigned obligations, and the assigning Party shall remain primarily liable for the performance of its obligations under this Agreement by such Affiliate. Further, each Party may assign and transfer this Agreement, and all of its rights and obligations hereunder, without the consent of the other Party, to its successor in interest by way of an acquisition, merger, consolidation, business combination or in connection with the sale of all or substantially all of its business, equity securities or assets; provided that, such assigning or transferring Party provides the other Party with written notice of such assignment and the assignee or transferee agrees in writing to assume performance of all assigned obligations, and the assigning Party shall remain primarily liable for the performance of the assigned obligations under this Agreement by such assignee or transferee (except in the case of a Sale Transaction to a non-Affiliate of Felicitex to which Selvita has previously consented (such consent not to be unreasonably withheld) or a merger, sale or acquisition in which it is not the surviving entity). Any purported assignment in violation of this Section 14.5 shall be null and void. Nothing in this Section 14.5 shall limit or cancel the conditions for Felicitex’s Internal Development or External Development as outlined in Section 5.4.

Exhibit D

14.6       Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s), Sublicensees and Third Party Partners.

14.7       Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Selvita or Felicitex, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time Selvita and Felicitex shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.8       Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by, facsimile transmission (receipt verified), or international overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Selvita,

addressed to:	Chief Executive Officer, Selvita S.A., Park Life Science,
ul. Bobrzynskiego 14, 30-348 Krakow, Poland

with a copy to:	Chief Operating Officer, Selvita S.A., Park Life Science,
ul. Bobrzynskiego 14, 30-348 Krakow, Poland

If to Felicitex,

addressed to:	Chief Executive Officer, Felicitex,
One Kendall Square Building 200, B2002,
Cambridge, Massachusetts 02139
United States of America

Exhibit D

with copies to:	Rubin and Rudman LLP
Attn: Peter B. Finn, Esq.
50 Rowes Wharf
Boston, MA 02110

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the day on which such notice or request was given, or if such day is not a Business Day, the first Business Day thereafter. If sent by overnight express courier service, the date of delivery shall be deemed to be the second Business Day after such notice or request was deposited with such service.

14.9       Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of certain commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

14.10       Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Law or otherwise available except as expressly set forth herein.

14.11       Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), all other provisions hereof shall remain in full force and effect in such jurisdiction except for such Severed Clause, and such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. The Parties shall consult and use good faith efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

14.12       Entire Agreement. This Agreement together with the Exhibits hereto and thereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

Exhibit D

14.13       Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

14.14       Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or) and (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. Any reference in this Agreement to “royalty” or “royalties” (whether used in capitalized letters or not) shall include royalties and other recurring or deferred payments payable by a Party to the other Party for compensation or consideration of rights granted hereunder.

14.15       Books and Records. Any financial books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with GAAP, consistently applied, except that the same need not be audited.

14.16       Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

14.17       Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors, permitted assigns and, with respect to indemnification under Article 12, the indemnitees identified thereunder, and they shall not be construed as conferring any rights on any other Persons.

Exhibit D

14.18       Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

14.19       Counterparts and Language. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures. Further, the Parties agree that all conceptive, communications, agreements (including this Agreement) shall be in English and the English language shall control for all purposes.

Signature Page Follows

Exhibit D

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Selvita S.A.

By:
Name:
Title:
Date:

By:
Name:
Title:
Date:

Felicitex Inc.

By:
Maria Vilenchik, Ph.D., CEO
Hereunto Duly Authorized
Title:
Date:

Exhibit D

EXHIBIT A

Joint Collaboration IP

1.	Joint Collaboration Know-How

[List of Know-How]

2.	Joint Collaboration Patents

Patent Number	Filing Date	Priority	Nationalities	Status

Exhibit D

EXHIBIT B

Optioned Compounds

[List]

Exhibit D

EXHIBIT C

Selvita Collaboration IP

1.	Selvita Collaboration Know-How

[List of Know-How]

2.	Selvita Collaboration Patents

Patent Number	Filing Date	Priority	Nationalities	Status

Exhibit D

EXHIBIT D

Procedure for Calculating Structural Similarity

Two compounds will be considered as derivatives of each other if their Stated Similarity Coefficient will be >=0.85.

For avoidance of doubt, Stated Similarity Coefficient will be calculated on neutral compounds except in the case of “onium” compounds, formed by substituents other than hydrogen (example: benzalkonium chloride).

The algorithm to calculate the Stated Similarity Coefficients is presented below:

Proposed is to define structural similarity basing on the MACCS fingerprint definition used in a public domain chemoinformatics toolkit “Open Babel” (O’Boyle et al., 2011). Open Babel is an Open Source chemistry toolbox, broadly accepted and used in chemoinformatics. The examples presented were generated using the Open Babel version 2.3.2 (from 17-02-2013), downloaded from their website: http://sourceforge.net/projects/openbabel/

MACCS key fingerprint definition contains a list of SMART queries, and is accessible as a text file on the openbabel installation directory. On Linux it is:

/usr/local/share/openbabel/2.3.2/MACCS.txt.

The procedure for the structural similarity is as follow:

1.	Generate an SDF formatted file with the query compound

2.	Generate an SDF formatted file with the compounds from the compared library

3.	Run the openbabel fingerprint similarity procedure, with Tanimoto similarity coefficient, using the command:

obabel query.sdf library.sdf –ofpt -xfMACCS

where: query.sdf and library.sdf are the files created in points 1 and 2.

4.	Analyze the output of the program (see example below).

Example: Calculating of similarity of Gefitinib (Iressa) to 20 selected, approved small molecule kinase inhibitors (taken from Figure 1 from the KLIFS article (van Linden, Kooistra, Leurs, de Esch, & de Graaf, 2013)

obabel gefitinib.sdf selected_kinase_drugs.sdf –ofpt –xfMACCS

>gefitinib

>gefitinib     Tanimoto from gefitinib = 1

Possible superstructure of gefitinib

>erlotinib     Tanimoto from gefitinib = 0.6875

>vandetanib     Tanimoto from gefitinib = 0.857143

>bosutinib     Tanimoto from gefitinib = 0.830769

>lapatinib     Tanimoto from gefitinib = 0.666667

>imatinib     Tanimoto from gefitinib = 0.513889

>nilotinib     Tanimoto from gefitinib = 0.402778

>sorafenib     Tanimoto from gefitinib = 0.514286

Exhibit D

>regorafenib     Tanimoto from gefitinib = 0.514286

>ponatinib     Tanimoto from gefitinib = 0.573333

>ruxolitinib     Tanimoto from gefitinib = 0.409091

>tofacitinib     Tanimoto from gefitinib = 0.577465

>vemurafenib     Tanimoto from gefitinib = 0.45977

>dasatinib     Tanimoto from gefitinib = 0.602564

>sunitinib     Tanimoto from gefitinib = 0.5

>crizotinib     Tanimoto from gefitinib = 0.671429

>pazopanib     Tanimoto from gefitinib = 0.348315

>axitinib     Tanimoto from gefitinib = 0.293333

>dabrafenib     Tanimoto from gefitinib = 0.301075

>trametinib     Tanimoto from gefitinib = 0.567568

Definitions:

“Chemical fingerprint” means a string of binary values (0 or 1) used to characterize a molecule. In the presented definition, MACCS structural fingerprint was proposed to describe the compared compound. The MACCS definition of structural keys is frequently used in chemoinformatics, because it allows assigning unambiguously a binary string to the given structure. In the case of other, hashed fingerprints, the particular binary representation may depend on the algorithm used; therefore, the particular result of comparison may depend on the software used.

In the presented examples, MACCS fingerprints are calculated using a publicly accessible program Open Babel. MACCS fingerprint is created using structural key descriptors in which each bit is associated with a SMARTS pattern.

A structural key is a fixed-length bitstring in which each bit is associated with a specific molecular pattern. When a structural key is generated for a molecule, the bitstring encodes whether or not these specific molecular patterns are present or absent in the molecule. The performance of such keys depends on the choice of the fragments used for constructing the keys and the probability of their presence in the searched molecule databases.

“SMARTS” means a language that allows specifying substructures by providing a number of primitive symbols describing atomic and bond properties. Atom and bond primitive specifications may be combined to form expressions by using logical operators. For more information go to: http://www.daylight.com/dayhtml/doc/theory/theory.smarts.html.

“Tanimoto similarity coefficient” means the most commonly used similarity coefficient in chemical informatics. It is often applied to comparison of binary strings, and may be calculated using the equation:

where:

a – the number of “on” features (bits) in structure A)

b – the number of “on” features (bits) in structure B

c – the number of “on” features (bits) common to both fingerprints A and B

The range of Tanimoto coefficient is from 0 to 1, with larger values for more similar compounds.

Exhibit D

Brown and Martin (Brown & Martin, 1997) found that 2D descriptors (in combination with hierarchical clustering) are best at separating actives from inactives, given a particular target. Structural keys, hashed fingerprints and different 3D descriptors were compared and authors concluded that the MACCS structural key descriptor implicitly contains a great deal of information relevant to each type of interaction.

Figure. “Molecular Design: Concepts and Applications” by Gilbert Schneider, Karl-Heinz Baringhaus.

“Stated Tanimoto similarity coefficient”– means Tanimoto coefficient, ca culated using MACCS fingerprint representation, is more than 0.85.

References:

Brown, R. D., & Martin, Y. C. (1997). The Information Content of 2D and 3D Structural Descriptors Relevant to Ligand-Receptor Binding. Journal of Chemical Information and Modeling, 37(1), 1–9. doi:10.1021/ci960373c

O’Boyle, N. M., Banck, M., James, C. A., Morley, C., Vandermeersch, T., & Hutchison, G. R. (2011). Open Babel: An open chemical toolbox. Journal of cheminformatics, 3(1), 33. doi:10.1186/1758-2946-3-33

Van Linden, O. P. J., Kooistra, A. J., Leurs, R., de Esch, I. J. P., & de Graaf, C. (2013). KLIFS: A knowledge-based structural database to navigate kinase-ligand interaction space. Journal of medicinal chemistry. doi:10.1021/jm400378w

●	Exemplary analysis of Regorafenib similar molecules based on Tanimoto similarity coefficient (obtained with MACCS fingerprint).

Exhibit D

Exemplary Tanimoto similarity coefficient matrix (obtained with MACCS fingerprint) - molecular structures of twenty approved small molecule kinase inhibitors (according to Fig.1 from O.P.J. van Linden, et al. (2013) J. Med. Chem. DOI: 10.1021/jm400378w ). Structures of Erlotinib and Vandetanib were switched in the original.

Exhibit D

For convenience – molecular structures from the paper are shown below.

Exhibit D

EXHIBIT E

Target

DYRK1A kinase

DYRK1B kinase

Exhibit D

EXHIBIT F

Implementation Statement

Felicitex Inc.

[            ]

Selvita SA [ ]

On the basis of Section 5.3 of the Exclusive License Agreement signed between Felicitex Inc. and Selvita SA on [●] we hereby certify that as of the present date we have implemented the results of the research which constitute subject matter of this agreement in the business of Felicitex I nc. through:

1.	Commencing further research on the compounds [●] described in patent application no. [●] by carrying following studies and research activities:

2.	Other activities: ____________________

Exhibit D

EXHIBIT G

Calculation Scheme for the Diluted Value Share

Depending on the stage of Development at which Felicitex undertakes External Development, Selvita’s Initial Value Share, Decreased Value Share or Adjusted Value Share, whichever is applicable, shall be diluted pursuant to the following table:

Project progress upon External Development	Felicitex share after dilution of Selvita’s applicable value shares	Selvita’s dilution factor (Vd)
IND-ready candidate	[**]	[**]
Drug after successful Phase I	[**]	[**]
Drug after successful Phase II	[**]	[**]
Drug after successful Phase III	[**]	[**]
Approved drug	[**]	[**]

Therefore, the Diluted Value Share shall be determined pursuant to the following table:

Project progress upon External Development	Diluted Value Share (Vf)
IND-ready candidate	Initial Value Share, Decreased Value Share or Adjusted Value Share (whichever is applicable) (Va)
Drug after successful Phase I	Va[**]
Drug after successful Phase II	Va[**]
Drug after successful Phase III	Va[**]
Approved drug	Va[**]

Accordingly, the participation payments on Participation Income payable by Felicitex to Selvita shall be calculated on basis of the calculation formula below (which takes into account the dilution pursuant to the table above):

Participation Payment = Vf*(Participation Income), where Vf=Va*(Vd[**]%).

EXHIBIT H

Exemplary Calculation of Participation Payments

For the avoidance of doubt, the following table provides an exemplary calculation of payments due to Selvita in a possible External Development scenario of Felicitex:

Possible deals by Felicitex with a pharma partner

Project Progress upon External Development	Up-front payment from the pharma partner	Felicitex’s share in the up- front	Selvita share in the up- front	Bio-dollar values from the pharma partner	Felicitex’s share in the bio- dollar value	Selvita share in the bio- dollar value	Royalties from the pharma partner	Felicitex royalties after payout to Selvita	Selvita royalties from net- sales worldwide	= Selvita share in
Participation
Income received
from the pharma
partner ( equal to
Value Share)
(not in addition
to previous
column) – this is
not a royalty rate
but a share in
Participation
Income received
from the pharma
partner
IND-ready candidate Drug after successful Phase I Drug after successful Phase II Drug after successful Phase III Approved drug	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

EXHIBIT I

Press Release

[Draft to be included in final version]

EXHIBIT E

APPROVED SELVITA ENGAGED PERSONS

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

EXHIBIT F

Guidelines for Finalization of Exclusive License Agreement (F1 and F2)

EXHIBIT F1

Guidelines for Finalization of Exclusive License Agreement

Everywhere in the document the value V with any sub-abbreviations refers to the percent value of Selvita share

A1. Initial Value Share

The specific percentage to be included in Section 7.1.1 of the final version of the Exclusive License Agreement as the “Initial Value Share” for the given Option Compounds to which such Exclusive License Agreement applies shall be calculated as follows.

The calculation is based on the Parties understanding that (a) Selvita and Felicitex will have undertaken different contributions to the Research and Development of such Optioned Compounds depending on the duration of the Research Collaboration and that (b) Felicitex may undertake Development and Commercialization not only with regard to the Optioned Compounds most advanced at the end of the Research Collaboration, but that Felicitex may proceed with the Development and Commercialization of any other back-up Optioned Compound for which a Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of such given Optioned Compound may be filed several months after the end of the Research Collaboration.

1.  Calculation Formula 1 – applicable in case that the Research Collaboration is terminated during or until the end of the Collaboration Period I:

●	Basic assumption: Selvita’s Initial Value Share is [**] at the end of the Collaboration Period I, 15 months total

●	Calculation: In the case that the Research Collaboration is terminated before the end of Collaboration Period I (before 15 months), the following formula applies to calculating the Initial Value Share:

V 1 = [**]%*(X/15), where X is a number of active collaboration months or the fraction of thereof during the Collaboration Period I, X<15

2. Calculation Formula 2 – applicable in case that the Research Collaboration is terminated after the Collaboration Period I and during or until the end of the Collaboration Period II:

●	Basic assumption: Selvita’s Initial Value Share is [**]% after Collaboration Period I and at the end of Collaboration Period II, 27 months total

●	Calculation: In the case that the Research Collaboration is terminated after Collaboration Period I, but before the end of Collaboration Period II (anywhere between 15 months and 27 months), the following formula applies to calculating the Initial Value Share:

V2 = [**]% - [([**]%)*((X-15)/12)], where X is a number of active collaboration months or the fraction of thereof in both Collaboration Period I and Collaboration Period II and 15<X<27.

The Initial Value Share (V) is defined by either V1 or V2 depending on the length of the Research Collaboration. Specific milestone payment amounts and royalty rates resulting from this will be included in the final version of the Exclusive License Agreement (see below B) and C)).

A2. Step-Down and Decreased Value Share

As stated above, Felicitex may proceed with the Development and Commercialization of certain back-up Optioned Compounds for which a Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of such back-up Optioned Compound may be filed several months after the end of the Research Collaboration. Only with view to such back-up Optioned Compounds and related Products and only in case that the first Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of such back- up Optioned Compounds or related Products is filed after 31 January 2019, Selvita’s Initial Value Share shall be decreased as follows:

●	Basic assumption 1: If the first Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of such back-up Optioned Compound or related Product is filed before or on 31 December 2016, Selvita’s Initial Value Share (as determined pursuant to A1. above) shall remain untouched and in such case, no Step-Down shall be applicable.

●	Basic assumption 2: If the first Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of such back-up Optioned Compound or related Product is filed after 31 December 2016, but before or on 31 January 2019, Selvita’s Decreased Value Share (DV) shall be [**]% (independent of the Initial Value Share determined pursuant to A1. above).

●	Calculation Formula 3: If the first Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of such back-up Optioned Compound or related Product is filed after 31 January 2019, the following formula applies to calculating Selvita’s Decreased Value Share:

Decreased Value Share (DV) = [**]%)*(X-52)/24, where X is the number of months elapsed from 1 October 2014 until the month when the relevant application for the first Patent on such back-up Optioned Compound or related Product is filed and 52<X<75

For the avoidance of doubt: If the application for the first Patent on such back-up Optioned Compound or related Product is filed after 31 January 2021, the Decreased Value Share (DV) is zero percent (0%).

B.	Milestone Table

The milestone payment amounts to be included in the milestone table in Section 7.2.1(a) and Section 7.2.2(a) of the final version of the Exclusive License Agreement for the given Option Compounds to which such Exclusive License Agreement applies shall be calculated on basis of the following milestone table. The calculation of the actual milestone payments shall be undertaken by the calculation formula below (the basic milestone payment amounts below shall be multiplied by the actual Initial Value Share (as determined pursuant to A. above) and divided by [**]%). In detail:

1.	Basic Milestone Table

Milestone Event	Milestone Payments for Selvita
	First Indication	Second Indication
Clinical Phase
Initiation of first Phase 2 Clinical Trial	[**]	[**]
Initiation of first Phase 3 Clinical Trial	[**]	[**]
Total	[**]	[**]
Approval
Regulatory Approval in the United States	[**]	[**]
Regulatory Approval in the European Union	[**]	[**]
Regulatory Approval in Japan	[**]	[**]
Regulatory Approval in the BRIC (at least 2 out of 4)	[**]	[**]
Total	[**]	[**]
1st time annual net sales > US$500M	[**]	[**]
1st time annual net sales > US$1B	[**]	[**]
Total	[**]	[**]
Total deal value	[**]	[**]

2.	Calculation Formula:

The table with actual milestones to be inserted in the final version of the Exclusive License Agreement will be recalculated according to the formula

M 1= Basic Milestones * V/[**]%, where V is either the Initial Value Share (V1 or V2, determined pursuant to A1. above) or, if applicable, the Decreased Value Share (DV, determined pursuant to A2. above) and where Basic Milestones are taken from the Basic Milestone Table above.

Drafting Guideline:

If a Decreased Value Share can be identified by the Parties prior to finalization of an Exclusive License Agreement (because the first Patent for the relevant Optioned Compound(s) has been already filed at that future point in time and there are no further (current or future) Optioned Compounds for which further Patent filings would be possible under such Exclusive License Agreement), the Parties shall calculate the actual milestones for the tables in Section 7.2.1(a) and Section 7.2.2(a) of the final version of the Exclusive License Agreement on basis of any applicable value share and in such case, Section 7.2.1(c)(i) and Section 7.2.2(c)(i) shall be deleted in the final version of the Exclusive License Agreement.

If the Parties cannot identify a Decreased Value Share for all (current or future) Optioned Compounds governed by an Exclusive License Agreement, the Parties shall calculate the actual royalty rates for the table in Section 7.2.1(a) and Section 7.2.2(a) of the final version of the Exclusive License Agreement on basis of the Initial Value Share and in such case, Section 7.2.1(c)(i) and Section 7.2.2(c)(i) shall remain untouched.

In any case, the Step-Down Formula for calculation of a Decreased Value Share shall be applied only once for a given Optioned Compound and the Parties agree and acknowledge that there shall be no double application of the Step-Down Formula.

C.	Royalty Rates

The royalty rates to be included in the royalties table in Section 7.2.3(a) of the final version of the Exclusive License Agreement for the given Option Compounds to which such Exclusive License Agreement applies shall be calculated on basis of the following royalties table. The calculation of the actual royalty rate shall be undertaken by the calculation formula below (the basic royalty rate below shall be multiplied by the actual Initial Value Share (as determined pursuant to A. above) and divided by 8.5%). In detail:

1.	Basic Royalties Table

Thresholds of Net Sales	Basic Royalty Rate
annual sales < US $	[**]
annual sales < US $	[**]
annual sales > US $	[**]

2.	Calculation Formula:

The table with actual royalty rates to be inserted in the final version of the Exclusive License Agreement will be recalculated according to the formula

R1 = Basic royalty rate * V / [**]%, where V is either the Initial Value Share (V1 or V2, determined pursuant to A1. above) or, if applicable, the Decreased Value Share (DV, determined pursuant to A2. above) and where Basic Royalty Rate is taken from the Basic Royalties Table above.

Drafting Guideline:

If a Decreased Value Share can be identified by the Parties prior to finalization of an Exclusive License Agreement (because the first Patent for the relevant Optioned Compound(s) has been already filed at that future point in time and there are no further (current or future) Optioned Compounds for which further Patent filings would be possible under such Exclusive License Agreement), the Parties shall calculate the actual royalty rates for the table in Section 7.2.3(a) of the final version of the Exclusive License Agreement on basis of any applicable value share and in such case, Section 7.2.3(c)(i) shall be deleted in the final version of the Exclusive License Agreement.

If the Parties cannot identify a Decreased Value Share for all (current or future) Optioned Compounds governed by an Exclusive License Agreement, the Parties shall calculate the actual royalty rates for the table in Section 7.2.3(a) of the final version of the Exclusive License Agreement on basis of the Initial Value Share and in such case, Section 7.2.3(c)(i) shall remain untouched.

In any case, the Step-Down Formula for calculation of a Decreased Value Share shall be applied only once for a given Optioned Compound and the Parties agree and acknowledge that there shall be no double application of the Step-Down Formula.

D.	Minimum Royalties

The minimum royalty rates to be included in the basic minimum royalties table in Section 7.3.2(e) of the final version of the Exclusive License Agreement for the given Option Compounds to which such Exclusive License Agreement applies shall be calculated on basis of the following royalties table. The calculation of the actually applicable minimum royalty rate shall be undertaken by the calculation formula below. In detail:

1.	Basic Minimum Royalties Table

Aggregate Calendar Year Net Sales of Products in the Territory	Basic Minimum Royalty Rate
annual sales < US	[**]
annual sales < US	[**]
annual sales > US	[**]

The table with actual minimum royalty rates to be inserted in the final version of the Exclusive License Agreement will be recalculated according to the formula D.2 below.

2.	Calculation Formula

Actual Minimum Royalty Rate = Basic Royalty rate from basic minimum royalties table*Vmin [**]%, where Vmin (Minimum Value Share) is calculated as follows:

Minimum Value Share (Vmin) = V - [V [**]*(Y-2)/2)], where Y is the direct evidenced CRO cost for IND-enabling studies in Million U.S. Dollars (US$M) and V is either the Initial Value Share (V1 or V2, determined pursuant to A1. above) or the Decreased Value Share (DV, determined pursuant to A2. above).

E.	Calculation Scheme

The draft Exclusive License Agreement attached to this Agreement as Exhibit D contains further provisions on an “Adjusted Value Share” (see Section 7.1.3 of the Exclusive License Agreement), on a “Diluted Value Share” (see Section 7.3.1 of the Exclusive License Agreement) and on a “Minimum Royalty Rate” (see Section 7.3.2(e) of the Exclusive License Agreement). The Parties agree and acknowledge that these provisions are directed to future developments the result of which cannot be assessed and determined upon finalization of the Exclusive License Agreement. Therefore, the draft Exclusive License Agreement contains additional calculation formulas in the relevant Sections and in Exhibit G of the Exclusive License Agreement.

For the sake of clarity the Parties confirm that the calculation formulas in the relevant Sections and in Exhibit G of the Exclusive License Agreement are drafted on basis of and shall reflect the Parties common business understanding as outlined in the following Calculation Scheme. The Parties acknowledge that the provisions of the Exclusive License Agreement in connection with parts A to D of this Exhibit F shall be self-explaining and that the Exclusive License Agreement can be finalized without further evaluation and consideration of this part E of Exhibit F. This part E of Exhibit F shall serve only as an outline of the commercial background considerations of the Parties. In case of conflicting terms between the Calculation Scheme below and the provisions of the Exclusive License Agreement, the Exclusive License Agreement shall prevail, unless otherwise mutually agreed by both Parties:

***************

Exclusive License Agreement (ELA)

1.	Value Share Adjustment (if the cost of pre-clinical development other than $2 M )

Selvita Value Share can be modified by up to [**]% of its initial value ( ie. it can be [**] its initial value) if the cost of pre-clinical development (IND enabling studies, as reflected by invoices from CROs) goes up to or above US$[**]

In that case, the following formula applies to calculating the value share:

ELA Formula 1 : Value Share Adjustment, Va

Selvita adjusted value share % , Va = V - [ V*[**] ( Y- 2 ) / 2 ) ]

where Y is the direct CRO cost for IND- enabling studies, in $M;

V is the actual value share defined by Calculation Formula A.1 equal to V1 or Calculation Formula A.2 equal to V2 whichever is applicable according to the duration of the collaboration period

2.	Adjusted milestones, M 2, due for non-partnering scenario

Table of actual milestones (M1) will be calculated upon the execution of ELA, where the value of M 1 is defined by Calculation Formula B.2

Adjusted milestones, M2 = M 1* Va/ V ,

3.	Adjusted royalties, R2, due for non-partnering scenario

Table of actual royalties (R1) will be calculated upon the execut ion of ELA, where the value of R1 is defined by Calculation Formula C.2

Adjusted royalties, R2= R1* Va/ V

4.	Value Share Dilution for partnering scenario ONLY (based on the stage at which Felicitex partners the program): should be included for calculation of the dilutions for milestones and elsewhere when value share is included in the calculations

ELA Table 4: Value Share Dilution, Vd, Table (based on the stage at which Felicitex partners the program) assuming that collaboration value share at IND ready stage is  [**]% or defined otherwise according A1, A2 and D.1

Project progress	Felicitex share after dilution of Selvita’s shares	Selvita value share after dilution, Vd
IND-ready candidate	[**]	[**]
Drug after successful Phase I	[**]	[**]
Drug after successful Phase II	[**]	[**]
Drug after successful Phase III	[**]	[**]
Approved drug	[**]	[**]

5.	Actual royalties due to Selvita from Felicitex royalties, non-partnering scenario

Please note that the following numbers will not be further diluted (dilution happens only upon partnering).

ELA Table 5.1 : Selvita royalties, R1, if Felicitex does not partner, then the royalties are defined as follows:

Aggregate Calendar Year Net Sales of Products in the Territory	Basic Minimum Royalty Rate
annual sales <	[**]
annual sales <	[**]
annual sales >	[**]

ELA Formula 5.1 :

Adjusted royalties R2= R1 (ELA Table 5.1)* Va/[**]

Adjusted value share divided by [**]% [defined by ELA Formula 1]

The same calculation is applied to minimum royalties due to Selvita from market sales if royalties received from Felicitex are smaller

ELA Table 5.2: Minimum royalties due to Selvita from market sales if royalties received from Felicitex according to ELA Formula 5 are smaller.

Aggregate Calendar Year Net Sales of Products in the Territory	Basic Minimum Royalty Rate
annual sales <	[**]
annual sales <	[**]
annual sales >	[**]

ELA Formula 5.2 :

Adjusted royalties = minimum royalties (ELA Table 5.2)* Va/ [**]%

adjusted value share divided by [**]% [defined by ELA Formula 1]

6. Milestones due to Selvita from Felicitex, partnering scenario: according to the value share, Vf at the moment of the partnering event as demonstrated in ELA Table 7 below.

7. Adjusted royalties, R3, due to Selvita from Felicitex royalties, partnering scenario, depending at the development stage when partnering happens

ELA Formula 7 :

R3 = Vf* (Royalties received by Felicitex)

Where Vf= Va* (Vd/ [**])

the value shares Vf after adjustment Va ( ELA Formula 1) and dilution Vd

(defined in the ELA Table 4) multiplied by Felicitex royalties received from the partner

Minimum royalties are applied as defined in ELA Formula 5.2

ELA Table 7, Determination of the Value share dilution Vf

Partnering Stage	Vf
IND-ready candidate	Va[**]
Drug after successful Phase I	Va*[**]
Drug after successful Phase II	Va*[**]
Drug after successful Phase III	Va*[**]
Approved drug	Va*[**]

***************

EXHIBIT F2

Guidelines for Finalization of Exclusive License Agreement

This Exhibit F2 should be used only if all the following conditions are fulfilled at the moment of the execution of Exclusive License Agreement

●	Collaboration has lasted 27 months in total (Collaboration Period I and Collaboration Period II)

●	The first Patent with a Valid Claim Covering the Development, Manufacture or Commercialization of Optioned Compounds to which such Exclusive License Agreement relates has been filed before or on 1 January 2019

●	Predicted or actual pre-clinical development costs as evidenced by direct CRO actual cost, binding proposals or contracts for IND-enabling studies have amounted or will amount to more than US$ [**]

Everywhere in the document the value V with any sub-abbreviations refers to the percent value of Selvita share

The specific percentage to be included in Section 7.1.1 of the final version of the Exclusive License Agreement as the “Initial Value Share” for the given Option Compounds to which such Exclusive License Agreement applies shall be [**] %.

A.	Milestone Table due to Selvita from Felicitex in non-partnering scenario

The milestone payment amounts to be included in the milestone table in Section 7.2.1(a) and Section 7.2.2(a) of the final version of the Exclusive License Agreement for the given Option Compounds to which such Exclusive License Agreement applies shall be included on basis of the following milestone table.

1.	Basic Milestone Table

Milestone Payments for Selvita
Milestone Event	First Indication	Second Indication
Clinical Phase
Initiation of first Phase 2 Clinical Trial	[**]	[**]
Initiation of first Phase 3 Clinical Trial	[**]	[**]
Total	[**]	[**]
Approval
Regulatory Approval in the United States	[**]	[**]
Regulatory Approval in the European Union	[**]	[**]
Regulatory Approval in Japan	[**]	[**]
Regulatory Approval in the BRIC (at least 2 out of 4)	[**]	[**]
Total	[**]	[**]
1st time annual net sales > US$500M	[**]	[**]
1st time annual net sales > US$1B	[**]	[**]
Total	[**]	[**]
Total deal value	[**]	[**]

B.	Royalty Rates due to Selvita from Felicitex in non-partnering scenario

The royalty rates to be included in the royalties table in Section 7.2.3(a) of the final version of the Exclusive License Agreement for the given Option Compounds to which such Exclusive License Agreement applies shall be included on basis of the following royalties table.

1.	Basic Royalties Table

Thresholds of Net Sales	Basic Royalty Rate
annual sales < US $500 M	[**]
annual sales < US $1000 M	[**]
annual sales > US$ 1000 M	[**]

C.	Minimum Royalties

The minimum royalty rates to be included in the basic minimum royalties table in Section 7.3.2(e) of the final version of the Exclusive License Agreement for the given Option Compounds to which such Exclusive License Agreement applies shall be included on basis of the following royalties table.

1.	Basic Minimum Royalties Table

Aggregate Calendar Year Net Sales of Products in the Territory	Basic Minimum Royalty Rate
annual sales < US $	[**]
annual sales < US $	[**]
annual sales > US $	[**]

D.	Milestones and royalties due to Selvita from Felicitex in partnering scenario

According to the value share at the moment of the partnering event and subject to dilution according to the Table below:

Project progress	Felicitex share after dilution of Selvita’s shares	Selvita value share after dilution, Vd
IND-ready candidate	[**]	[**]
Drug after successful Phase I	[**]	[**]
Drug after successful Phase II	[**]	[**]
Drug after successful Phase III	[**]	[**]
Approved drug	[**]	[**]

Dilution is applied accordingly depending on which stage of the project the partnering event occurs.

E.	Calculation Scheme

The draft Exclusive License Agreement attached to this Agreement as Exhibit D contains further provisions on an “Adjusted Value Share” (see Section 7.1.3 of the Exclusive License Agreement), on a “Diluted Value Share” (see Section 7.3.1 of the Exclusive License Agreement) and on a “Minimum Royalty Rate” (see Section 7.3.2(e) of the Exclusive License Agreement). The Parties agree and acknowledge that these provisions are directed to future developments the result of which cannot be assessed and determined upon finalization of the Exclusive License Agreement. Therefore, the draft Exclusive License Agreement contains additional calculation formulas in the relevant Sections and in Exhibit G of the Exclusive License Agreement.

For the sake of clarity the Parties confirm that the calculation formulas in the relevant Sections and in Exhibit G of the Exclusive License Agreement and in Exhibit F1 of this Agreement are drafted on basis of and shall reflect the Parties common business understanding as outlined in the Calculation Scheme contained in Exhibit F1, Part E. The Parties acknowledge that the provisions of the Exclusive License Agreement in connection with parts A to D of this Exhibit F1 and Exhibit F2 shall be self-explaining and that the Exclusive License Agreement can be finalized without further evaluation and consideration of Part E of Exhibit F1. Part E of Exhibit F1 shall serve only as an outline of the commercial background considerations of the Parties. In case of conflicting terms between these Exhibits F1 or F2, on the one hand, and the provisions of the Exclusive License Agreement, on the other hand, the Exclusive License Agreement shall prevail, unless otherwise mutually agreed by both Parties.

F.	Other provisions

Adjusted Value Share, Adjusted Milestones, Adjusted Royalties, Value Share Dilution, Actual Royalties, Milestones due to Selvita from partnering and Royalties due to Selvita from partnering will be calculated if applicable as presented in Exhibit F1.

EXHIBIT G

PRESS RELEASE

Felicitex Therapeutics and Selvita initiate strategic collaboration to target cancer quiescence

Cambridge , MA and Krakow, Poland, [         ] November 2014 - Felicitex Therapeutics, a leader in the diagnostics and development of therapeutics for quiescent cancers, and Selvita (PL: SLV), the largest drug discovery company in Central and Eastern Europe, announced today that they have entered into a strategic collaboration to develop breakthrough personalized cancer therapeutics for some of the deadliest and most resistant cancers, such as pancreatic, colon, ovarian, lung and hematopoietic tumors.

During the first phase of the collaboration the companies seek to discover and develop selective inhibitors of the cancer quiescence target kinase family, in order to generte multiple novel drug candidates against the quiescent cancer cells. The ultimate aim of the joint project is to deliver clinical candidates for unmet oncology indications. The companies plan joint projects on other targets related to cancer quiescence in the future.

It is currently well accepted in the scientific community that populations of malignant cells are highly heterogeneous and whereas some of the cancer cells divide rapidly, some of the cancer cells are quiescent. All currently available cancer chemotherapies target proliferating cancer cells. Quiescent cancer cells are invulnerable to these treatments because quiescent cells are not dividing. Moreover, when cancer cells are under stress, such as from chemotherapy, anti-angiogenesis therapy, or radiation, cancer cells often go to “sleep”, or use quiescent state s a niche to hide. After the completion of treatment, these cells begin growing again and cause cancer recurrence.

Felicitex Therapeutics’ technology targets quiescent, non-responsive cancer cells with two therapeutically beneficial outcomes – firstly making cancer cells vulnerable to conventional treatments, and secondly preventing cancer cells from hiding in the quiescent state for indeterminate period of time and thereby delaying or eliminating cancer recurrence.

“Cancer cell quiescence is a major and as yet unaddressed mechanism of cancer resistance – says Maria Vilenchik, PhD, Founder, Chief Executive Officer and Scientific Director of Felicitex Therapeutics. At Felicitex we strive to develop treatments for some of the deadliest and most resistant to therapy cancers, among which pancreatic cancer is particularly vicious. Our collaboration with Selvita creates the opportunity to identify novel therapeutic solutions and bring hope to cancer patients”.

Selvita is highly experienced in the area drug discovery and particularly in development of kinase inhibitors. Over the last five years, Selvita has built a premium scientific team with one of the world’s most robust kinase inhibitor discovery platforms.

“We want to partner with best scientific teams in the world in order to explore different approaches against neoplastic processes – says Pawel Przewiezlikowski, Chief Executive Officer of Selvita. The unique know-how of Felicitex in the area of cancer quiescence together with scientific expertise of Selvita team will highly increase our chances to develop new highly-differentiated therapeutics.”

The alliance of Felicitex Therapeutics and Selvita allows to combine Felicitex’s experience in targeting cancer quiescence with Selvita’s significant know how on cancer quiescence target kinases, leading to a potentially breakthrough cooperation and delivery of much needed effective antineoplastic medicines.

“The primary focus of our R&D efforts is development of personalized targeted therapies that address unmet medical needs in oncology” – says Krzysztof Brzozka, PhD, Chief Scientific Officer of Selvita. “The collaboration with Felicitex Therapeutics will be an important part of our strategy of diversified R&D approach and will even more broaden the current pipeline of anticancer projects that we are involved in.”

As part of the research collaboration Selvita will receive from Felicitex guaranteed research funding and a value share in joint projects which may in future be monetized through milestone payments from Felicitex or a portion of revenues from programs partnered by Felicitex. The first committed research period will be 15 months with an option for Felicitex to extend the collaboration for additional 12 months. Selvita will also receive royalties after the jointly discovered drugs have been approved.

Text to be added in the Polish press release and investor communications only:

The research funding from Felicitex to Selvita will be up to US $585,405 guaranteed until December 2015 and up to US $936,648 optional in 2016.

About Felicitex Therapeutics

Felicitex Therapeutics is a privately-owned drug discovery company at the forefront of one of the most promising areas in oncology – quiescent (sleeping) cancer cells. Felicitex develops treatments and diagnostic assays to improve the effectiveness and long-term outcomes of treatments for the deadliest and most resistant to therapy cancers: pancreatic, colorectal, non-small cell lung, and ovarian. The CEO of Felicitex Dr. Maria Vilenchik led Drug Discovery programs at Hoffman-La Roche, and Memorial Sloan Kettering Cancer Center and worked in business development at Keryx Biopharmaceuticals and Advanced Bio Design. Dr. Vilenchik authored 20 publications in peer reviewed journals and 8 patents. Felicitex Therapeutics was founded in 2012 and is based in Cambridge, Massachusetts.

For more information visit: http:/ / www.felicitex.com/

About Selvita

Selvita is a Polish biotechnology company engaged in the discovery and development of breakthrough medicines to treat oncology, CNS and autoimmune disorders, as well as provision of drug discovery services. It was established in 2007 and currently employs 220 people, including 70 PhDs. Selvita has currently several internal projects at early or late discovery stage and is expected to move its first candidates to the clinic in 2015. The most advanced programs at Selvita are SEL24, a pre-clinical PIM/ FLT3 kinase inhibitor, with multiple indications in hematopoietic tumors and SEL120, first-in-class small molecule inhibitor of cyclin dependent kinase CDK8. Other innovative projects currently in development include SEL201 – novel small molecule MNK1/ 2 inhibitors in oncology, cancer metabolism platform and inflammasome platform. Drug discovery clients of Selvita include more than fifty large and medium-sized pharmaceutical and biotechnology companies from USA and Europe. Selvita is listed on the New Connect market of the Warsaw Stock Exchange in Poland (SLV). Additional information about Selvita can be found on http:/ / www.selvita.com/

Media contact:

Selvita S.A.

Natalia Baranowska

+48 784 069 418

natalia.baranowska@selvita.com

Felicitex

Mar ia Vilenchik

+1 (919) 213-0025

mvilenchik@felicitex.com